As filed with the Securities and Exchange Commission on October 30, 2006
Reg. No. 333-137855

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 2 to
Form SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Save the World Air, Inc.
(Name of Small Business Issuer in its Charter)

Nevada	5013	52-2088326
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)
5125 Lankershim Boulevard
North Hollywood, California 91601
(818) 487-8000
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Eugene E. Eichler
Chief Executive Officer
5125 Lankershim Boulevard
North Hollywood, California 91601
(818) 487-8000
(Name, Address and Telephone Number of Agent For Service)

Copy to:
Lance Jon Kimmel, Esq.
SEC Law Firm
11693 San Vicente Boulevard, Suite 357
Los Angeles, California 90049
(310) 557-3059

     Approximate date of proposed sale to the public: From time to time after the date this registration statement becomes effective.
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Share(1)	Offering Price(1)	Fee(1)
Common Stock, par value $0.001	7,000,000(2)	$1.60	$11,200,000	$1,198.40
Total	7,000,000(2)	$1.60	$11,200,000	$1,198.40

(1)	The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the average of the high and the low prices of the common stock on October 3, 2006, as reported on the OTC Bulletin Board.

(2)	Represents a maximum of 7,000,000 shares which may be issued to Dutchess Private Equities Fund, L.P. in connection with an equity line of credit.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED OCTOBER 30, 2006
PROSPECTUS
SAVE THE WORLD AIR, INC.
7,000,000 Shares of Common Stock
          This prospectus relates to the reoffer and resale, from time to time, of up to 7,000,000 shares of our common stock. The prices at which the selling shareholder may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. For a list of selling security holders, please see “Selling Security Holders” on page 45 of this prospectus.
          We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.
          We will pay the expenses of registering the shares registered in this prospectus.
          Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol ZERO. On October 3, 2006, the last bid price of our common stock was $1.55 per share.
          The shares included in this prospectus may be reoffered and resold directly by the selling security holders in accordance with one or more of the methods described in the plan of distribution, which begins on page 5 of this prospectus. We will not control or determine the price at which a selling security holder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.
          Dutchess Private Equities Fund, L.P., or Dutchess, one of the selling security holders, is an underwriter within the meaning of the Securities Act of 1933, as amended.
          We have retained the services of Spencer Clarke LLC to be our placement agent in connection with the equity line of credit with Dutchess, and we will pay them a commission for each drawdowns we may make under the equity line of credit. Spencer Clarke LLC is a member of the National Association of Securities Dealers, or NASD.
          Investing in our common stock involves a high degree of risk. You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 5 of this prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is      , 2006.

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.
(i)

FORWARD-LOOKING STATEMENTS
          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 3.
          The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.
          We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.
(ii)

PROSPECTUS SUMMARY
          This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.
          Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to Save the World Air, Inc., a Nevada corporation, and, unless the context indicates otherwise, also includes our wholly-owned subsidiary, STWA Asia Pte. Ltd. a Singapore corporation.
The Company
          We are a development stage company that has not yet generated revenues. Historically, we devoted the bulk of our efforts to the completion of the design, the development of our production models and the promotion of our products in the marketplace worldwide. Our products, based on our “ZEFS”, “MK IV” and “CAT-MATE” technologies, are designed to reduce harmful emissions and/or improve fuel efficiency and overall performance on equipment and vehicles driven by internal combustion engines. We have taken actions to secure our intellectual property rights to the ZEFS, MK IV and CAT-MATE technologies.
          During 2005 and continuing in 2006, we began to focus on the initial marketing of our products. We entered into the first agreements for the distribution of our products in late 2005 and early 2006. Our first two U.S. distributorship agreements with Team Phantom of Alaska and Motorcycle Products Consulting, or MPC, of California, provides for the sale of products incorporating our ZEFS technologies in the North American original equipment manufacturer, or OEM, and after-market for motorcycles through the distributors to certain named prospective purchasers.
          In January 2006, we entered into our first international distributorship agreement, with Golden Allied Enterprises (Group) Co., Ltd., or GAE. The agreement provides that GAE will serve as our exclusive distributor for products incorporating our ZEFS or CAT-MATE technologies in the People’s Republic of China. The agreement with GAE was conditioned upon our ZEFS-based products achieving EURO2 standards in tests to be conducted in Shanghai. These tests were conducted and passed in April 2006.
          In July 2006, GAE placed its first order under the distributorship agreement, for 100,000 units, to be shipped in installments between now and July 2007. These products are in production and we anticipate that we will begin delivering products under the agreement to GAE commencing in October 2006, and will begin generating revenue in late 2006.
          In April 2006, we entered into a product development agreement with Kwong Kee (Qing Xin) Environmental Exhaust Systems Company, Ltd., or Kwong Kee, in China. Kwong Kee, a manufacturer of mufflers and catalytic converters, will collaborate with us on product development based on our CAT-MATE technology. As part of our strategic alliance, Kwong Kee will make available its research and development facilities, testing equipment and product design and development support team.
          In July 2006, we entered into an agreement with Quadrant Technology L.P., or Quadrant, pursuant to which Quadrant will provide product development services for our products. Under this agreement, Quadrant was also granted a right of first refusal to manufacture products incorporating our ZEFS or MKIV technologies.
          As part of our ongoing product development, we are in the process of launching two new product lines, ECO ChargR and MAG ChargR, which we differentiate based on their differing magnetic fluxes and their applications. ECO ChargR products will be more focused toward reduction in emissions and MAG ChargR products will be more focused toward performance and fuel economy. ECO ChargR products will tend to incorporate MK IV technology, but may incorporate ZEFS technologies, while MAG ChargR products will tend to incorporate ZEFS technologies, but may incorporate MK IV technology.
          The ECO ChargR product line incorporates our ZEFS or MK IV technologies, and is intended specifically for the reduction of exhaust emissions in vehicle and small utility motors. These products will be marketed primarily to OEMs as well as pilot and government-mandated emissions programs.
          The MAG ChargR product line incorporates our ZEFS or MK IV technologies, as well as other power enhancing features, to exploit the power and mileage improving attributes of our magnetic technologies. MAG ChargR will be marketed primarily to the consumer aftermarket for many vehicles, including but not limited to cars, trucks, motorcycles, scooters, all terrain vehicles (ATVs), snowmobiles, personal watercrafts and small utility motors.

Recent Financing Transaction
          In September 2006 we entered into what is sometimes termed an equity line of credit arrangement with Dutchess. Specifically, we entered into an investment agreement, pursuant to which Dutchess is committed to purchase up to $10,000,000 of our common stock over the 36-month term of the investment agreement. We are not obligated to request any portion of the $10,000,000.
          As of the date of this prospectus, we have not drawn down any portion of this commitment, leaving the entire $10,000,000 available under the equity line of credit, and for which we are registering hereunder 7,000,000 shares, or approximately 17.8% of our issued and outstanding stock before any such issuances. The actual number of shares that we may issue pursuant to the equity line of credit is not determinable as it is based on the market price of our common stock from time to time and the number of shares we desire to put to Dutchess.
          Under the line of credit we may, but are not obligated to, put shares of our stock to Dutchess from time to time over a 36-month period, at a purchase price calculated at 97% of the lowest best closing bid for our common stock for the five trading days following our put notice to Dutchess. Because the price of our common stock fluctuates and the number of shares of our common stock, if any, that we may issue, should we exercise our put rights under the equity line of credit, will vary, we do not know how many shares, if any, we will actually issue under the equity line of credit. For purposes of this prospectus, we have assumed that we will put $9,913,400, or all 7,000,000 shares, based on a closing price of our common stock on September 20, 2006 of $1.46 per share, less the 3% discount applicable to the price per share that Dutchess would pay under the terms of the line of credit. However, this may not in fact be the case. If we put more than the amount that would require us to issue the 7,000,000 shares being registered hereunder, we would be required to file a new registration statement with regard to the excess number of shares and have it declared effective by the Securities and Exchange Commission, or SEC, before we could make further puts under the equity line of credit.
          Under the terms of the equity line of credit, Dutchess may not own more than 4.99% of our issued and outstanding stock at any one time.
          If we draw down on the equity line of credit, more shares will be sold into the market by Dutchess. These additional shares could cause our stock price to drop. In turn, if the stock price drops and we make more drawdowns on the equity line of credit, more shares will come into the market, which could cause a further drop in the stock price. You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued pursuant to the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

DILUTION
          Our net tangible book value, based on our unaudited financial statements for the fiscal quarter ended June 30, 2006, was $(155,189), or, $(0.0039) per share of common stock.
          Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock, which was 39,317,619 shares outstanding as of September 20, 2006.
          Since this offering is being made solely by the selling securities holders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued to Dutchess under the Investment Agreement. The amount of dilution resulting from share issuances to Dutchess will be determined by our stock price at or near the time of the put of shares to Dutchess by us.
     The following example shows the dilution to new investors assuming the issuance of 100%, 50%, 25% and 10% of the 7,000,000 shares of common stock to Dutchess at an assumed offering price of $1.4162 per share, which is based on the closing price of our common stock on September 20, 2006 ($1.46 per share) that has been adjusted for the 3% discount at which we will issue shares under our agreement with Dutchess. The discount is defined as 97% of the lowest closing best bid price of our common stock during the five consecutive trading day period immediately following our notice to Dutchess of our election to exercise our put rights.
     Using the above assumptions, less $50,000 of offering expenses and 8% cash commission to our investment bankers, our pro forma net tangible book value as of June 30, 2006 would have been as follows:
Pro Forma Effects of Dilution from Dutchess Transaction

Assumed percentage of shares issued	100%	50%	25%	10%
Number of shares issued	7,000,000	3.500,000	1,750,000	700,000
Assumed public offering price per share	$1.4162	$1.4162	$1.4162	$1.4162
Net tangible book value per share before this offering	$(0.0039)	$(0.0039)	$(0.0039)	$(0.0039)
Net tangible book value after this offering	$8,915,139	$4,354,975	$2,074,893	$706,844
Net tangible book value per share after this offering	$0.192	$0.102	$0.051	$0.018
Dilution of net tangible book value per share to new investors	$(1.224)	$(1.314)	$(1.366)	$(1.399)
Increase in net tangible book value per share to existing shareholders	$0.196	$0.106	$0.054	$0.022

The Offering

Common stock offered by the selling security holders	7,000,000 shares

Common stock currently outstanding as of September 20, 2006	39,317,619 shares(1)

Common stock to be outstanding after the offering, assuming issuance of all of the shares covered by this prospectus	46,317,619 shares(1)

OTC Bulletin Board Trading Symbol	ZERO

Risk Factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 5.

(1)	Does not include 7,328,299 shares of common stock issuable upon the exercise of outstanding options (with exercise prices ranging from $0.10 per share to $2.255 per share) and 21,358,517 shares of common stock issuable upon the exercise of warrants (with exercise prices ranging from $0.40 to $2.70 per share).

RISK FACTORS
          Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below, the other information in this Prospectus, the documents incorporated by reference herein and the risk factors discussed in our other filings with the Securities and Exchange Commission, including our Annual Reported on Form 10-KSB for the year ended December 31, 2005, when evaluating our company and our business. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known by us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.
RISKS RELATED TO OUR BUSINESS
We have never generated any revenues, have a history of losses, and cannot assure you that we will ever become or remain profitable. As a result, you may lose your entire investment.
          We have not yet generated any revenue from operations and, accordingly, we have incurred net losses every year since our inception in 1998. For the fiscal years ended December 31, 2005 and 2004, we had net losses of $3,115,186 and $6,803,280, respectively, and for the six-month periods ended June 30, 2006 and 2005, we had net losses of $5,990,330 and $1,839,573, respectively. To date, we have dedicated most of our financial resources to research and development, general and administrative expenses and initial sales and marketing activities. We have funded all of our activities through sales of our securities. Although we expect to generate revenue beginning in 2006 from sales of products incorporating our ZEFS, MK IV and CAT-MATE technologies, we anticipate net losses and negative cash flow to continue for the foreseeable future until such time as our products are brought to market in sufficient amounts to offset operating losses. As planned, we have significantly expanded both our research and development efforts, and our sales and marketing efforts, during the past year. Consequently, we will need to generate significant additional revenue to fund our operations. This has put a proportionate corresponding demand on capital. Our ability to achieve profitability is dependent upon our continuing research and development, product development, and sales and marketing efforts, to deliver a viable product and the company’s ability to successfully bring it to market. Although our management is optimistic that we will succeed in marketing products incorporating our ZEFS, MK IV and CAT-MATE technologies, there can be no assurance that we will ever generate revenues or that any revenues that may be generated will be sufficient for us to become profitable or thereafter maintain profitability. If we cannot generate any revenues or become or remain profitable, we may have to cease our operations and liquidate our business and you may lose your entire investment.
Our independent auditors have expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.
          In their report dated March 22, 2006, our independent auditors stated that our financial statements for the year ended December 31, 2005 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of our recurring negative cash flows from operations and accumulated deficit. We had an accumulated deficit of approximately $20,246,074 and $26,236,404 as of December 31, 2005 and June 30, 2006, respectively. Our ability to continue as a going concern is subject to our ability to obtain significant additional capital to fund our operations and to generate revenue from sales, of which there is no assurance. The going concern qualification in the auditor’s report could materially limit our ability to raise additional capital. If we fail to raise sufficient capital, we may have to liquidate our business and you may lose your investment.
We will need additional capital to meet our operating needs, and we cannot be sure that additional financing will be available.
          As of June 30, 2006 our expenses ran, and are expected to continue to run, at a “burn rate” of approximately $400,000 per month. Our current capital resources will be sufficient to fund operations only through October 2006, and we will require additional capital in order to operate beyond this date. Management anticipates that at least portion of our cash flow needs will be satisfied by the exercise of outstanding warrants to purchase our common stock, at variable prices, which are coming due at various times this year. In addition, management is actively pursuing other financing alternatives. However, no assurance can be given at this time that any such sources of capital will be available to us, or available to us on favorable terms. If we cannot obtain needed capital, when and as we need it, our continuing research and development efforts, sales and marketing plans, business and financial condition and our ability to reduce losses and generate profits are likely to be materially and adversely affected.

If we obtain additional financing, you may suffer significant dilution.
          Any additional issuance of our common stock, or securities convertible into or exercisable for our common stock, would dilute the percentage ownership of our existing stockholders. This dilution could also have an adverse impact on our earnings per share, if and when we become profitable, and reduce the price of our common stock. In addition, the new securities may have rights, preferences or privileges senior to those of our common stock.
As a company with an unproven business strategy, our limited history of operations makes evaluation of our business and prospects difficult.
          Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. Since our incorporation in 1998, we have been and continue to be involved in development of products using our technology, establishing manufacturing and marketing of these products to consumers and industry partners. Although we believe our technology and products in development have significant profit potential, we may not attain profitable operations and our management may not succeed in realizing our business objectives.
If we are not able to devote adequate resources to product development and commercialization, we may not be able to develop our products.
          Our business strategy is to develop, manufacture and market products incorporating our ZEFS, MK IV and CAT-MATE technologies. We believe that our revenue growth and profitability, if any, will substantially depend upon our ability to:
•	raise additional needed capital for research and development;

•	complete development of our products in development; and

•	successfully introduce and commercialize our new products.
          Certain of our products are still under various stages of development. Because we have limited resources to devote to product development and commercialization, any delay in the development of one product or reallocation of resources to product development efforts that prove unsuccessful may delay or jeopardize the development of other product candidates. Although our management believes that it can finance our product development through private placements and other capital sources, if we do not develop new products and bring them to market, our ability to generate revenues will be adversely affected.
As we have not generated positive cash flow from operations, our ability to continue operations is dependent on our ability to either begin to generate positive cash flow from operations or our ability to raise capital from outside sources.
          We have not generated positive cash flow from operations and have relied on external sources of capital to fund operations. We had $1,628,517 in cash at June 30, 2006 and negative cash flow from operations of $2,449,893 for the six-month period ended June 30, 2006.
     We currently do not have credit facilities available with financial institutions or other third parties, and historically have relied upon best efforts third-party funding. Though we have been successful at raising capital on a best efforts basis in the past, we can provide no assurance that we will be successful in any future best-efforts financing endeavors. We may need to continue to rely upon financing from external sources to fund our operations for the foreseeable future. If we are unable to raise sufficient capital from external sources to fund our operations, we may need to curtail operations.
The commercial viability of products incorporating our ZEFS, CAT-MATE and MKIV technologies remains largely unproven and we may not be able to attract customers.
          Despite the fact that we have entered into our first distribution agreements, and have received our first order to ship products, to the best of our knowledge, no consumer, engine, carburetor or automobile manufacturer has used products incorporating our ZEFS, MK IV or CAT-MATE technologies to reduce engine emissions, enhanced performance or fuel efficiency to date. Accordingly, the commercial viability of our products are not known at this time. If commercial opportunities are not realized from the sale and use of products incorporating our ZEFS, MK IV and CAT-MATE technologies, our ability to generate revenue would be adversely affected. There can be no assurances that we will be successful in marketing our products, or that customers will ultimately purchase our products. Failure to have commercial success from the sale of these products will significantly and negatively impact our financial condition.
If our products and services do not gain market acceptance, it is unlikely that we will become profitable.
          The market for products that reduce harmful motor vehicle emissions is evolving and we have many successful competitors. Manufacturers have historically used various technologies, including catalytic converters, to reduce exhaust emissions caused by their products. At this time, our technology is unproven, and the use of our technologies by others is limited. The commercial success of our products will depend upon the adoption of our technologies by manufacturers and consumers as an approach to reduce motor vehicle emissions. Market acceptance will depend on many factors, including:
•	the willingness and ability of consumers and industry partners to adopt new technologies;

•	the willingness of governments to mandate reduction of motor vehicle emissions;

•	our ability to convince potential industry partners and consumers that our technologies are an attractive alternative to other technologies for reduction of motor vehicle emissions;

•	our ability to manufacture products and provide services in sufficient quantities with acceptable quality and at an acceptable cost; and

•	our ability to place and service sufficient quantities of our products.
          If our products do not achieve a significant level of market acceptance, demand for our products will not develop as expected and it is unlikely that we will become profitable.
We need to outsource and rely on third parties for the manufacture, sales and marketing of our products, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.
          We do not have the required financial and human resources or capability to manufacture, market and sell our products. Our business model calls for the outsourcing of the manufacture, and sales and marketing of our products in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position and the profitability of our business. Accordingly, we must enter into agreements with other companies that can assist us and provide certain capabilities that we do not possess. We have entered into certain distribution agreements, but we may not be successful in entering into additional such alliances on favorable terms or at all. Even if we do succeed in securing additional distribution agreements, we may not be able to maintain them. Furthermore, any delay in entering into agreements could delay the development and commercialization of our products and reduce their competitiveness even if they reach the market. Any such delay related to our existing or future agreements could adversely affect our business.
     We do not currently have an agreement in place for the manufacture of products incorporating our ZEFS or MK IV technologies, although Quadrant has a right of first refusal for the manufacture of such products. Although we presently intend to have products incorporating our CAT-MATE technology manufactured by Kwong Kee in China , we do not yet have an agreement in place for the manufacture of products incorporating our CAT-MATE technology.
If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the development and commercialization of our products could be delayed or curtailed.
          To the extent that we rely on other companies to manufacture, sell or market our products, we will be dependent on the timeliness and effectiveness of their efforts. If any of these parties do not perform its obligations in a timely and effective manner, the commercialization of our products could be delayed or curtailed because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.
Any revenues that we may earn in the future are unpredictable, and our operating results are likely to fluctuate from quarter to quarter.

          We believe that our future operating results will fluctuate due to a variety of factors, including:
•	delays in product development;

•	market acceptance of our new products;

•	changes in the demand for, and pricing, of our products;

•	competition and pricing pressure from competitive products;

•	manufacturing delays; and

•	expenses related to, and the results of, proceedings relating to our intellectual property.
          A large portion of our expenses, including expenses for our facilities, equipment and personnel, is relatively fixed and not subject to significant reduction. In addition, we expect our operating expenses will continue to increase significantly in 2006, as a result of our continuing research and development efforts, and increased production, and sales and marketing activities. Although we expect to generate revenues from sales of our products in the future, revenues may decline or not grow as anticipated and our operating results could be substantially harmed for a particular fiscal period. Moreover, our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price most likely would decline.
Nondisclosure agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
          In order to protect our proprietary technology and processes, we rely in part on nondisclosure agreements with our employees, licensing partners, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.
The manufacture, use or sale of our current and proposed products may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.
          If we infringe or are alleged to have infringed another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:
•	incur substantial monetary damages;

•	encounter significant delays in marketing our current and proposed product candidates;

•	be unable to conduct or participate in the manufacture, use or sale of product candidates or methods of treatment requiring licenses;

•	lose patent protection for our inventions and products; or

•	find our patents are unenforceable, invalid, or have a reduced scope of protection.
          Parties making such claims may be able to obtain injunctive relief that could effectively block the company’s ability to further develop or commercialize our current and proposed product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm the company. Litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by the company.
We may face costly intellectual property disputes.
          Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technologies and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. Our pending patent applications, specifically patent rights of the MK IV and CAT-MATE technologies, may not result in the issuance of any patents or any issued patents that will offer protection against competitors with similar technology. Patents we have received for our ZEFS technologies, and which we may receive, may be challenged, invalidated or circumvented in the future or the rights created by those patents may not provide a competitive advantage. We also rely on trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.
We are involved in a patent infringement suit brought by our former sole director and executive officer.
          In April 2005, Jeffrey A. Muller, the Company’s former sole director and executive officer, filed a complaint against us seeking declaratory and injunctive relief and alleging unfair competition in connection with a claimed prior patent interest in the ZEFS technologies. Mr. Muller is seeking to have the patent rights in the ZEFS technologies that were previously transferred to us by Mr. Muller’s bankruptcy trustee declared null and void. This is but one of several claims that have been litigated over a number of years between Mr. Muller and us. While we believe that we have valid claims and defenses, there can be no assurance that an adverse result or outcome in the pending litigation would not have a material adverse effect on our business prospects, financial position and cash flow.
We may not be able to attract or retain qualified senior personnel.
          We believe we are currently able to manage our current business with our existing management team. However, as we expand the scope of our operations, we will need to obtain the full-time services of additional senior management and other personnel. Competition for highly-skilled personnel is intense, and there can be no assurance that we will be able to attract or retain qualified senior personnel. Our failure to do so could have an adverse effect on our ability to implement our business plan. As we add full-time senior personnel, our overhead expenses for salaries and related items will increase from current levels and, depending upon the number of personnel we hire and their compensation packages, these increases could be substantial.
If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to achieve profitability.
          Our future success is substantially dependent on the efforts of our senior management, particularly Eugene E. Eichler, Bruce H. McKinnon and John Richard Bautista III. The loss of the services of members of our senior management may significantly delay or prevent the achievement of product development and other business objectives. Because of the scientific nature of our business, we depend substantially on our ability to attract and retain qualified marketing, scientific and technical personnel. There is intense competition among specialized automotive companies for qualified personnel in the areas of our activities. If we lose the services of, or do not successfully recruit key marketing, scientific and technical personnel, the growth of our business could be substantially impaired. At present, we maintain key man insurance only for Mr. McKinnon.
We expect to incur increased costs under the Sarbanes-Oxley Act of 2002.
          As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as related rules adopted by the Securities and Exchange Commission, have imposed substantial requirements on public companies, including certain corporate governance practices and requirements relating to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Although, under proposed rules issued by the SEC in July 2006, we will not be required to evaluate how to document and test our internal control procedures under Section 404 of the Sarbanes-Oxley Act and the related rules of the SEC until our Annual Report on Form 10-KSB for the year ended December 31, 2007, effective disclosure controls and procedures and internal controls are necessary for us to produce reliable financial reports and are important in helping prevent financial fraud generally. We must begin to implement proper procedures significantly in advance of this date and will incur significant up-front expenses to do so. If we are unable to achieve and maintain adequate disclosure controls and procedures and internal controls, our business and operating results could be harmed.

Changes in stock option accounting rules may adversely affect our reported operating results, our stock price, and our ability to attract and retain employees.
          In December 2004, the Financial Accounting Standards Board published new rules that will require companies such as us to record all stock-based employee compensation as an expense. The new rules apply to stock options grants, as well as a wide range of other share-based compensation arrangements including restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Large public companies have had to apply the new financial accounting rules to the first fiscal year that began after June 15, 2005, while small business issuers such as this company have had to apply the new rules in their first fiscal year beginning after December 15, 2005. As a small company with limited financial resources, we have depended upon compensating our officers, directors, employees and consultants with such stock based compensation awards in the past in order to limit our cash expenditures and to attract and retain officers, directors, employees and consultants. Accordingly, if we continue to grant stock options or other stock based compensation awards to our officers, directors, employees, and consultants after the new rules apply to us, our future earnings, if any, will be reduced (or our future losses will be increased) by the expenses recorded for those grants. These compensation expenses may be larger than the compensation expense that we would be required to record were we able to compensate these persons with cash in lieu of securities. Since we are a small company, the expenses we may have to record as a result of future options grants may be significant and may materially negatively affect our reported financial results. The adverse effects that the new accounting rules may have on our future financial statements should we continue to rely heavily on stock-based compensation may reduce our stock price and make it more difficult for us to attract new investors. In addition, reducing our use of stock plans as an incentive for and a reward to our officers, directors and employees, could result in a competitive disadvantage to us in the employee marketplace.
RISKS RELATED TO THE DUTCHESS TRANSACTION
There are 7,000,000 shares underlying the equity line of credit that are being registered in this prospectus and the sale of these shares could depress the market price of our common stock.
          The sale by Dutchess into the public market of the shares being registered under the equity line of credit could depress the market price of our common stock. As of September 20, 2006, we had 39,317,619 shares of common stock issued and outstanding. We are registering 7,000,000 shares of common stock pursuant to this registration statement for issuance pursuant to the equity line of credit.
Assuming we utilize the maximum amount available under the equity line of credit, existing shareholders could experience substantial dilution upon the issuance of the shares.
          Our equity line of credit with Dutchess contemplates the potential future issuance and sale of up to $10,000,000 of our common stock to Dutchess subject to certain restrictions and obligations. The following is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount available under the equity line of credit. These examples assume issuance at a market price of $1.46 per share and at 10%, 25% and 50% below $1.46 per share.
          The following table should be read in conjunction with the footnotes immediately following the table:

Percent below				Percent of
current market	Price per share	Number of shares	Shares	outstanding
price	(1)	issuable (2)	outstanding (3)	shares (4)
0%	$1.4162	7,061,150	46,378,769	15.22%
10%	$1.2746	7,845,599	47,163,218	16.63%
25%	$1.0622	9,414,423	48,732,042	19.32%
50%	$0.7081	14,122,299	53,439,918	26.43%

(1)	Represents purchase prices equal to 97% of $1.46 and potential reductions of 10%, 25% and 50%.

(2)	Represents the number of shares issuable if the entire $10,000,000 remaining commitment under the equity line of credit was drawn down at the indicated purchase prices. Since only 7,000,000 shares of our common stock are being registered hereunder, we would have to file another registration statement and have it declared effective by the SEC in order to make additional drawdowns resulting in the issuance of more than the 7,000,000 shares of common stock being registered hereunder.

(3)	Based on 39,317,619 shares of common stock issued and outstanding as of September 20, 2006.

(4)	Percentage of the total outstanding common stock after the issuance of the shares indicated, without considering the 4.99% contractual restriction on the number of shares that Dutchess may own at any point in time or other restrictions on the number of shares we may issue.
The lower the stock price, the greater the number of shares issuable under the equity line of credit, which could contribute to the future decline of our stock price and dilute existing shareholders’ equity and voting rights.
          The number of shares that Dutchess will receive under its agreement with us is calculated based upon the market price of our common stock prevailing at the time of each drawdown request, or put. The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that Dutchess will attempt to sell the shares into the market, these sales could further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This could lead to lower market prices and a greater number of shares to be issued. A larger number of shares issuable at a discount in a declining market could expose our shareholders to greater dilution and a reduction of the value of their investment.
If we issue more than 7,000,000 shares underlying the equity line of credit, we will be obligated to file an additional registration statement at additional cost and expenditure of time.
          Depending upon the total amount of the equity line of credit that we may wish to draw over the 36-month of the facility, and the price of our stock over such period of time, we may issue more than the 7,000,000 shares being registered pursuant to this registration statement, as shown in the table above (based on certain arbitrary prices of our stock). In such event, we would be obligated to suspend drawdowns under the equity line of credit while we prepare, file and seek to have declared effective a new registration statement covering the additional number of shares above the 7,000,000 shares being registered hereunder. During such period, we could experience delays in our ability to continue to develop our business unless at such time we had sufficient cash flow from operations or other sources of funds available. Any such delays could have a material adverse effect on our business and results of operations.
RISKS RELATED TO OUR COMMON STOCK
Currently, there is only very limited trading in our stock, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.
          The shares of our common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company engaged in a high risk business which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that can generate or influence daily trading volume and valuation. Should we even come to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous trading without negatively impacting our share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all. As a result, you could lose all or part of your investment.
The market price of our stock is volatile.
          The market price for our common stock has been volatile in recent months, ranging from a closing price of $0.65 on January 10, 2006 to a closing price of $4.74 on March 13, 2006, and a closing price of $1.46 on September 20, 2006. Additionally, the price of our stock has been both higher and lower than those amounts on an intra-day basis in recent months. Because our stock is thinly traded, its price can change dramatically over short periods, even in a single day. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk. The market price of our common stock could fluctuate widely in response to many factors, including:
•	developments with respect to patents or proprietary rights;

•	announcements of technological innovations by us or our competitors;

•	announcements of new products or new contracts by us or our competitors;

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

•	changes in financial estimates by securities analysts and whether any future earnings of ours meet or exceed such estimates;

•	conditions and trends in our industry;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the risks described in this prospectus.
Substantial sales of common stock could cause our stock price to fall.
          As of September 20, 2006, we had 39,317,619 shares of common stock outstanding. In the past year, there have been times when average daily trading volume of our common stock has been extremely low, and there have been many days in which no shares were traded at all. At other times, the average daily trading volume of our common stock has been high. As a result of the registration of the shares included in this prospectus, an additional 7,000,000 shares of our common stock will be able to be freely sold on the market, assuming all shares of common stock subject to options under the Plan are granted, vest and are exercised. Because of the limited trading volume, the sudden release of up to 7,000,000 additional freely trading shares included in this prospectus onto the market, or the perception that such shares will or could come onto the market, could have an adverse affect on the trading price of our stock. No prediction can be made as to the effect, if any, that sales of the shares included in this prospectus, or the availability of such shares for sale, will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.
You may have difficulty selling our shares because they are deemed “penny stocks”.
          Because our common stock is not quoted on the Nasdaq National Market or Nasdaq Capital Market or listed on a national securities exchange, if the trading price of our common stock remains below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.
Potential issuance of additional shares of our common stock could dilute existing stockholders.
          We are authorized to issue up to 200,000,000 shares of common stock. To the extent of such authorization, our Board of Directors has the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock offered hereby. Risks relating to the potential dilutive effect of the shares issuable to Dutchess under the equity line of credit are discussed separately above under “Risks Related to the Dutchess Transaction”.
USE OF PROCEEDS
          We will not receive any proceeds from the sale of any of the common stock by the selling security holders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling security holders. We will pay the expenses of registration of these shares, including legal and accounting fees.
BUSINESS
Overview
          We are a development stage company that has not yet generated revenues. Historically, we devoted the bulk of our efforts to the completion of the design, the development of our production models and the promotion of our products in the marketplace worldwide. Our products, based on our “ZEFS”, “MK IV” and “CAT-MATE” technologies, are designed to reduce harmful emissions, and/or improve fuel efficiency and overall performance on equipment and vehicles driven by internal combustion engines. The ZEFS, MK IV and CAT-MATE technologies reduce carbon monoxide, hydrocarbon and oxides of nitrogen emissions in 2- and 4-stroke motorcycles, fuel-injection engines, generators and small engines. In addition, the ZEFS and MK IV technologies improve fuel efficiency and overall performance on equipment and vehicles driven by internal combustion engines. We have taken actions to secure our intellectual property rights to the ZEFS, MK IV and CAT-MATE technologies.
          During the past four years, we have acquired the ZEFS and CAT-MATE technologies, developed the MK IV technology, conducted scientific tests and produced prototype and actual products, and initiated sales and marketing efforts. In 2002, we acquired worldwide intellectual property, patent, manufacturing and marketing rights to the ZEFS technologies. In late 2003, we acquired worldwide intellectual property and patent rights to the CAT-MATE technology. We have taken actions within the U.S. and internationally to secure our intellectual property rights.
          During 2005 and continuing in 2006, we began to focus on the initial marketing of our products. We entered into the first agreements for the distribution of our products in late 2005 and early 2006. Our first two U.S. distributorship agreements with Team Phantom of Alaska and MPC of California, provides for the sale of products incorporating our ZEFS technologies in the North American OEM and after-market for motorcycles through the distributors to certain named prospective purchasers. We anticipate that we will begin delivering some products under the agreement with MPC commencing in the fourth quarter of 2006 and we currently believe that we will begin generating revenue in late 2006.
          In January 2006, we entered into our first international distributorship agreement, with GAE. The agreement provides that GAE will serve as our exclusive distributor for products incorporating our ZEFS or CAT-MATE technologies in the People’s Republic of China. The agreement with GAE was conditioned upon our ZEFS-based products achieving EURO2 standards in tests to be conducted in Shanghai. These tests were conducted and passed in April 2006.
          In July 2006, GAE placed its first order under the distributorship agreement, for 100,000 units, to be shipped in installments between now and July 2007. These products are in production and we anticipate that we will begin delivering products under the agreement to GAE commencing in October 2006, and will begin generating revenue in late 2006.
          In April 2006, we entered into a product development agreement with Kwong Kee in China. Kwong Kee, a manufacturer of mufflers and catalytic converters, will collaborate with us on product development based on our CAT-MATE technology. As part of our strategic alliance, Kwong Kee will make available its research and development facilities, testing equipment and product design and development support team.

          In July 2006, we entered into an agreement with Quadrant, pursuant to which Quadrant will provide product development services for our products. Under this agreement, Quadrant was also granted a right of first refusal to manufacture our ZEFS-based and other magnetic products.
          Also in July 2006, we entered into an agreement with Marketing Matters, Inc. to provide exclusive agency services in the United States for advertising, marketing, industry and trade show promotion, as well as packaging design services. We entered into a separate agreement with SS Sales and Marketing Group, to provide marketing and promotional services in the western United States and western Canada for our products.
          In addition, we are continuing our marketing efforts to international governmental entities in cooperation with the United Nations Environmental Programme, or UNEP, and various OEMs and the aftermarket to sell or license products using our ZEFS, MK IV and CAT-MATE technologies. We anticipate that these efforts will continue during the remainder of 2006 and for the foreseeable future.
          As part of our ongoing product development, we are in the process of launching two new product lines, ECO ChargR and MAG ChargR, which we differentiate based on their differing magnetic fluxes and their applications. ECO ChargR products will be more focused toward reduction in emissions and MAG ChargR products will be more focused toward performance and fuel economy. ECO ChargR products will tend to incorporate MK IV technology, but may incorporate ZEFS technologies, while MAG ChargR products will tend to incorporate ZEFS technologies, but may incorporate MK IV technology.
          The ECO ChargR product line incorporates our ZEFS or MK IV technologies, and is intended specifically for the reduction of exhaust emissions in vehicle and small utility motors. These products will be marketed primarily to OEMs as well as pilot and government-mandated emissions programs.
          The MAG ChargR product line incorporates our ZEFS or MK IV technologies, as well as other power enhancing features, to exploit the power and mileage improving attributes of our magnetic technologies. MAG ChargR will be marketed primarily to the consumer aftermarket for many vehicles, including but not limited to cars, trucks, motorcycles, scooters, all terrain vehicles (ATVs), snowmobiles, personal watercrafts and small utility motors.
          In July 2004, we entered into a license agreement with Temple University, for a research project with Dr. Rongjia Tao as principal investigator. That project and the related products involve the development and commercialization of underwater and cold temperature applications for improving oil flow under different temperature and pressure conditions. Under the license agreement, we hold the worldwide exclusive rights to this technology. On May 14, 2004, we had filed a patent application in Australia (Method and Apparatus for a Treatment of Fuel), which was subsequently assigned by us to Temple University as part of the license agreement. An additional patent application was recently filed covering several of the Gulf states. As a result of Dr. Tao’s recent publicly-reported progress in reducing viscosity of crude oil with magnetic pulses, we believe that this technology may have commercial viability and we are pursuing partners, distributors and licensees in the United States, Gulf states region and Eastern Europe for products incorporating this technology.
          Our expenses to date have been funded primarily through the sale of stock and convertible debt. We have raised capital in 2006 and will need to raise additional capital in 2006, and possibly beyond, to fund our sales and marketing efforts, continuing research and development, and certain other expenses, until our revenue base grows sufficiently.
          Our company was incorporated on February 18, 1998, as a Nevada corporation under the name Mandalay Capital Corporation. We changed our name to Save the World Air, Inc. on February 11, 1999 following the acquisition of marketing and manufacturing rights of the ZEFS technologies. Our mailing address and executive offices are located at 5125 Lankershim Boulevard, North Hollywood, California, 91601. Our telephone number is (818) 487-8000. Our corporate website is www.stwa.com. Information contained on the website is not deemed part of this prospectus.
          Since February 2, 2006, our common stock has been quoted on the Over-the-Counter Bulletin Board under the symbol “ZERO”.
Governmental Mandates to Reduce Air Pollution
          The incomplete and inefficient burning of fossil fuel in internal combustion engines results in unburned gases, such as hydrocarbons, carbon monoxide and oxides of nitrogen being expelled as harmful emission as a by-product of the engine’s exhaust. These emissions have contributed to significant air pollution and depletion of the ozone layer that protects the world’s atmosphere from harmful ultraviolet radiation. As a result, the world has experienced significant deterioration to its air quality since the beginning of the 20th century and the problem has gotten progressively worse with each passing year. Forecasts published by the World Resources Institute indicate that this trend will continue to accelerate.

          Governments internationally recognize the serious effects caused by air pollution and have enacted legislation to mandate that engine manufacturers be required to reduce exhaust emissions caused by their products. As evidenced by the overwhelming participation in the establishment of the Kyoto Accord, most nations are moving towards tighter emissions control. The EU currently requires all member nations to adopt EURO3 emissions standards, and many Asian and Eastern European countries have also announced gradual phase-in of this standard. The cost of adding emissions control devices has always been a mitigating factor, shifting the cost burden to the consumer. In developing nations, where incomes are extremely low, economics and the lack of government resources have hampered progress. Nonetheless, we anticipate that the social and political realities of protecting our environment may result in further government mandates that manufacturers adopt better cost effective solutions, such as products incorporating our ZEFS, MK IV and CAT-MATE technologies, for reducing motor emissions.
          Absent governmental mandates for emission controls, the primary appeal of our products is likely to be related to fuel efficiency and performance enhancement.
Our Business Strategy
Our Technologies and Products
          Our principal business focus currently rests with development and distribution of products designed to solve the complex problems caused by pollution from motorcycles, automobiles and other equipment driven by internal combustion engines and to improve the performance of those engines. We have designed and tested multiple versions of products incorporating our ZEFS, MK IV or CAT-MATE technologies for use on 2- and 4-stroke carbureted and fuel injection gasoline engines and are currently in the process of adapting this technology to work on engines that use diesel fuels.
          Historically, manufacturers of vehicles, motorcycles, power sports equipment, boats and small utility motors have had very few technological options to reduce emissions to the strictest levels of current and future government standards. The approach used by engine manufacturers to address this mandate has thus far generally taken the form of installing catalytic converters, which work on the principle of super heating gases within the exhaust manifold after the damaging gases have been created through internal combustion.
          These traditional devices are expensive, and sensitive to the poor quality and adulterated fuel that is commonly found in developing nations. Bad fuel can permanently damage a catalytic converter with the first tank full, whereas products incorporating our ZEFS or MK IV technologies are unaffected by the problem of bad fuel. Catalytic converters also do not share the benefits of our ZEFS or MK IV technologies of increased fuel efficiency and performance. In fact, in many cases catalytic converters are detrimental to mileage and power.
          Products incorporating our ZEFS or MK IV technologies contain permanent rare-earth magnets, which produce a very strong magnetic field. This field, when arranged in specific manner of shape and strength, causes a molecular change in the fuel as it passes through the field. As gasoline/diesel passes through the magnetic field, a molecular change in the fuel occurs facilitating a decline in both viscosity and surface tension. This allows for finer atomization, resulting in a more optimized mixture and therefore more efficient combustion, lower emissions, more horsepower and torque and improved fuel economy. Reductions have been recorded in the scale from 760 microns down to 140 microns in carburetion fuel systems and as low as 3 microns in fuel injection systems. The scientific theory behind the technology is explained in detail in the draft final report from the RAND Corporation, or RAND, which oversaw our testing.
          Products incorporating our ZEFS or MK IV technologies have been developed for one-, two- and four- barrel carbureted and fuel injection engines. These products are easily fitted to the base plates of carburetors and fuel injection systems; the devices are compact, there are no moving parts. They are also inexpensive to produce, extremely durable and unaffected by poor quality fuel.
          Products incorporating our CAT-MATE technology are specifically designed to work in conjunction with, and enhance the function of, common catalytic converters, when incorporated into their design. These products consist of a series of specifically shaped steel rings that, when placed in line with the exhaust flow before and/or after the catalytic substrate, facilitate acceleration in heat rise in the converter. This allows the converter to ignite quicker and easier on small displacement motors, which build heat much slower than do large displacement models. Our CAT-MATE technology also helps retain heat in the converter, allowing it to stay lit under idling and low RPM operation. Small motors, especially 2-stroke versions, are subject to low exhaust velocity and heat during idling, which causes most converters to extinguish and then become fouled with oil and contaminants eventually rendering them difficult to relight or useless.
          Products incorporating our CAT-MATE technology are not only designed to perform the functions stated above on both 2- and 4-stroke gasoline engines, along with diesel motors, but also perform as well as or better than an OEM catalytic converter, at a fraction of their cost. Specifically, our CAT-MATE technology is designed for use on 2- and 4-stroke motorcycles, off-road and marine vehicles, generators, lawnmowers, on stationary implements and on “carbureted” and fuel injection motor vehicles.
          As part of our ongoing product development, we are in the process of launching two new product lines, ECO ChargR and MAG ChargR, which we differentiate products based on their differing magnetic fluxes and their applications. ECO ChargR products will be more focused toward reduction in emissions and MAG ChargR will be more focused toward performance and fuel economy. ECO ChargR products will tend to incorporate MK IV technology, but may incorporate ZEFS technologies, while MAG ChargR products will tend to incorporate ZEFS technologies, but may incorporate MK IV technology.
          The ECO ChargR product line employs our ZEFS or MK IV technologies, and is intended specifically for the reduction of exhaust emissions in vehicle and small utility motors. These products will be marketed primarily to OEMs as well as pilot and government-mandated emissions programs.
          The MAG ChargR product line employs our ZEFS or MK IV technologies, as well as other power enhancing features, to exploit the power and mileage improving attributes of our magnetic technologies. MAG ChargR will be marketed primarily to the consumer aftermarket for many vehicles, including but not limited to cars, trucks, motorcycles, scooters, ATVs, snowmobiles, personal watercrafts and small utility motors.
          Testing by the Company’s own research and development efforts, as well as by US EPA, CARB and VCA certified independent laboratories, has demonstrated that the use of products incorporating our ZEFS and CAT-MATE technologies generate significant reductions in hydrocarbon, oxides of nitrogen and carbon monoxide emissions and, in the case of products incorporating our ZEFS technologies, also improves fuel efficiency by lowering gas consumption and increases engine performance. Testing by the Company’s own research and development efforts, as well as by an independent source, has demonstrated that the use of products incorporating our MK IV technology improves fuel efficiency by lowering gas consumption and increases engine performance.
Research and Development
          We are actively continuing our development of products incorporating our ZEFS, MK IV and CAT-MATE technologies for use on gasoline and diesel powered engines and have taken steps to finalize devices to fit on carbureted, throttle body and multi-port fuel injection systems. We have used these prototype devices as demonstration units, during presentations, before manufacturers. It is our objective to facilitate the adoption of this technology by engine, carburetor, muffler and exhaust manufacturers.
          Previously, we successfully developed multiple products incorporating our ZEFS technologies for use on 1-, 2- and 4-barrel carbureted engines and created production CAD drawings for these devices and produced multiple samples using aluminum housings and pre-production prototypes made of high temperature polymers. We have also created several prototype devices for use on fuel injection engines.
          Because of the complexity and enormity of the task of designing variants of products incorporating our ZEFS, MK IV and CAT-MATE technologies to fit every make and model, we rely on the cooperation of manufacturers to support this function, including engineering, marketing, and installation of the devices. Additionally, we are cognizant that in order to preserve the integrity of the warranties provided by manufacturers, they must be involved in the process of designing and installing products incorporating our ZEFS, MK IV and CAT-MATE technologies on legacy vehicles.
          We are also engaged in limited research and development of products incorporating our ZEFS, MK IV and CAT-MATE technologies for use on diesel engines, such as those used on trucks, buses, heavy equipment and generators. Because these types of vehicles use engines provided from Cummins, Caterpillar, or Detroit Diesel almost exclusively, the number of variants utilizing our ZEFS, MK IV and CAT-MATE technologies needed to service these fleets is considerably less than the number required to satisfy other markets. This fact alone makes entry into the diesel engine market potentially attractive for our business, offering potential customers with a minimum of expense for research and development of product variants.
          In late 2005, we established a state-of-the-art research and product development facility in Morgan Hill, California, to complement our research and development center in Queensland, Australia. We have tested products incorporating our ZEFS, MK IV and CAT-MATE technologies for multiple automobiles, trucks, motorcycles, off-road vehicles and stationary engines, and the results of tests of products incorporating our ZEFS and CAT-MATE technologies were provided to RAND for evaluation. RAND was responsible for overseeing our research and development when that effort was based in Queensland. In connection with the establishment of our Morgan Hill facility, we transitioned the major focus of our R&D from Queensland to Morgan Hill. RAND assisted us in setting up our testing protocols at Morgan Hill. In addition, we are engaged in research and development of additional products, including other magnetic devices, at our Morgan Hill facility.
          Our Queensland, Australia facility now focuses on novel technology research under the direction of our senior engineer and consultant, Adrian Menzell. RAND has now completed the majority of its work for us and is focusing on finalizing its report to us on the theoretical and technical issues relating to magnetism and fuels, which we expect will be made publicly available by the end of 2006. In early 2005, we phased out the use of our third party R&D and testing facility in Los Angeles, California.
          Testing of ECO ChargR, MAG ChargR and products incorporating our Cat-MATE technology is ongoing at our facilities in the United States and Queensland, Australia, as well as at Kwong Kee’s facilities in China.
          In April 2006, we entered into a product development agreement with Kwong Kee in China. Kwong Kee, a manufacturer of mufflers and catalytic converters, will collaborate with us on product development of our CAT-MATE technology. As part of our strategic alliance, Kwong Kee will make available its research and development facilities, testing equipment and product design and development support team.
          We spent $1,873,464 in fiscal year 2004 and $1,150,361 in fiscal 2005 on research and development. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Results of Operations” and Note 9 to Notes to Financial Statements for a more complete understanding of our research and development expense in 2005.
Independent Laboratory and Scientific Testing
          The four internationally recognized emissions standards testing agencies for the certification of motor vehicles, parts, systems and aftermarket devices are the United States Environmental Protection Agency (EPA), California Air Resources Board (CARB), United Kingdom Vehicle Certification Agency (VCA) and TUF (Germany/EU).
          We have performed independent laboratory testing of devices incorporating our ZEFS, MK IV and CAT-MATE technologies in order to gain better market acceptance by manufacturers and governmental regulatory officials. Research and testing using government standard test equipment in the United States, Thailand, China and Hong Kong has demonstrated that the tested devices incorporating our ZEFS technologies reduce engine emissions, such as carbon monoxide, oxides of nitrogen and hydrocarbons, while also improving fuel consumption and performance. Research and testing using government standard test equipment in Thailand has demonstrated that the tested devices incorporating our MK IV technology improves performance. Research and testing using government standard test equipment in the United States and Hong Kong has demonstrated that the tested devices incorporating our CAT-MATE technology reduce engine emissions, such as carbon monoxide, oxides of nitrogen and hydrocarbons.
          In December 2002, we retained RAND to study the validity and market potential of our ZEFS technologies. In early 2003, RAND determined that sufficient theoretical basis exists to warrant entry into a comprehensive product-testing program. As a result, in May 2003, we entered into an arrangement in which RAND would coordinate and supervise both a theoretical scientific study of the concepts underlying our ZEFS technologies, as well as an empirical study. In response to a request for proposal (RFP) that RAND sent to 14 universities in the United States, Temple University in Philadelphia, Pennsylvania was chosen to research our technology. Draft reports have been provided by RAND; their final report is undergoing rigorous peer review and is expected to be publicly available by the end of 2006. RAND’s other activities on our behalf concluded in December 2005.
          Tests of our devices using our CAT-MATE technology on a Honda 2-stroke NSR 150 motorcycle and a Warrior 2-stroke 63cc generator conducted by Hong Kong Exhaust Emissions Laboratory (HKEEL) in July and August 2004 showed that the tested devices incorporating our CAT-MATE technology significantly reduce emissions of carbon monoxide (CO), hydrocarbons (THC) and oxides of nitrogen (NOX). These results were certified by United Kingdom’s VCA in January 2005.
          Emissions and fuel economy tests conducted in 2004 and 2005 at Automotive Testing and Development Services, Inc. in Ontario California and in 2005 at Northern California Diagnostics Laboratory in Napa, California, both EPA and CARB approved testing laboratories, on a devices incorporating our CAT-MATE technology within the OEM exhaust system of a 1995 Mexican fuel injected Volkswagen Beetle taxi, showed significant reductions of CO, NOX and THC emissions, compared to the in-place original

OEM exhaust system. In 2006, testing on a device incorporating our MK IV technology for Harley-Davidson style motors was conducted at the EPA and CARB certified testing facility Olson Ecologic Laboratories in Fullerton, California. These tests yielded results that would allow these motors to meet current and future EPA and CARB emissions standards without expensive fuel injection and catalytic converters.
          Further testing on a used 4-stroke motorcycle incorporating our ZEFS technologies was conducted in December 2005 in Bangkok, Thailand at Automotive Emission Laboratory, Pollution Control Department, Ministry of Natural Resources and Environment of Thailand, and was performed jointly with S.P. Suzuki of Thailand, the authorized distributor of Suzuki products in Thailand. These certified test results surpassed “hot start” EURO 2 standards in all three of the harmful exhaust emissions, CO, NOX and THC, by the following amounts:

	THC		NOx		CO
EURO2 Standard	1.20	g/km	0.30	g/km	5.50	g/km
With ZEFS Device	0.52	g/km	0.10	g/km	1.42	g/km
% Below EURO2	56%		65%		74%
          In addition, during the testing horsepower increased at all ranges, peaking at 18.8% at 50km/h and fuel economy increased 33% over the baseline tests.
          Additional testing was conducted in early March 2006 on a new Chinese-manufactured carbureted 4-stroke Suyijia SZK125 motorcycle incorporating our ZEFS technologies at HKEEL, a certified laboratory of the United Kingdom’s VCA. These multiple certified test results surpassed “cold start” EURO3 standards for motorcycles of 150cc or less in all three of the harmful exhaust emissions, CO, NOX and THC, by the following amounts:

	THC		NOx		CO
EURO3 Standard	0.80	g/km	0.15	g/km	2.0	g/km
With ZEFS Device	0.33	g/km	0.108	g/km	1.86	g/km
% Below EURO3	59%		28%		7%
          In addition, during the testing fuel economy increased 7% over the baseline tests.
          Of further note of the recent HKEEL testing, is the fact that it is generally difficult for anyone to meet EURO3 guidelines because the testing includes a “cold start” phase. The “cold start” phase includes exhaust emissions created when a motor is started after an eight-hour cold soak. It is during this warm-up time that engines produce their highest level of emissions. This is also where many catalytic converters fail because they must be heated to about 300 degrees (Fahrenheit) to begin working effectively.
          In May 2006, at the request of the office of the Minister of Energy for the Kingdom of Thailand, we participated in a “hot start” test at the testing laboratories of the Thai petroleum company, the PTT Public Company Limited, of products incorporating our MK IV technology for fuel efficiency. In this test, the Thai distributor for Suzuki Motorcycles, SP Suzuki, supplied a new 125cc 4-stroke Best motor scooter to be tested without our preparing or participating in the installation of our MK IV device. The results showed an average 5.13% improvement in fuel efficiency, as follows:

	Run 1	Run 2	Run 3
	(l/km)	(l/km)	(l/km)	Average
Baseline FC Test Runs with out MKIV Device	0.0196	0.0195	0.0193	0.0195
FC Test Runs with MKIV Device	0.0186	0.0184	0.0185	0.0185
Difference	0.0010	0.0011	0.0008	0.0010
Improvement	5.10%	5.64%	4.15%	5.13%
Marketing
          In October 2004, we commenced initial marketing efforts for products incorporating our ZEFS and CAT-MATE technologies, and these efforts are continuing. Subsequently, we commenced initial marketing efforts for products incorporating our

MK IV technology, and these efforts are also continuing. We are focused on selling or licensing our technologies and devices domestically and internationally to motorcycle, automobile, carburetor, fuel-injection and diesel engine manufacturers as well as, exhaust and muffler original equipment manufacturers (OEMs) and the after-market. We have made presentations of our ZEFS, MK IV and CAT-MATE technologies to OEMs in the United States, Asia and Europe.
          We entered into our first distribution agreements for our products in late 2005 and early 2006. Our first two U.S. distributorship agreements with Team Phantom of Alaska and Motorcycle Products Consulting of California, or MPC, provide for the sale of our products incorporating our ZEFS technologies in the North American OEM and after-market for motorcycles through the distributors to certain named prospective purchasers.
          In January 2006, we entered into our first international distributorship agreement, with GAE. The agreement provides that GAE will serve as our exclusive distributor for products incorporating our ZEFS and CAT-MATE technologies in the People’s Republic of China. The agreement with GAE was conditioned upon tests of a device incorporating our ZEFS technologies achieving EURO2 standards in tests to be conducted in Shanghai. These tests were successfully completed in April 2006, during which tests of a device incorporating our ZEFS technologies achieved EURO2 standards and devices incorporating a combination of our ZEFS and CAT-MATE technologies achieved EURO3 standards.
          We intend to extend the scope of our agreements with Team Phantom, MPC and GAE to include products incorporating our MK IV technology.
          Based on the success of recent testing of devices using our ZEFS technologies meeting EURO3 standards, we now also intend to seek distribution opportunities for products incorporating our ZEFS technologies in Europe, in addition to our marketing efforts in the United States and Asia. See “Independent Laboratory and Scientific Testing” above.
          We also intend to pursue marketing of our products in developing nations of the world. Harmful exhaust emissions from motorcycles and automobiles in developing countries is at the highest levels because of the continued widespread use of older models with either no or malfunctioning catalytic converters. We intend to continue to work with governments worldwide at all levels, together with industry, to capitalize on our technology to achieve what we know to be common global environmental objectives.
          In November 2004, management met with UNEP in New York to enlist its aid with this objective. By UNEP invitation, we participated in a UNEP-sponsored meeting in Bali, Indonesia in December 2004, which resulted in the initiation of informal negotiations with United Nations and government officials to explore the possibility of pilot programs using our technology in Indonesia, Kenya, Mexico, Thailand, Brazil and Sri Lanka.
          We also participated in a United Nations sponsored Summit in Lake Toba, North Sumatra, Indonesia in March 2005. This resulted in an announcement by the Lake Toba Summit Chair, Nico Barito, endorsed by HRH Sri Sultan Hamengkubowono X of Yogyakarta and the late Governor of North Sumatra, Razil Nurdin, of two pilot programs intended to minimize carbon monoxide emissions, hydrocarbons and oxides of nitrogen, by installing devices incorporating our ZEFS technologies on 10,000 student motorcycles at universities in Yogyakarta and Medan in Indonesia. Recently, in consultation with the program sponsors, we modified the pilot programs, which are now being conducted in cooperation with the Honda distributor in Medan, C.V. Indako Trading Co., or Indako. Under the revised program, we fitted 50 Honda motorcycles in Medan to study the impact of products incorporating our MK IV technology on fuel economy and performance enhancement. Indako recorded 5% to 15% improvement in fuel efficiency and anecdotal reports of performance enhancement. While this project is not expected to generate any revenue for us, we believe that it will provide evidence of the utility of our low-cost, easy-to-install technologies in developing countries for fuel efficiency and performance enhancement.
          In July 2004, we entered into a license agreement with Temple University, for a research project with Dr. Rongjia Tao as principal investigator. That project and the related products involve the development and commercialization of underwater and cold temperature applications for improving oil flow under different temperature and pressure conditions. Under the license agreement, we hold the worldwide exclusive rights to this technology. On May 14, 2004, we had filed a patent application in Australia (Method and Apparatus for a Treatment of Fuel), which was subsequently assigned by us to Temple University as part of the license agreement. An additional patent application was recently filed covering several of the Gulf states. As a result of Dr. Tao’s recent publicly-reported progress in reducing viscosity of crude oil with magnetic pulses, we believe that this technology may have commercial viability and we are pursuing partners, distributors and licensees in the United States, Gulf states region and Eastern Europe for products incorporating this technology.

Manufacturing
          We outsourced the manufacture of products incorporating our ZEFS and MK IV technologies, including ECO ChargR and MAG ChargR, to Quadrant in connection with our pilot program in Indonesia. In addition, at present, we intend to outsource the manufacture of all our products incorporating our ZEFS technologies to Quadrant. The magnets used in products incorporating our ZEFS or MK IV technologies will be manufactured by Quadrant in China. ECO ChargR, MAG ChargR and other magnetic-based products incorporating our ZEFS or MK IV technologies, that we may produce, market and sell, will be manufactured by Quadrant in the United States. We do not currently have an agreement in place with Quadrant for the manufacture of products incorporating our ZEFS or MK IV technologies.
          The manufacture of the magnets used in products incorporating our ZEFS or MK IV technologies requires a rare-earth metal, neodymium. Neodymium is readily available in China, at relatively stable prices.
          We intend to outsource the manufacture of products incorporating our CAT-MATE technology to Kwong Kee in China, or other contract manufacturers. We do not currently have an agreement in place with Kwong Kee for the manufacture of products incorporating our CAT-MATE technology. However, if we are unable to source products from Kwong Kee, we believe that alternative third party manufacturers are readily available at competitive prices.
          Key components in the manufacture of products incorporating our CAT-MATE technology, as is the case with all catalytic converters manufactured by others, include the precious metals palladium, platinum and rhodium. The prices for these precious metals are highly volatile. However, supplies of such precious metals are not restricted.
Competition
          The automotive and motor engine industry is highly competitive. We have many competitors in the United States and throughout the world developing technologies to make engines more environmentally friendly and fuel efficient. For instance, automobile manufacturers have already developed catalytic converters on automobiles, in order to reduce emissions.
          We are not aware of any products that compete directly with products incorporating our ZEFS or MK IV technologies. Our ZEFS and MK IV technologies provide the benefits of all of emission reductions, fuel efficiency and engine performance enhancement. There are competing products which provide one or more of the beneficial attributes of our ZEFS and MK IV technologies, but not all three benefits. Additionally, we believe that those competing products that show benefit in more than one area demonstrate greater benefit in only one area and provide only minimal improvements in other areas. This contrasts with the testing of devices incorporating our ZEFS or MK IV technologies. Please see “Independent Laboratory and Scientific Testing” above.
          Competing emissions reduction products are largely comprised of catalytic converters and alternative fuels. Catalytic converters are much more expensive than products incorporating our ZEFS and MK IV technologies, and are sensitive and subject to damage caused by the poor quality or adulteration of fuel commonly used in developing nations. In addition, while catalytic converters reduce emissions, they do not improve fuel efficiency or engine performance. Domestically, there are a large number of manufacturers and distributors of catalytic converters, such as Engelhart Inc., Dow Corning Inc., Delphi Corporation and Car Sound Exhaust System, Inc., among others. Internationally, most catalytic converters are manufactured and distributed by Engelhart Inc., Delphi Corporation and a large number of smaller businesses in a fragmented industry.
          Alternative fuels, such as hydrogen, electricity, liquid natural gas and ethanol, generally require more costly conversions and the fuels are not readily available, if at all, in most of the world.
          We are not aware of any other magnetic fuel treatments or products based on such technology which have been proven to significantly improve fuel mileage. There are many products currently on the market that claim to increase fuel efficiency. We believe that the majority of these products have not undergone or provided independent validation from a recognized third party, such as RAND, or testing at a certified laboratory. Fuel injection does improve fuel efficiency and performance, but is extremely expensive from the perspective of the developing nations of the world. Major domestic and international manufacturers and distributors of fuel injection systems include Delphi Corporation, Robert Bosch Corporation, Siemens Corporation, and a large number of smaller businesses in a fragmented industry.
          We are not aware of any other magnetic fuel treatments or products based on such technology which have been proven to significantly improve performance. There are many products which a consumer can purchase to increase overall performance. All of the most effective such products, including forced induction, nitrous oxide injection and exotic exhaust, are very expensive, increase emissions, reduce fuel efficiency and shorter the life of the engine. Major domestic and international manufacturers and distributors of performance-enhancing systems include Holley Performance Products, Inc., Nitrous Express Inc., Paxton Automotive Corporation, Eaton Corporation, Vortec Engineering LLC, Flowermaster, Inc., Hedman Manufacturing, Inc., Gibson Performance, Inc. and a large number of smaller businesses in a fragmented industry.
          Our CAT-MATE technology is an enhancement of the traditional catalytic converter. Therefore, while there are no products that compete directly with our CAT-MATE technology, products incorporating our CAT-MATE technology may be regarding as competing with the rest of the catalytic converter market. Domestically, there are a large number of suppliers of catalytic converters, such as Engelhart, Inc., Dow Corning Inc., Delphi Corporation and Car Sound Exhaust System, Inc., among others. Internationally, most catalytic converters are supplied from China by Engelhart, Inc., Delphi Corporation and a large number of smaller manufacturers in a fragmented industry.
          Nonetheless, many of our competitors have greater financial, research, marketing and staff resources than we do. While we believe that our technology has greater benefits, it may be unable to gain market acceptance. Furthermore, research and development throughout the world is constantly uncovering new technologies. Although we are unaware of any technologies that compete directly with ours, there can be no assurance that any existing or future technology is or will be superior to products incorporating our ZEFS, MK IV or CAT-MATE technologies.
Government Regulation and Environmental Matters
          Our activities and products to date are not subject to any governmental regulations that would have a significant impact on our business. We believe that we are in compliance with all applicable regulations that apply to our business as it is presently conducted. Our products, as such, are not subject to certification or approval by the U.S. Environmental Protection Agency or other governmental agencies domestically or internationally. Instead, such agencies test and certify a sample engine fitted with our devices
          Depending upon whether we manufacture or license our devices in the future and in which countries such devices are manufactured or sold, we may be subject to regulations, including environmental regulations at such time.
          Because we do not presently intend to manufacture our own products, we do not believe that we will have any special requirements to comply with environmental rules and regulations in the United States or other countries for the foreseeable future.
Intellectual Property
          In December 1998, we acquired all of the marketing and manufacturing rights to the ZEFS technologies from the purported inventor of the technology in exchange for 5,000,000 shares of our common stock, $500,000 and $10 royalty for each unit sold. In November 2002, under our settlement with the bankruptcy trustee for the estate of the purported inventor and his wife, the trustee transferred all ownership and legal rights to an existing international patent application for the ZEFS MK I technology to us. In exchange for these rights, we issued to the bankruptcy trustee a warrant to purchase 500,000 shares of our common stock at $1.00 share and granted a $0.20 royalty on each device we sell. See “Legal Proceedings” and Note 1 to “Notes to Financial Statements”.
          In May 2002, we settled a dispute with Kevin “Pro” Hart, who claimed proprietary rights to the ZEFS technologies. He assigned to us any and all of his rights to the ZEFS technologies in exchange for an option to purchase 500,000 shares of our common stock at $1.00 share and a $0.20 royalty on each device we sell. Mr. Hart served as a member of our Advisory Board until his death in March 2006.
          The CAT-MATE technology was created by Adrian Menzell, a member of our research team in Australia. On August 20, 2003, Mr. Menzell filed Australian provisional patent application #2004900192 for the CAT-FLAP. This technology was enhanced and on June 4, 2004, Mr. Menzell filed Australian provisional patent application No. 2004903000 for the CAT-MATE. During subsequent development of the invention, further patent applications were filed in which John Kostic and/or Patrick Baker, who were, at that time, consultants to our company, may have had inventive input. On September 1, 2003, we entered into an Assignment Agreement with Mr. Menzell, pursuant to which this technology was assigned to us in exchange for 20,000 shares of our common stock and a royalty of $.25 for each CAT-MATE sold. On June 26, 2004, we received a deed of assignment from Mr. Menzell and each pending patent application was transferred to our name. Mr. Menzell currently also serves as our senior engineer.
Patent Applications for Magnetic-Based Technologies
          We obtained the patent application for the ZEFS MK I technology [PCT/AU1/00585] originally filed in Australia on May 19, 2000. The International Filing Application for our ZEFS MK I technology was filed on May 21, 2001 (Official No. 10/275946) [PCT/AU1/00585] and modified as ZEFS MK II on July 9, 2003. On November 4, 2003 we filed for our ZEFS MK III (#2003906094). The United States Patent and Trademark Office issued United States Patent No. 6901917 on June 7, 2005. The duration of the patent is 20 years from the date the original application was filed, that is May 21, 2021. Prior to the issuance of such patent, we relied solely on trade secrets, proprietary know-how and technological innovation to develop our technology and the designs and specifications for the ZEFS technologies. Overall, we have applied for a patent on an international basis in approximately 64 countries worldwide.
          ZEFS MK I — Device For Saving Fuel and Reducing Emissions. This fuel saving device has a disk-like nonmagnetic body provided with a central opening and a number of permanent magnets having opposed polarities positioned about the central opening to provide multidirectional magnetic fields. The device is positioned in a fuel air mixture to reduce emissions.
          The following table summarizes the status of the ZEFS MK I patent application in the following countries:

Country	Number	Filing Date	Status
Australia	2001258057	May 21, 2001	GRANTED
Bosnia & Herzegovina	BAP 021290A	May 21, 2001	Short Term Patent GRANTED. Apply for Standard Patent filed
Brazil	0111365-8	May 21, 2001	Examination requested September 5, 2003. Report expected mid-2007
Bulgaria	107391	May 21, 2001	Awaiting examination
Canada (small entity status)	2409195	May 21, 2001	Examination requested April 2006
China	01809802.9	May 21, 2001	Under examination — response filed
Colombia	02115018	May 21, 2001	Examination requested July 23, 2004
Croatia	P20020982A	May 21, 2001	GRANTED
Czech Republic	PV 2002-4092	May 21, 2001	Under Examination – response filed at IPO
Eurasian*	200201237	May 21, 2001	GRANTED
Europe**	019331222.2	May 21, 2001	Awaiting examination
Georgia	4098/01-2002	May 21, 2001	GRANTED
Hong Kong	04100327.0	May 21, 2001	Automatic grant upon grant of the Chinese application
Hungary	P 03 01796	May 21, 2001	Examination requested April 2006
India***	IN/PCT/2002/01523	May 21, 2001	Under examination – response filed at IPO
Indonesia	WO0200202844	May 21, 2001	Registration Fee Paid – awaiting grant
Israel	152902	May 21, 2001	GRANTED
Korea [South]	2002-7015531	May 21, 2001	Examination requested May 2006
Japan	586731/2001	May 21, 2001	Examination to be requested by May 21, 2008
Mexico	PA/A/2002/011365	May 21, 2001	GRANTED
Morocco	PV/26.964	May 21, 2001	GRANTED
New Zealand	523113	May 21, 2001	GRANTED
Norway	20025531	May 21, 2001	Awaiting examination
Poland	P358837	May 21, 2001	Awaiting examination
Serbia/Montenegro	P-870/02	May 21, 2001	Examination requested December 2002
Singapore	93310 [WO 01/90562]	May 21, 2001	GRANTED
South Africa	2002/10013	May 21, 2001	GRANTED
Sri Lanka***	12918	May 21, 2001	Awaiting examination
Trinidad & Tobago	TT/A/2002/00213	May 21, 2001	Registration fee paid – awaiting grant
Ukraine	20021210144	May 21, 2001	GRANTED
United States	10/275946	May 21, 2001	GRANTED
Vietnam	1-2002-01168	May 21, 2001	GRANTED

*	The Eurasian Patent Convention was signed on September 9, 1994 in Moscow by the Heads of the Governments of the

Republic of Azerbaijan, the Republic of Armenia, the Republic of Belarus, Georgia, the Republic of Kazahkstan, the Kyrgyz Republic, the Republic of Moldova, the Russian Federation, the Republic of Tajikistan and Ukraine.

**	European patent application covers Austria, Belgium, Switzerland, Liechtenstein, Cyprus, Germany, Denmark, Spain, Finland, France, Great Britain, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Sweden, Turkey, Lithuania, Latvia, Slovenia, Romania and Macedonia.

***	The assignment to the Company has been recorded on these applications, but the applications will remain in the name of the original inventor until grant.
     ZEFS MK II — Device for Saving Fuel and Reducing Emissions. This fuel saving device similar to that of the MK I except that a central magnet can be provided in the opening and the peripheral magnets extend only partially through the depth of the body and stop short of the top wall to provide the option of moving the magnetic field further away from the base of the carburetor to increase the area of magnetic influence between the point of fuel atomization and the point of cessation of magnetic influence.
     The priority date is July 19, 2003 from Australian patent application 2003903626.
     The following table summarizes the status of the ZEFS MK II patent application in the following countries:

Country	Number	Filing Date	Status
Taiwan	1236519	July 19, 2003	GRANTED
China	200480025660.X	July 15, 2004	Filed, awaiting examination
Europe	04737571.2	July 15, 2004	Filed, awaiting examination
India	300/KOL NP/06	July 15, 2004	Filed, awaiting examination
Indonesia	WO0200600441	July 15, 2004	Filed
Japan	Awaiting Number	July 15, 2004	Filed
United States	10/564747	July 15, 2004	Filed, awaiting examination
     Approximately 125 countries are covered by the PCT. National Patent Applications were filed on or before January 15, 2006.
     ZEFS MK III — Emission Control Devices. This emission control device is particularly suited for fuel injection systems and especially for electronic fuel injection having a fuel “rail”, which has an elongate body formed with one or more channels and a number of permanent magnets is positioned in the channels. The device sits on a fuel rail.
     The priority date is November 4, 2003 from Australia patent application 2003906094.
     The following table summarizes the status of the ZEFS MK III patent application in the following countries:

Country	Number	Filing Date	Status
Thailand	095155	November 3, 2004	Awaiting examination
International	PCT/AU2004/001518	November 4, 2004	Demand for International Preliminary Examination filed June 8, 2005 — awaiting report.
China	200480039739.8	November 4, 2004
Japan	Awaiting Number	November 4, 2004
United States	10/578311	November 4, 2004
Europe	04796967.0	November 4, 2006
     Approximately 125 countries are covered by the PCT. National Patent Applications were filed by May 4, 2006.
     MK IV — Device for Saving Fuel and Reducing Emissions. This device uses stacked magnets.
     The priority date is June 21, 2005 from Australian patent application 2005903248.

Country	Number	Filing Date	Status
Malaysia	PI 20062013	May 2, 2006	Examination due by May 2, 2008
Taiwan	95115220	April 28, 2006	Examination due by April 29, 2009
Thailand	0601001997	May 2, 2006	Awaiting examination
PCT	PCT/AU2006/000861	June 20, 2006	Demand for IPE due January 21, 2007
     The international patent application reserves the patent rights in this invention, including the right to the priority date of June 12, 2005, in all 132 members of the PCT. The international patent application will undergo a search and amendments to the claims are anticipated in the course of the International Search Report stage of the PCT process. At the International Preliminary Examination stage, the Company intends to make detailed submissions to more clearly distinguish the invention from those in the prior art. At the conclusion of these two stages, it will be necessary for the Company to decide in which specific countries it should proceed to National Phase.
     Method and Apparatus for Treatment of a Fluid (Temple University). This is an apparatus for the magnetic treatment of oils to improve viscosity.

Country	Number	Filing Date	Status
GCC*	GCC/P/2005/5066	August 22, 2006	Application filed, awaiting examination.
International**	PCT/AU2005/000688	May 13, 2005	Clear ISR received.

*	The GCC application covers Kuwait, Oman, Qatar, Saudi Arabia, the United Arab Emirates, and Bahrain.

**	This application is in the name of Temple University of the Commonwealth System of Higher Education.
          The priority date is May 14, 2004 from Australian patent application 2004902563.
          Approximately 125 countries are covered by the PCT. National patent applications are due by November 14, 2006.
     CAT-MATE Patent Applications
          CAT-FLAP (Afterburner) — Improvements in or Relating to Emission Control Systems. A catalytic converter is provided in an engine exhaust flow to reduce emissions. A valve is provided downstream from the catalytic converter. The valve is in a closed position when the exhaust flow volume is low to keep the hot exhaust gas around the catalytic converter to keep the catalytic converter within its operational temperatures. When the exhaust flow volume is high (e.g. the engine is revving) the catalyst is kept at its operational temperature by normal gas flow and valve is opened to not impede exhaust flow. A simple hinge flap is one method by which this can be achieved.

Country	Number	Filing Date	Status
Australia	2004312099	December 23, 2004	Examination due by December 23, 2009
Canada	N/A
China	N/A
Europe	04802122.4	December 23, 2004	Awaiting examination
Indonesia	WO0200602208	December 23, 2004
Japan	N/A
Korea	2006-7016017	December 23, 2004	Examination due by December 23, 2009
Mexico	N/A
Malaysia	PI20050041	January 6, 2005	Application filed, awaiting examination.
New Zealand	548993	December 23, 2004	Application filed, awaiting examination.
Thailand	096762	January 4, 2005	Application filed, awaiting examination
Taiwan	93140533	24 December 2004	Application filed. Substantive examination to be requested by December 24, 2007
United States	N/A		Application filed – awaiting examination.
          The priority date is January 16, 2004 from Australian patent application 2004900192.

          CAT-MATE — Inline Exhaust Device to Improve Efficiency of a Catalytic Converter. A set of rings is placed downstream from the catalytic converter to re-radiate heat to the catalytic converter to keep the converter working at a warmer temperature and therefore greater efficiency.
          The priority date is June 4, 2004 from Australian patent application 2004903000.
          This invention was incorporated into the specifications filed pursuant to the CAT-FLAP invention.
     Trademarks
     We have also filed two applications for trademark protection for CAT-MATE, both in respect of goods as follows:
     Class 7: Devices to reduce noxious exhaust emissions from combustion engines; devices positioned in the exhaust flow of an exhaust of a combustion engine and to reduce pollutants in the exhaust; devices to radiate or transmit heat to a catalytic converter in an exhaust system; devices to radiate or transmit heat to a catalytic converter in an exhaust system and which absorbs the heat from the exhaust gasses and reradiates the heat to the catalytic converter in the exhaust system; all the foregoing being for petrol or diesel engines.

Country	Number	Filing Date	Status	Renewal
Australia	1008291	June 25, 2004	Registered	June 25, 2014
Madrid*	858359	December 21, 2004	Registered	December 21, 2014

*	The Madrid Protocol application designated the following countries: United States, China, European Union, Japan, Korea and Singapore.
     Non-Disclosure Agreements
          To further protect our intellectual property, we have entered into agreements with certain employees and consultants, which limit access to, and disclosure or use of, our technology. There can be no assurance, however, that the steps we have taken to deter misappropriation of our intellectual property or third party development of our technology and/or processes will be adequate, that others will not independently develop similar technologies and/or processes or that secrecy will not be breached. In addition, although management believes that our technology has been independently developed and does not infringe on the proprietary rights of others, there can be no assurance that our technology does not and will not so infringe or that third parties will not assert infringement claims against us in the future. Management believes that the steps they have taken to date will provide some degree of protection, however, no assurance can be given that this will be the case.
Employees
          As of September 20, 2006, we had 12 full-time employees and four part-time employees. As of such date, we also utilized the services of one full-time paid consultant in our R&D facility in Queensland, Australia and three additional part-time paid consultants to assist us with various matters, including marketing. We intend to hire additional personnel to provide services when they are needed on a full-time basis. We recognize that our efficiency largely depends, in part, on our ability to hire and retain additional qualified personnel as and when needed and we have adopted procedures to assure our ability to do so.
Properties
          Our principal executive offices consist of leased space in North Hollywood, California. We lease this space from KZ Golf, Inc., or KZG, pursuant to a lease we originally entered into on October 16, 2003 and which expired on October 16, 2005. We exercised an option to renew the lease, which renewal term was due to expire on October 15, 2007. Through October 16, 2005, the rent was $3,400 per month for approximately 1,225 square feet, and for comprehensive office support services, including reception, parking and conference facilities. During the extended lease term, the rent was $3,740 per month.
          In connection with our need to acquire additional office space and expanded services as our business activities grow, we entered into a new lease dated as of January 1, 2006 with KZG, replacing the prior lease and the terms applicable under the extended term thereof. The new lease is for a term of 19 months, expiring July 31, 2007. The new rent is $6,208 per month for approximately 1,700 square feet of office space, and for additional common area use, expanded office support services, including a computer network, and additional parking spaces. We have the right to renew the lease for an additional term of two years at a 10% increase over the then-current rent.
          Thereafter, in July 2006, we acquired two additional offices comprising approximately 250 square feet, and additional parking spaces. We expect that the increase in the rent we pay to KZG will be less than $1,000 per month; however, we have not concluded negotiations with KZG as to the exact amount of the additional rent.
          Bruce H. McKinnon, our President, Chief Operating Officer and a director, is an owner of KZG. Management believes that the terms of the lease with KZG are no less favorable than what we would have had to pay for equivalent space and comparable services with an unaffiliated party. See “Certain Relationships and Related Transactions”.
          Our research and development facility located in Queensland, Australia is leased. We entered into the lease for this facility on November 15, 2003 for a term of two years, and extended the lease on a month-to-month basis thereafter until March 14, 2006. The rent during this period was AUD $1,292 (approximately US $973 at September 20, 2006) per month. On March 14, 2006, we entered into a new lease for this facility for a term of two years commencing March 15, 2006 at a rent of AUD $1,462 (approximately US $1,101 at September 20, 2006). Upon the termination of the term of the lease, we have the option to renew the lease up to two times, each for an additional two-year term, at an increase over the base rent of the greater of 5% or the increase in the annual consumer price index in Australia. We believe that our present research and development facility is adequate for our current and planned activities and that suitable additional or replacement facilities in the Queensland area are readily available on commercially reasonable terms should such facilities be needed in the future.
          Our engineering, production and testing facility is located in Morgan Hill, California. The lease for this facility was entered into on September 1, 2005 and amended on February 1, 2006. The term is for two years, expiring on August 31, 2007. The base rent is $4,160 per month for approximately 5,600 square feet of office and industrial usage space, and is renewable, at our option, for two additional years at the then prevailing market rate. We believe that this space is adequate for our current and planned engineering, production and testing activities.
Legal Proceedings
          On December 19, 2001, the SEC filed civil charges in the United States Federal District Court, Southern District of New York, against us, our former President and then sole director Jeffrey A. Muller, and others, alleging that we and the other defendants were engaged in a fraudulent scheme to promote our stock. The SEC complaint alleged the existence of a promotional campaign using press releases, Internet postings, an elaborate website, and televised media events to disseminate false and materially misleading information as part of a fraudulent scheme to manipulate the market for stock in our corporation, which was then controlled by Mr. Muller. On March 22, 2002, we signed a Consent to Final Judgment of Permanent Injunction and Other Relief in settlement of this action as against the corporation only, which the court approved on July 2, 2002. Under this settlement, we were not required to admit fault and did not pay any fines or restitution. The SEC’s charges of fraud and stock manipulation continue against Mr. Muller and others.
          On July 2, 2002, after an investigation by our newly constituted board of directors, we filed a cross-complaint in the SEC action against Mr. Muller and others seeking injunctive relief, disgorgement of monies and stock and financial restitution for a variety of acts and omissions in connection with sales of our stock and other transactions occurring between 1998 and 2002. Among other things, we alleged that Mr. Muller and certain others sold Company stock without providing adequate consideration to us; sold insider shares without making proper disclosures and failed to make necessary filing required under federal securities laws; engaged in self-dealing and entered into various undisclosed related-party transactions; misappropriated for their own use proceeds from sales of our stock; and entered into various undisclosed arrangement regarding the control, voting and disposition of their stock. On July 30, 2002, the U.S. Federal District Court, Southern District of New York, granted our application for a preliminary injunction against Mr. Muller and others, which prevented Mr. Muller and other cross-defendants from selling, transferring, or encumbering any assets and property previously acquired from us, from selling or transferring any of our stock that they may own or control, or from taking any action to injure us or our business and from having any direct contact with our shareholders. The injunctive order also prevents Mr. Muller from engaging in any effort to exercise control over our corporation and from serving as an officer or director of our company. While we believe that we have valid claims, there can be no assurance that an adverse result or settlement would not have a material adverse effect on our financial position or cash flow.

          In the course of the litigation, we have obtained ownership control over Mr. Muller’s claimed patent rights to ZEFS. Under a Buy-Sell Agreement between Mr. Muller and dated December 29, 1998, Mr. Muller, who was listed on the ZEFS patent application as the inventor of ZEFS, purported to grant us all international marketing, manufacturing and distribution rights to ZEFS. Those rights were disputed because an original inventor of ZEFS contested Mr. Muller’s legal ability to have conveyed those rights.
          In Australia, Mr. Muller entered into a bankruptcy action seeking to overcome our claims for ownership of ZEFS. In conjunction with these litigation proceedings, a settlement agreement was reached with the bankruptcy trustee whereby the $10 per unit royalty previously due to Mr. Muller under his contested Buy-Sell Agreement was terminated and replaced with a $.20 per unit royalty payable to the bankruptcy trustee. On November 7, 2002, under a settlement agreement executed with Mr. Muller’s bankruptcy trustee, the trustee transferred to us all ownership and legal rights to this international patent application for ZEFS.
          Both the SEC and we filed Motions for Summary Judgment contending that there are no material issues of fact in contention and as a matter of law, the Court should grant a judgment against Mr. Muller and the cross-defendants.
          Mr. Muller and several of the defendants filed a Motion to Dismiss the complaint filed by us and moved for summary judgment in their favor. On December 28, 2004, Judge George B. Daniels, denied the cross-defendants’ motion to dismiss our cross-complaint, denied the defendants’ request to vacate the July 2, 2002 preliminary injunction and denied their request for damages against us. The court also refused to grant a summary judgment in favor of the cross-defendants and dismissed Mr. Muller’s claims against us for indemnification for his legal costs and for damages resulting from the litigation. Neither Mr. Muller nor any of the cross-defendants have filed any cross-claims against us and we are not exposed to any liability as a result of the litigation, except for possibly incurring legal fees and expenses should we lose the litigation.
          On November 16, 2005, the Court granted the SEC’s motion for summary judgment. In granting the motion, the Court has barred Mr. Muller from serving as an officer or director of a public company for a period of 20 years, ordered Mr. Muller to disgorge any shares of our stock that he still owns and directed the Company to cancel any issued and outstanding shares of our stock still owned by Mr. Muller. Mr. Muller was also ordered to disgorge to the SEC unlawful profits in the amount of $7.5 million and a pay a civil penalty in the amount of $100,000. Acting in accordance with the ruling and decision of the Court, we have canceled (i) 8,047,403 shares of its common stock held by Mr. Muller and/or his affiliates, (ii) options to acquire an additional 10,000,000 shares of our common stock held by Mr. Muller personally and (iii) $1,017,208 of debt which Mr. Muller claimed was owed to him by the Company.
          In response to the November 16, 2005 decision by the Court, Muller filed a motion seeking to set aside the Decision and Order of the Court. On March 31, 2006, the Court issued a Decision and Order denying Muller’s Motion to set aside the Decision on Summary Judgment issued against Muller on November 16, 2005.
          A final decision on the motion for summary judgment filed by us, which potentially would terminate the ongoing litigation, is still pending. Should the Court not grant summary judgment in our favor, the case will be scheduled for final disposition in a trial. Although the outcome of this litigation cannot be predicted with any degree of certainty, we are optimistic that, based upon previous developments in the litigation and the Court’s granting of the SEC’s motion for summary judgment, the Court’s ruling on our motion for summary judgment will either significantly narrow the issues for any later trial or will result in a final disposition of the case in a manner favorable to us.
          In April 2005, Jeffrey A. Muller, the Company’s former sole director and executive officer, filed a complaint against us in the Federal District Court for the Central District of California, seeking declaratory and injunctive relief and alleging unfair competition in connection with a claimed prior patent interest in ZEFS and stock option rights. In seeking declaratory relief, Mr. Muller is seeking to have the patent rights in ZEFS that were previously transferred to us by Mr. Muller’s bankruptcy trustee declared null and void.
          This lawsuit brought by Mr. Muller arose out of the same claims that are the subject of ongoing litigation in the Federal District Court for the Southern District of New York, in which we have previously obtained a preliminary injunction against Mr. Muller barring him from any involvement with the Company and preventing Mr. Muller, his agents or assigns, from exercising any claimed rights to our assets or stock. Mr. Muller previously filed the same complaint in the Federal District Court for the Southern District of New York, which claim is still pending. On December 28, 2004, Federal District Court Judge George B. Daniels issued a decision dismissing motions filed by Mr. Muller against our cross-claims. The dismissal of those motions involved similar causes of action as those contained in Mr. Muller’s recent lawsuit commenced in the Federal District Court for the Central District of California. Since the case in New York is still pending, we believe that the filing of the new lawsuit in California is subject to various defenses which should result in the dismissal of the new lawsuit.

          On January 25, 2006, Mr. Muller’s complaint, filed in the California District Court and transferred to the Federal Court in the Southern District of New York, was assigned to Judge George B. Daniels. It is expected that the Court will consolidate that complaint with the already pending claims encompassed within our Motion for Summary Judgment. While we believe that we have valid claims and defenses, there can be no assurance that an adverse result or outcome on the pending motions or a trial of this case would not have a material adverse effect on our financial position or cash flow.
MARKET PRICE OF COMMON STOCK
AND OTHER STOCKHOLDER MATTERS
Market Information
          Through February 1, 2006, our common stock was quoted on the Pink Sheets under the symbol “ZERO” Effective February 2, 2006, our common stock is quoted on the Over the Counter Bulletin Board under the symbol “ZERO”. The following table sets forth the high and low closing prices of our common stock for the quarters indicated as quoted on the Pink Sheets through February 1, 2006, and on the OTC Bulletin Board since February 2, 2006:

	2004
	High	Low
First Quarter	$1.50	$0.95
Second Quarter	$2.05	$1.20
Third Quarter	$1.95	$1.20
Fourth Quarter	$1.90	$1.16

	2005
	High	Low
First Quarter	$1.49	$0.90
Second Quarter	$1.20	$0.90
Third Quarter	$1.14	$0.75
Fourth Quarter	$1.01	$0.72

	2006
	High	Low
First Quarter	$4.74	$0.65
Second Quarter	$3.09	$1.49
Holders
          According to the records of our transfer agent, we had 1,034 stockholders of record of our common stock at September 20, 2006. We estimate that we had approximately 2,977 additional beneficial owners of our common stock held in street name as of October 2, 2006.
Dividends
          We do not pay a dividend on our common stock and we currently intend to retain future cash flows to finance our operations and fund the growth of our business. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions in respect to the payment of dividends and other factors that our Board of Directors deems relevant.
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS
          The following discussion and analysis contains forward-looking statements. These forward-looking statements include predictions regarding our future:

•	revenues and profits;

•	customers;

•	research and development expenses and efforts;

•	scientific test results;

•	sales and marketing expenses and efforts;

•	liquidity and sufficiency of existing cash;

•	pending and future financings;

•	the success of new product development;

•	market acceptance and commercial viability of our existing and new products;

•	the outcome of pending or threatened litigation; and

•	the effect of recent accounting pronouncements on our financial condition and results of operations.
          You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” “continues,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.
          Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the heading “Risk Factors” in our Annual Report on Form 10-KSB for the year ended December 31, 2005. All forward-looking statements included in this document are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.
Overview
          The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and notes thereto included in Part I, Item 1 of this Form 10-QSB and the Financial Statements and notes thereto contained in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.
          We are a development stage company that has not yet generated revenues. Historically, we devoted the bulk of our efforts to the completion of the design, the development of our production models and the promotion of our products in the marketplace worldwide. Our products, based on our “ZEFS”, “CAT-MATE” and “MK IV” technologies, are designed to reduce harmful emissions, and/or improve fuel efficiency and overall performance on equipment and vehicles driven by internal combustion engines. We have taken actions to secure our intellectual property rights to the ZEFS and CAT-MATE technologies.
          During 2005 and continuing in the six-month period ended June 30, 2006, we began to focus on the initial marketing of our products. We entered into the first agreements for the distribution of our products in late 2005 and early 2006. Our first two U.S. distributorship agreements with Team Phantom of Alaska and MPC of California, provides for the sale of our ZEFS-based products in the North American OEM and after-market for motorcycles through the distributors to certain named prospective purchasers. We anticipate that we will begin delivering some products under the agreement with MPC commencing in the fourth quarter of 2006 and we currently believe that we will begin generating revenue in late 2006.
          In January 2006, we entered into our first international distributorship agreement, with GAE. The agreement provides that GAE will serve as our exclusive distributor for our products using ZEFS and CAT-MATE technologies in the People’s Republic of China. The agreement with GAE was conditioned upon our ZEFS-based products achieving EURO2 standards in tests to be conducted in Shanghai. These tests were conducted and passed in April 2006.
          In July 2006, GAE placed its first order under the distributorship agreement, for 100,000 units, to be shipped in installments between now and July 2007. These product are in production and we anticipate that we will begin delivering products under the agreement to GAE commencing in October 2006, and will begin generating revenue in late 2006.

          In April 2006, we entered into a product development agreement with Kwong Kee in China. Kwong Kee, a manufacturer of mufflers and catalytic converters, will collaborate with us on product development based on our CAT-MATE technology. As part of our strategic alliance, Kwong Kee will make available its research and development facilities, testing equipment and product design and development support team.
          In July 2006, we entered into an agreement with Quadrant, pursuant to which Quadrant will provide product development services for our products. Under this agreement, Quadrant was also granted a right of first refusal to manufacture our ZEFS and other magnetic products.
          Also in July 2006, we entered into an agreement with Marketing Matters, Inc. to provide exclusive agency services in the United States for advertising, marketing, industry and trade show promotion, as well as packaging design services. We entered into a separate agreement with SS Sales and Marketing Group, to provide marketing and promotional services in the western United States and western Canada for our products.
          In addition, we are continuing our marketing efforts to international governmental entities in cooperation with UNEP and various OEMs and the aftermarket to sell or license products using our ZEFS, MK IV and CAT-MATE technologies. We anticipate that these efforts will continue during the remainder of 2006 and for the foreseeable future.
          As part of our ongoing product development, we are in the process of launching two new product lines, ECO ChargR and MAG ChargR, which we differentiate based on their differing magnetic fluxes and their applications. ECO ChargR products will be more focused toward reduction in emissions and MAG ChargR will be more focused toward performance and fuel economy.
          The ECO ChargR product line incorporates our ZEFS or MK IV technologies, and is intended specifically for the reduction of exhaust emissions in vehicle and small utility motors. These products will be marketed primarily to OEMs as well as pilot and government-mandated emissions programs.
          The MAG ChargR products line incorporates our ZEFS or MK IV technologies, as well as other power enhancing features, to exploit the power and mileage improving attributes of our magnetic technologies. MAG ChargR will be marketed primarily to the consumer aftermarket for many vehicles, including but not limited to cars, trucks, motorcycles, scooters, ATVs, snowmobiles, personal watercrafts and small utility motors.
          Expenses have been funded primarily through the sale of stock and convertible debt. We have raised capital in 2006 and will need to raise additional capital in 2006, and possibly beyond, to fund our sales and marketing efforts, continuing research and development, and certain other expenses, until our revenue base grows sufficiently.
          Since February 2, 2006, our common stock has been quoted on the Over-the-Counter Bulletin Board under the symbol “ZERO”.
Results of Operations
          Three-Month and Six-Month Periods Ended June 30, 2006 Compared to Three-Month and Six-Month Periods Ended June 30, 2005
          To date, we have not generated any revenues and our business continues in the development stage. We have focused our efforts on verifying and developing our technologies and products and commencing marketing efforts for their sale. We expect to begin generating revenue in late 2006.
          General and administrative expenses were $1,852,870 for the three-month period ended June 30, 2006, compared to $583,310 for the three-month period ended June 30, 2005, an increase of $1,269,560. This increase is primarily attributable to non-cash items in the amount of $761,620. These non-cash items are made up of revaluation of options and warrants using the Black- Scholes option pricing model amounting to $729,983, and depreciation of $31,637. Increases in cash expenses were $507,940 and were made up of salaries, benefits and consulting fees of $193,168; corporate expenses of $38,226; professional fees of $133,866; travel of $87,668 and rent and utilities and office expenses of $55,012.
          General and administrative expenses were $3,607,840 for the six-month period ended June 30, 2006, compared to $1,244,905 for the six-month period ended June 30, 2005, an increase of $2,362,935. This increase is primarily attributable to in non-cash items in the amount of $1,586,215. These non-cash items are made up of revaluation of options and warrants using the Black- Scholes option pricing model amounting to $1,533,634, and depreciation of $52,681. Increases in cash expenses were $776,720 and were made up of salaries, benefits and consulting fees of $370,840; corporate expenses of $56,092; professional fees of $184,116; travel expense of $57,370 and rent and utilities and office expenses of $108,302.

          Research and development expenses were $121,111 for the three-month period ended June 30, 2006, compared to $190,637 for the three-month period ended June 30, 2005, a decrease of $69,526. This decrease is primarily attributable to a decrease in research by RAND of $80,691, offset in part by an increase in product research, testing and prototype expenses of $11,165.
          Research and development expenses were $178,873 for the six-month period ended June 30, 2006, compared to $592,122 for the six-month period ended June 30, 2005, a decrease of $413,249. This decrease is primarily attributable to a decrease in research by RAND of $460,723, offset in part by an increase in product research, testing and prototype expenses of $47,474. Other
          Other Income (expense) was ($1,018,244) for the three months ended June 30, 2006, compared to ($570) for the three months ended June 30, 2005, an increase of $1,017,674. This increase is primarily attributed to an increase in non-cash interest expense made up of an accounting valuation and amortization of warrant values associated with convertible debt financing totaling $974,889 and actual interest paid of $44,886. Interest and other income increased $7,101.
          Other income (expense) was ($2,203,617) for the six months ended June 30, 2006, compared to ($2,546) for the six months ended June 30, 2005, an increase of $2,201,071. This increase is primarily attributed to an increase in non-cash interest expense made up of accounting valuation and amortization of warrant values associated with convertible debt financing totaling $2,113,825 and actual interest paid of $95,523. Interest and other income increased $7,101 and provision for income taxes decreased $1,176.
          We expect our operating costs to increase during the balance of fiscal year 2006, primarily as a result of anticipated increases in product development expenses, general and administrative expenses and marketing expenses, as we continue production and sales activities during 2006.
          We had a net loss of $2,992,225, or $0.09 per share, for the three-month period ended June 30, 2006, compared to a net loss of $774,517, or $0.02 per share for the three-month period ended June 30, 2005. We had a net loss of $5,990,330, or $0.18 per share, for the six-month period ended June 30, 2006, compared to a net loss of $1,839,573, or $0.05 per share for the six-month period ended June 30, 2005. We expect to incur additional net loss in the fiscal year ending December 31, 2006, primarily attributable to continued general and administrative expenses and marketing-related expenditures without the benefit of any significant revenue for the remainder of the year.
          Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
          To date, we have not generated any revenues and our business continues in the development stage. We have focused our efforts on verifying and developing our technologies and devices and commencing marketing efforts for their distribution and sale. We entered into the first agreements for the distribution of our devices in late 2005 and early 2006.
          General and administrative expenses were $2,631,082 for the fiscal year ended December 31, 2005, compared to $3,319,901 for the fiscal year ended December 31, 2004, a decrease of $688,819. This decrease is attributable to decreases in non-cash amortization of deferred compensation, consulting fees, director fees, professional fees and settlement costs $938,935; corporate expenses $36,695 and travel $34,007, partially offset by increases in salaries and consulting $201,749; other office expense $43,500; insurance $24,549; professional fees $23,741; rent and utilities $16,619; and non-cash depreciation $10,660.
          Research and development expenses were $1,150,361 for the fiscal year ended December 31, 2005, compared to $1,873,464 for the fiscal year ended December 31, 2004, a decrease of $723,103. Our research and development expenses include contractual payments to RAND, consultant’s fees, capital expenditures, cost of services and supplies. The decrease in research and development expenses is primarily attributable to a decrease in non-cash research expense of $1,210,450, as well as actual R&D expenses for Australia also decreasing by $20,375. These decreases were offset by increases in actual expenses at our United States R&D facility, which increased by $112,722, and, contractual payments to RAND, which increased by $395,000.
          Patent settlement costs were $-0- in the fiscal year ended December 31, 2005, compared to $1,610,066 in the fiscal year ended December 31, 2004. The patent settlement costs in the fiscal year ended December 31, 2004 were attributable to the Black-Scholes valuation placed on 1,000,000 warrants issued in connection with the acquisition of certain of our intellectual property.
          Other income and (expense) was $666,256 for the fiscal year ended December 31, 2005, compared to $151 for the fiscal year ended December 31, 2004, an increase of $666,105. This increase was primarily attributed to the cancellation of the Muller loan of $1,017,208, offset by increases of non-cash interest expense relating to convertible debt of $296,692; interest expense of $49,143 and other income $5,268.

          We had a net loss of $3,115,186, or $.08 per share, for the year ended December 31, 2005, as compared to a net loss of $6,803,280, or $.19 per share in the fiscal year ended December 31, 2004. We expect a decrease in the net loss in the fiscal year ending December 31, 2006 primarily attributable to sales we currently expect in the fourth quarter of 2006.
Liquidity and Capital Resources
          We have incurred negative cash flow from operations in the development stage since our inception in 1998. As of June 30, 2006, we had cash of $1,628,517 and an accumulated deficit of $26,236,404. Our negative operating cash flow since inception has been funded primarily through the sale of common stock, issuance of convertible debt, and, to a lesser degree, by proceeds we received from the exercise of options and warrants.
          The financial statements accompanying this Report have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of our business. As reflected in the accompanying financial statements, we had a net loss of $2,992,225 and negative cash flow from operations of $1,513,930 for the three-month period ended June 30, 2006, a net loss of $5,990,330 and negative cash flow from operations of $2,449,893 for the six-month period ended June 30, 2006 and a stockholders’ deficiency of $155,189 as of June 30, 2006. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional funds and implement our business plan. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.
          As of June 30, 2006, our expenses ran, and are expected to continue to run, at a “burn rate” of approximately $400,000 per month. Our current capital resources will be sufficient to fund operations only through October 2006, and we will require additional capital in order to operate beyond this date. We anticipate that at least a portion of our cash flow needs will be satisfied by the exercise of outstanding warrants to purchase our common stock, at variable prices, which are coming due at various times this year. In addition, we are actively pursuing other financing alternatives, none of which is in place at present.
          In 2005, we sold an aggregate of $1,501,378 principal amount of our 9% convertible subordinated notes (the “Investor Notes”) due July 31, 2006, to certain investors. Subsequent to the end of the three-month period ended June 30, 2006 and prior to the maturity date of the Investor Notes, $1,127,658 aggregate principal amount of Investor Notes (representing 100% of the outstanding principal amount of the then-outstanding notes) and $112 of accrued interest, were converted voluntarily by the holders of the Investor Notes into 1,611,100 shares of our common stock, at a conversion price of $0.70 per share.
          In late 2005 and early 2006, we conducted an offering (the “Bridge Offering”) and sold an aggregate $1,075,000 principal amount of our 9% convertible subordinated notes (the “Bridge Notes”) and issued warrants (“Bridge Warrants”) to purchase up to 2,303,568 shares of our common stock at $1.00 per share, to certain investors. Net proceeds to us from the sale of the Bridge Notes were $935,250. All of the Bridge Notes were converted voluntarily by the holders of the Bridge Notes into 1,535,715 shares of our common stock (the “Bridge Shares”), at a conversion price of $0.70 per share, on or prior to the maturity date of the Bridge Notes on May 31, 2006.
          In 2006, we have raised capital through the sale of our common stock, to provide some of the funds necessary to continue to execute on our business plan. In April, 2006, we conducted an offering (the “Overseas Offering”) and sold 473,000 shares of our common stock at $1.56 per share and issued warrants to purchase up to 118,250 shares of our common stock at an exercise price of $2.60 per share, to two overseas investors. We raised $737,881 gross proceeds ($667,803 net proceeds) in this offering.
          In May 2006, we conducted an offering (the “PIPE Offering”) and sold 873,018 shares of our common stock (the “PIPE Shares”) at $1.89 per share and issued warrants (the “PIPE Warrants”) to purchase up to 436,511 shares of our common stock at $2.70 per share, through our exclusive placement agent, Spencer Clarke LLC of New York. We raised $1,650,009 gross proceeds ($1,435,508 net proceeds) in the PIPE Offering.
          On June 28, 2006, we filed a registration statement to register the Bridge Shares and the PIPE Shares, and the shares of our common stock issuable upon exercise of the Bridge Warrants, the PIPE Warrants and warrants issued to Spencer Clarke LLC for various investment banking and other related services, including services in connection with the Bridge Offering, the Overseas Offering and the PIPE Offering. The registration statement was declared effective by the SEC on July 24, 2006.
          During the six-month period ended June 30, 2006, we also raised $1,117,625 gross and net proceeds through the exercises of outstanding warrants. Subsequent to June 30, 2006 and through September 20, 2006, we raised an additional $400,702 gross and net proceeds through the exercise of outstanding warrants.
          Future minimum commitments for non-cancelable operating leases, convertible notes (if not converted into common stock prior to maturity) and employment agreements as of June 30, 2006 are as follows:

	2006(1)	2007	2008	Total
Operating Leases	$69,000	$94,000	$3,000	$166,000
Convertible notes(2)	—	—	—	—
Employment Agreements(3)	400,000	810,000	—	1,210,000
Total	$469,000	$904,000	$3,000	$1,376,000

(1)	2006 is for the six-month period ending December 31, 2006. 2007 and 2008 reflect the 12-month periods then ending.

(2)	Convertible notes above exclude notes totaling $1,128,000 that were converted into common stock subsequent to June 30, 2006.

(3)	Excludes for 2008 employment agreements that expire on December 31, 2007, but which are automatically renewable unless notice of termination is previously given.
          We believe that exercises of in-the-money options and warrants, together with sales of our securities in other financings we have undertaken and may undertake in the future, will provide most of the proceeds needed to meet our capital requirements on a going forward basis. However, there can be no assurance that additional equity or debt financing will be available or available on terms favorable to us. If we are unable to obtain additional financing, we may be required to delay, reduce the scope of, or eliminate, our ongoing research and development programs, reduce our marketing and sales activities, or relinquish rights to technologies that we might otherwise seek to develop or commercialize.
Off-Balance Sheet Arrangements
          We are not a party to any off-balance sheet arrangements, and we do not engage in trading activities involving non-exchange traded contracts. In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets.
          We do not believe that inflation has had a material impact on our business or operations.
Critical Accounting Policies and Estimates
          Our discussion and analysis of financial condition and results of operations is based upon our Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these Financial Statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, expenses, and related disclosure of contingent assets and liabilities. We evaluate, on an on-going basis, our estimates and judgments, including those related to the useful life of the assets. We base our estimates on historical experience and assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
          The methods, estimates and judgments we use in applying our most critical accounting policies have a significant impact on the results that we report in our Financial Statements. The SEC considers an entity’s most critical accounting policies to be those policies that are both most important to the portrayal of a company’s financial condition and results of operations and those that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about matters that are inherently uncertain at the time of estimation. We believe the following critical accounting policies, among others, require significant judgments and estimates used in the preparation of our Financial Statements:
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain significant estimates were made in connection with preparing our financial statements as described in Note 2 to Notes to Financial Statements. Actual results could differ from those estimates.
     Stock-Based Compensation
          On January 1, 2006, we adopted Statements of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123R supersedes our previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal

2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123R. We have applied the provisions of SAB 107 in our adoption of SFAS 123R.
          We adopted SFAS 123R using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of our 2006 fiscal year. Stock-based compensation expense recognized under SFAS 123R for employees and directors for the three and six months ended June 30, 2006 was $736,285 and $1,214,775, respectively. Basic and diluted loss per share would have been $(0.07) for the quarter ended June 30, 2006 and $(0.15) for the six months ended June 30, 2006, if we had not adopted SFAS 123R, compared to reported basic and diluted loss per share of $(0.09) and $(0.18) per share, respectively. As of June 30, 2006 there is $1,271,649 of unrecognized compensation expense related to unvested options that are expected to vest through February 2007. The weighted average period over which this expense is to be recognized is approximately three months.
Recent Accounting Pronouncements
          In November 2004, the Financial Accounting Standards Board “(FASB”) issued Statement of Financial Accounting Standards No. 151, “Inventory Costs”. This Statement amends the guidance in ARB No. 43 Chapter 4 Inventory Pricing, to require items such as idle facility costs, excessive spoilage, double freight and rehandling costs to be expensed in the current period, regardless if they are abnormal amounts or not. This Statement will become effective for us in the first quarter of 2006. The adoption of SFAS No. 151 is not expected to have a material impact on our financial condition, results of operations, or cash flows.
          In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects of the cumulative effect of the change. In the event of such impracticality, SFAS No. 154 provides for other means of application. In the event the Company changes accounting principles, it will evaluate the impact of SFAS No. 154.
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
Directors and Executive Officers
          The following table sets forth the name, age and position held by each of our executive officers and directors, as of September 20, 2006. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders.

Name	Age	Position	Director Since
Eugene E. Eichler, CPA	79	Chief Executive Officer, Chief Financial Officer and Director	2002
Bruce H. McKinnon	64	President and Director	2002
John Bautista	47	Executive Vice President of Operations	—
Joseph Helleis(1)(2)	68	Chairman of the Board and Director	2002
Hon. John J. Brown, AO(2)(3)	74	Director	2002
John F. Price, Ph.D(1)(2)(3)	63	Director	2002
Cecil Bond Kyte(1)(3)	35	Director	2006

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee
Biographical Information
          Eugene E. Eichler, CPA, has served as our Chief Executive Officer since October 2005, assuming the position previously held by our late Chairman and Chief Executive Officer Edward L. Masry, and has served as our Chief Financial Officer since May 2002. He has also been a director since May 2002. Mr. Eichler served as our President from March 2004 to October 2005 and as our

Chief Operating Officer from October 2001 to March 2004. Mr. Eichler was the Chief Financial Officer and Firm Administrator of the law firm Masry & Vititoe from 1982 to October 2001. From 1974 to 1982, Mr. Eichler provided financial consulting services to Foundation for HMO’s, Acne Care Medical Clinics and Earth Foods, Inc. From 1960 to 1974, Mr. Eichler headed financial consulting services for Milburn Industries and Brown, Eichler & Company. From 1953 to 1960, he held the position of Chief Budgets and Forecasts at North American Aviation. From 1951 to 1953, Mr. Eichler held various audit positions at the Atomic Energy Commission. Mr. Eichler received a B.A. from University of Montana.
          Bruce H. McKinnon has served as our President since October 2005 and our Chief Operating Officer since August 2006, and has been a director since May 2002. He served as our Executive Vice-President of Business Development from December 2003 to March 2004 and our Chief Operating Officer from March 2004 to October 2005. Mr. McKinnon served as Chief Executive Officer and President of KZ Golf, Inc., an international golf equipment company, from 1994 to December 2003. From 1990 to 1994, he was President and Chief Executive Officer of TTL Corporation and Novaterra, Inc., environmental remediation and technology corporations. Prior to 1990, Mr. McKinnon was an owner, Chairman and Chief Executive Officer of several international trading and manufacturing corporations.
          John Bautista has served as our Executive Vice President of Operations since February 2006 and served as our Vice President of Operations from July 2005 through February 2006. He previously served as a consultant to our company from April 2005 to June 2005. From June 2003 to June 2005, Mr, Bautista was President and CEO of JDAK Enterprise, Inc., a company engaged in international importing, distribution and brokerage of motorcycle parts, as well as the production and assembly of custom motorcycles. From January 1999 through May 2003, Mr. Bautista was Mechanical Service and Calibration Department Manager for Mechanical Environmental Systems Analysis and Adjustment Agency. Mr. Bautista has technical knowledge and experience with ISO certified programs under Department of Defense, Department of Energy and Environmental Protection Agency regulations.
          Joseph Helleis has served as a director since May 2002 and as our Chairman of the Board since December 2005, succeeding the late Edward L. Masry, who passed away on December 6, 2005. Mr. Helleis also serves as chairperson of the Audit Committee, and, until June 26, 2006, also served as chairperson of the Compensation Committee and the Nominating and Corporate Governance Committee. Since 2002, he has been operating his own financial services consulting firm, Joseph Helleis and Associates. From 2000 to 2002, he was President/Chief Executive Officer with Bank of Whittier, California. From 1981 to 2000, he served in senior executive capacities as Chairman/CEO, President/CEO, and Chief Credit Officer with number of financial institutions in the southern California region. After his honorable discharge from the United States Navy in 1960, Mr. Helleis served with Citibank in New York City until 1981 where his last position was Vice President/Senior Credit Officer for the New York State Business Banking Region.
          Hon. John J. Brown, AO, has served as a director since May 2002. Reflecting the Company’s increased activities and growing corporate governance needs, Mr. Brown also became chairperson of the Compensation Committee on June 26, 2006. He has served as Chairman of the Australian Tourism Task Force since 1989 and currently is a professional consultant to Service Corporation International Australia. Mr. Brown has also served as director of Macquarie Tourism and Leisure since 1990. From 1983 to 1988, Mr. Brown was Minister for Sport and Tourism for the Australian government and from 1987 to 1988 he was the Minister for the Environment. He was a member of the Olympics bid teams for Brisbane (1992), Melbourne (1996) and the successful Sydney bid (2000). Mr. Brown was Founding Director of the Sydney Olympic Games Organizing Committee in 1992 and the Sydney Paralympic Organizing Committee in 1998.
          John F. Price, Ph.D., has served as a director since May 2002. Reflecting the Company’s increased activities and growing corporate governance needs, Mr. Price also became chairperson of the Nominating and Corporate Governance Committee on June 26, 2006. He co-founded and has served as Chairman of the Board of Conscious Investing Pty Ltd., a software company, since May 2001. In June 1998, Mr. Price founded Price Value, Inc., a software company to market software that he developed. He has served as Chairman of the Board of Price Value, Inc. since 1998. Since October 1997, Mr. Price has held various teaching positions in mathematics and physics at University of New South Wales. From 1990 to 1998, he was professor and head of the Mathematics Department at Maharishi University of Management. Mr. Price received a B.Sc. and M.Sc. from the University of Melbourne and a Ph.D. from the Australian National University.
          Cecil Bond Kyte has served as a director on February 21, 2006. Since December 2002, Mr. Kyte has been an investor in a number of businesses, including those in oil and gas exploration, and financial services, including SwissGuard International, GmbH, based in Zurich, Switzerland, of which he is a co-founder. SwissGuard serves the American annuity market with an emphasis on asset protection and growth. From February 2000 to November 2002, Mr. Kyte was employed by Chautauqua Airways, a United States regional carrier, in various capacities, including service as an airline pilot from February 2002 to November 2002. Mr. Kyte received a B. S. Degree in Accounting from Long Beach State University.

EXECUTIVE COMPENSATION
          The following table sets forth certain information regarding the compensation earned during the last three fiscal years by the Named Executive Officers:
Summary Compensation Table

		Long-Term Compensation Awards
		Annual	Restricted Stock	Securities
	Fiscal	Compensation	Award(s)	Underlying	All Other
Name and Principal Position	Year	Salary ($)(4)	($)(5)	Options (#)	Compensation ($)
Edward L. Masry(1)	2005	$1	$—	490,909	$—
Chairman and Chief	2004	$1	$—	328,740	$—
Executive Officer	2003	$—	$—	—	$—
Eugene E. Eichler(2)	2005	$240,000	$—	425,000	$—
Chief Executive Officer	2004	$234,500	$—	286,956	$—
and Chief Financial Officer	2003	$172,328	$—	—	$—
Bruce H. McKinnon(3)	2005	$192,000	$—	350,000	$—
President	2004	$191,800	$—	236,956	$—
	2003	$—	$—	—	$—

(1)	Mr. Masry was appointed President and Chief Executive Officer in October 2001 at no annual salary. In March 2004, Mr. Masry relinquished his position as President, but continued to serve as Chief Executive Officer at a contractual salary of $1 per year until October 2005, when he resigned that position. Mr. Masry passed away on December 6, 2005 and the 490,909 shares relating to long-term compensation awards lapsed upon his death because they had not vested as of such date. See “Employment Agreements” below.

(2)	Mr. Eichler was appointed Chief Operating Officer, Chief Financial Officer and Treasurer in October 2001. In March 2004, Mr. Eichler relinquished his position as Chief Operating Officer, and was appointed President of the Company, a position he held until October 2005, when he assumed the position of Chief Executive Officer. Mr. Eichler continues to serve as Chief Financial Officer. See “Employment Agreements” below.

(3)	Mr. McKinnon was appointed Executive Vice President of Business Development in October 2001. In March 2004, Mr. McKinnon was appointed Chief Operating Officer of the Company, a position he held until October 2005, when he assumed the position of President. Mr. McKinnon was also named Chief Operating Officer on August 8, 2006. See “Employment Agreements” below.

(4)	The law firm Masry & Vititoe, PC, of which Mr. Masry was a principal shareholder, paid for Mr. Eichler’s salary for 2003 pursuant to an arrangement under which we reimbursed Masry & Vititoe, PC for a portion of his salary. The portion reimbursed by us is shown in the table above.

(5)	The number and value of vested and unvested restricted stock based upon the closing market price of the common stock at December 30, 2005 ($0.72) were as follows: Mr. Eichler, 500,000 vested shares valued at $360,000; and Mr. McKinnon, 400,000 vested shares valued at $288,000. Messrs. Eichler’s and McKinnon’s shares vested in October 2003.
Stock Option Grants
          The following table sets forth information concerning the stock option grants made to each of the Named Executive Officers during the 2005 fiscal year. No stock appreciation rights were granted to any of the Named Executive Officers during the 2005 fiscal year.

	Individual Grants
	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise or
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal 2005	per Share	Date
Edward L. Masry (1)	90,909	5.6%	$1.10	03/02/09
Edward L. Masry (1)	400,000	24.8%	$.85	03/02/14
Eugene E. Eichler	100,000	6.2%	$1.10	03/02/14
Eugene E. Eichler	325,000	20.2%	$.85	03/02/14
Bruce H. McKinnon	100,000	6.2%	$1.00	03/02/14
Bruce H. McKinnon	250,000	15.5%	$.85	03/02/14

(1)	Mr. Masry passed away on December 6, 2005 and the 490,909 shares relating to option grants in 2005 lapsed upon his death because they had not vested as of such date.
Aggregated Option Exercises in Last Fiscal Year
And Year-End Option Values
          No options were exercised by any of the Named Executive Officers during the 2005 fiscal year. No stock appreciation rights were exercised by any of the Named Executive Officers during the 2005 fiscal year. The following table sets forth the number of shares of our common stock subject to exercisable and unexercisable stock options which the Named Executive Officers held at the end of the 2005 fiscal year.

			Number of Securities
			Underlying Unexercised
	Shares	Value	Options at		Value of Unexercised
	Acquired on	Realized	Fiscal Year-End (#)		In-the-Money Options ($)(1)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Edward L. Masry	—	$—	2,537,208	282,441	$2,458,468	$230,137
Eugene E. Eichler	—	$—	717,435	244,521	$674,970	$186,986
Bruce H. McKinnon	—	$—	385,586	201,370	$343,120	$143,836

(1)	Market value of our common stock at fiscal year-end minus the exercise price. The closing price of our common stock on December 30, 2005, the last trading day of the year, was $0.72 per share.
Employment Agreements
          Agreement with Eugene E. Eichler. On December 1, 2003, the Company entered into an employment agreement, which was subsequently amended, and then later amended and restated on June 26, 2006, with Eugene E. Eichler, pursuant to which he originally served as our Chief Operating Officer. Since October 5, 2005, Mr. Eichler has served as our Chief Executive Officer and Chief Financial Officer. The initial term of the agreement expires on December 31, 2007 and renews automatically for additional one-year terms unless either party has given notice of non-extension prior to the end of a term. Under the agreement, as amended, Mr. Eichler was paid base compensation of $192,000 per annum through March 1, 2004, $240,000 per annum from March 2, 2004 through October 4, 2005 and $300,000 per annum effective October 5, 2005. The base compensation is reviewable by the Board in subsequent years of the term. Mr. Eichler is also eligible to participate in the Company’s incentive and benefit plans, including eligibility to receive grants of stock options under the 2004 Plan, and an automobile allowance which is presently $822 per month and has been as much as $960 per month.
          If Mr. Eichler’s employment is terminated by us without cause or as a result of his disability or death, he or his estate, as the case may be, will be entitled to receive an amount equal to the greater of (i) his highest base compensation paid to him with respect to one of the two years immediately preceding the year in which the termination occurs or (ii) his base compensation in effect immediately prior to the date of termination, for a period of one year beginning on the date of termination. In addition, he will be entitled to receive an amount equal to the greater of the aggregate bonus(es), if any, paid to him with respect to one of the two years immediately preceding the year in which the termination occurs. Mr. Eichler and his dependents will be entitled to continue to participate at the same levels in the Company’s benefit plans for a period of one year. If Mr. Eichler’s employment is terminated by him for good reason or as a result of a change of control, he will be entitled to receive all accrued salary, bonus and benefits for a period of three years from the date of termination. If Mr. Eichler’s employment is terminated by us for cause or by Mr. Eichler without good reason, he will only be entitled to receive accrued salary and benefits through the date of termination. The agreement also contains standard confidentiality and non-solicitation provisions.
          Agreement with Bruce H. McKinnon. On December 1, 2003, the Company entered into an employment agreement, which was subsequently amended and later amended and restated on June 26, 2006, with Bruce H. McKinnon, pursuant to which he originally served as our Executive Vice President of Business Development. Since October 5, 2005, Mr. McKinnon has served as our President and since august 8, 2006, he has also served as our Chief Operating Officer. The initial term of the agreement expires on December 31, 2007 and renews automatically for additional one-year terms unless either party has given notice of non-extension prior to the end of a term. Under the agreement, as amended, Mr. McKinnon was paid base compensation of $153,600 per annum through March 1, 2004, $192,000 per annum from March 2, 2004 through October 4, 2005 and $240,000 per annum effective October 5, 2005. The base compensation is reviewable by the Board in subsequent years of the term. Mr. McKinnon is also eligible to participate in the Company’s incentive and benefit plans (except for the Company’s group health insurance plan), including eligibility to receive grants of stock options under the 2004 Plan and an automobile allowance of $900 per month. Mr. McKinnon participates in the group health plan maintained by KZ Golf, Inc. and the Company reimburses him for premium amounts he is required to contribute therefor.
          If Mr. McKinnon’s employment is terminated by us without cause or as a result of his disability or death, he, or his estate as the case may be, will be entitled to receive an amount equal to the greater of (i) his highest base compensation paid to him with respect to one of the two years immediately preceding the year in which the termination occurs or (ii) his base compensation in effect immediately prior to the date of termination, for a period of one year beginning on the date of termination. In addition, he will be entitled to receive an amount equal to the greater of the aggregate bonus(es), if any, paid to him with respect to one of the two years immediately preceding the year in which the termination occurs. Mr. McKinnon and his dependents will be entitled to continue to participate at the same levels in the Company’s benefit plans for a period of one year. If Mr. McKinnon’s employment is terminated by him for good reason or as a result of a change of control, he will be entitled to receive all accrued salary, bonus and benefits for a period of three years from the date of termination. If Mr. McKinnon’s employment is terminated by us for cause or by Mr. McKinnon without good reason, he will only be entitled to receive accrued salary and benefits through the date of termination. The agreement also contains standard confidentiality and non-solicitation provisions.
          Agreement with John R. Bautista, III. On July 1, 2005, the Company entered into an employment agreement, which has since been amended and restated on June 26, 2006, with John R. Bautista, III, pursuant to which he served as our Vice President of Operations from July 1, 2005 through February 21, 2006 and Executive Vice President of Operations since February 21, 2006, at which time he also became an executive officer of the Company. The initial term of the agreement expired on December 31, 2005 and renews automatically for additional one-year terms unless either party has given notice of non-extension prior to the end of a term. Under the agreement, as amended, Mr. Bautista was paid base compensation of $120,000 per annum from July 1, 2005 through February 28, 2006 and $150,000 per annum effective March 1, 2006. The base compensation is reviewable by the Board of Directors in subsequent years of the term. On August 8, 2006, the Compensation Committee of the Board approved an increase in base annual salary to Mr. Bautista from $150,000 to $200,000, effective as of such date. Mr. Bautista is eligible to participate in the Company’s incentive and benefit plans (except for the Company’s group health insurance plan), including eligibility to receive grants of stock options under the 2004 Plan and an automobile allowance of $900 per month. Mr. Bautista participates in the group health insurance plan maintained by his spouse’s employer and the Company reimburses him for the premium amounts he is required to contribute therefor.
          If Mr. Bautista’s employment is terminated by us without cause or as a result of his disability or death, he, or his estate as the case may be, will be entitled to receive an amount equal to the greater of (i) his highest base compensation paid to him with respect to one of the two years immediately preceding the year in which the termination occurs or (ii) his base compensation in effect immediately prior to the date of termination, for a period of one year beginning on the date of termination. In addition, he will be entitled to receive an amount equal to the greater of the aggregate bonus(es), if any, paid to him with respect to one of the two years immediately preceding the year in which the termination occurs. Mr. Bautista and his dependents will be entitled to continue to participate at the same levels in the Company’s benefit plans for a period of one year. If Mr. Bautista’s employment is terminated by him for good reason or as a result of a change of control, he will be entitled to receive all accrued salary, bonus and benefits for a period of three years from the date of termination. If Mr. Bautista’s employment is terminated by us for cause or by Mr. Bautista without good reason, he will only be entitled to receive accrued salary and benefits through the date of termination. The agreement also contains standard confidentiality and non-solicitation provisions.
          Agreement with the Late Edward L. Masry. On December 1, 2003, the Company entered into an employment agreement with Edward L. Masry, pursuant to which he served as our Chief Executive Officer. The initial term of the agreement was due to expire on December 31, 2007 and would have renewed automatically for additional one-year terms unless either party had given notice of non-extension prior to the end of a term. The agreement provided for a base compensation of $1 per year. Mr. Masry was eligible to participate in the Company’s incentive and benefit plans, including eligibility to receive grants of stock options under the 2004 Plan.
          If Mr. Masry’s employment had been terminated by us without cause or was terminated as a result of his disability or death,

he or his estate, as the case may be, will be entitled to receive an amount equal to the greater of the aggregate bonus(es), if any, paid to him with respect to one of the two years immediately preceding the year in which the termination occurs. In addition, Mr. Masry and his dependents would be entitled to continue to participate at the same levels in the Company’s benefit plans for a period of one year. If Mr. Masry’s employment had been terminated by him for good reason or as a result of a change of control, he would have been entitled to receive all accrued salary, bonus and benefits for a period of three years from the date of termination. If Mr. Masry’s employment had been terminated by us for cause or by Mr. Masry without good reason, he would only have been entitled to receive accrued salary and benefits through the date of termination. The agreement also contained standard confidentiality and non-solicitation provisions.
          Mr. Masry passed away on December 6, 2005.
Compensation of Board of Directors
          In 2005 and from January 1, 2006 through August 8, 2006, our directors who are not officers or employees of the Company were each compensated for their services in the amount of $1,000 per meeting of the Board. In addition, the chairperson of the Audit Committee receivef a retainer of $3,000 per month and the chairperson of the Compensation, and Nominating and Corporate Governance Committees each receivef a retainer of $2,000 per month.
          In 2005, our directors who were not officers or employees of the Company also each received, in addition to the foregoing cash compensation, annual grants of options to purchase 100,000 shares of our common stock, at $.85 per share. In addition, Joseph Helleis received an additional grant of options to purchase 75,000 shares of our common stock, at $.85 per share, for serving as the chairperson of the Audit, Compensation, and Nominating and Corporate Governance Committees. All of the foregoing options vest fully on the first anniversary of the date of grant.
          In mid-2006, the Company undertook a comprehensive review of its director compensation policy, including cash and non-cash components, with the assistance of an outside executive compensation consulting firm. On August 8, 2006, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, approved and authorized a revision to the Company’s non-employee director compensation policy to provide that, effective August 8, 2006, equity compensation may be granted to non-employee directors pursuant to the Company’s then-current equity incentive plan, or as may otherwise be determined by the Board. In addition, the Board approved a change in cash compensation to be paid to non-employee directors effective August 8, 2006.
          On August 8, 2006, the Board approved the payment of annual cash compensation to non-employee directors, effective as of such date, as follows:

Board Member	$7,500
Chairman of the Board	$25,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating/Corporate Governance Committee Chair	$15,000
          Additionally, each such Board member will receive $1,000 for each Board meeting he attends, whether in person or telephonically. Each such Board member, including committee chairs, will also receive $500 for each committee meeting he attends, whether in person or telephonically.
          Also on August 8, 2006, the Board authorized a grant to each non-employee director, and to former director Robert Sylk, of an option to purchase 30,000 shares of the Company’s common stock at an exercise price of $2.255 per share, being the closing price of the Company’s common stock on August 7, 2006, each such option to vest fully on August 8, 2007 and remain exercisable for five years from the date of grant, with the exception of Robert Sylk, whose option vests immediately and is execisable for one year from the date of grant.
Stock Option Plan
          Introduction. On March 2, 2004, the Board approved our 2004 Stock Option Plan (the “2004 Plan”), subject to approval from our stockholders, which approval was received at the 2004 Annual Meeting on May 24, 2004. At the Annual Meeting of Stockholders held on May 24, 2005 (the “2005 Annual Meeting”), the Company’s stockholders approved an amendment to the 2004 Plan to increase the maximum number of shares of common stock that could be issued under the 2004 Plan from a total of

1,500,000 shares of common stock to 5,000,000 shares of common stock, or an increase of 3,500,000 shares.
          On February 21, 2006, the Board approved and recommended to the stockholders for approval an additional amendment to the 2004 Plan to increase the maximum number of shares of common stock that can be issued under the 2004 Plan from a total of 5,000,000 shares of common stock to 7,000,000 shares of common stock, or an increase of an additional 2,000,000 shares. This proposal was approved by the Company’s stockholders at the 2006 Annual Meeting of Stockholders held on May 19, 2006.
          As of September 20, 2006, we had outstanding options issued under the 2004 Plan to purchase 4,078,299 shares of our common stock and options issued outside the 2004 Plan to purchase an additional 3,250,000 shares of our common stock. The weighted-average exercise price of all outstanding options is approximately $0.63 per share.
          Purpose of the 2004 Plan. The 2004 Plan is intended to benefit and strengthen the Company and its stockholders by:
•	encouraging stock ownership by selected key employees, directors, consultants and advisers

•	assisting the Company in attracting and retaining key personnel; and

•	providing to participating personnel added incentive for high level of performance.
          Administration. A committee of three or more people selected by the Board administers the 2004 Plan. The Board has designated the Compensation Committee as the administrator of the 2004 Plan.
          Shares Available for Grant Under the Plan. As originally adopted by the stockholders at the 2004 Annual Meeting, the 2004 Plan contained a total of 1,500,000 shares of our common stock, subject to adjustment in the event of certain changes in our capitalization. At the 2005 Annual Meeting, the stockholders approved an amendment to the 2004 Plan, increasing the total number of shares which can be the subject of grants under the 2004 Plan from 1,500,000 to 5,000,000, an increase of 3,500,000 shares. At the 2006 Annual Meeting, the stockholders approved a further amendment to the 2004 Plan, increasing the total number of shares which can be the subject of grants under the 2004 Plan from 5,000,000 to 7,000,000, an increase of an additional 2,000,000 shares. If an option terminates or expires for any reason without having vested and been exercised, the related shares of common stock will again become available for grant.
          Eligibility. All employees, directors, consultants and advisers of the Company are eligible to receive option grants under the 2004 Plan. As of September 20, 2006, two Named Executive Officers, four non-employee directors and 14 other employees were eligible to be selected by the Compensation Committee to receive grants under the 2004 Plan.
          Types and Terms of Stock Options. The Compensation Committee may grant either incentive stock options qualified with respect to Internal Revenue Code Section 422 (“ISOs”) or options not qualified under any section of the Internal Revenue Code (“non-qualified options”). All ISOs granted under the 2004 Plan must have an exercise price that is at least equal to the fair market value of our common stock on the grant date and, in the case of a person who is a 10% or greater stockholder, the exercise price must be at least 100% of the fair marketing value of our common stock on the grant date. The exercise price of a non-qualified option shall be determined by the Board or the Compensation Committee. As of March 31, 2006, the fair market value of a share of our common stock, determined by the closing price per share on that date as quoted on the OTC Bulletin Board, was $2.95. No stock option granted under the 2004 Plan may have a term longer than ten years and, in the case of a person who is a 10% or greater stockholder, the stock option may not have a term longer than five years. The exercise price of stock options may be paid in cash, or, if the Compensation Committee permits, by tendering shares of common stock.
          Vesting. The Compensation Committee has the authority to determine the amounts and period of time over which a stock option shall become exercisable (vest). However, the fair market value with respect to which an ISO is exercisable by an optionee during any calendar year may not exceed $100,000.
          Stock Options Granted to Specific Individuals. The number of options that any individual may be granted, if any, under the 2004 Plan will be determined, from time to time, in the discretion of the Compensation Committee or, when appropriate, the Board, and therefore cannot be determined in advance.
          Federal Income Tax Consequences. The following summary is intended only as a general guide to the United States federal income tax consequences under current law of incentive stock options and non-qualified stock options, which are authorized for grant under the 2004 Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the 2004 Plan or tax consequences based on particular circumstances. The tax consequences may vary if options are granted outside the United States.
          Incentive Stock Options. An option holder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Internal Revenue Code Section 422. Option holders who dispose of the shares acquired under an incentive stock option after two years following the date the option was granted and after one year following the exercise of the option will normally recognize a capital gain or loss upon a sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If an option holder satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an option holder disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the option holder upon the disqualifying disposition of the shares generally will result in a deduction by the Company for federal income tax purposes.
          Non-Qualified Options. Options not designated or qualifying as incentive stock options will be non-qualified options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a non-qualified option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a non-qualified option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. No tax deduction is available to the Company with respect to the grant of a non-qualified option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a non-qualified option.
          Other Considerations. The Internal Revenue Code allows publicly-held corporations to deduct compensation in excess of $1 million paid to the corporation’s chief executive officer and its four other most highly compensated executive officers in office at the end of the tax year if the compensation is payable solely based on the attainment of one or more performance goals and certain statutory requirements are satisfied. We intend for compensation arising from grants of awards under the 2004 Plan, which are based on performance goals, including stock options and stock appreciation rights granted at fair market value, to be deductible by us as performance-based compensation not subject to the $1 million limitation on deductibility.
          Transferability. All ISOs are non-transferable other than by will or the laws of descent and distribution and shall be exercisable during an optionee’s lifetime only by the optionee. The Compensation Committee may provide that a non-qualified option may be transferred under certain terms and conditions.
          Extraordinary Events. In the event of a sale of more than half the fair market value of the assets of the Company, the acquisition by a group or entity of more than 30% of the voting securities of the Company, or the dissolution or liquidation of the Company, all stock options not exercised shall terminate as of the date such transaction or event takes place, unless the stock options are assumed. The vesting of unvested stock options shall be accelerated in certain circumstances in connection with the acquisition of the assets or stock of the Company and the optionee shall be entitled to receive cash equal to the difference between the exercise price of the stock option and value of the consideration attributable to the transaction.
          Amendment and Termination. The Board or the Compensation Committee may suspend, amend or terminate the 2004 Plan at any time, but no such action may be taken without stockholder approval if such approval is required by law or if such action increases the maximum number of shares that may be issued under the 2004 Plan, reduces the exercise price of an ISO, increases the maximum term of an ISO or permits stock options to be granted to anyone not eligible to be granted options at the time of the adoption of the 2004 Plan. The Board may, with the consent of an optionee, make modifications of the terms and conditions of that person’s stock option, other than as described in the preceding sentence, in which case stockholder approval is also required.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 23, 2006 by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	our Chief Executive Officer and each of our four other most highly-compensated executive officers serving as such as of December 31, 2005 whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the Company (such individuals are hereafter referred to as the “Named Executive Officers”); and

•	all of our directors and executive officers as a group.

	Number of Shares of	Percentage of
	Common Stock	Shares Beneficially
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)	Owned(2)
Estate of Edward L. Masry(3)	7,328,740	17.6%
Cecil Kyte(4)	2,317,359	5.7%
Eugene E. Eichler(5)	1,640,528	4.1%
Bruce H. McKinnon(6)	1,135,341	2.8%
Joseph Helleis(7)	525,000	1.3%
John Price(8)	441,000	1.1%
John Brown(9)	400,000	1.0%
All directors and executive officers as a group (8 persons)(10)	14,120,953	31.2%

(1)	Unless otherwise indicated, the address of each listed person is c/o Save the World Air, Inc., 5125 Lankershim Boulevard, North Hollywood, California 91601.

(2)	Percentage of beneficial ownership is based upon 39,317,619 shares of our common stock outstanding as of September 20, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Under the rules of the SEC, Mr. Masry is a Named Executive Officer of our company for 2005. Mr. Masry passed away on December 6, 2005. Consists of 1,000,000 shares of our common stock and options to purchase 2,328,740 shares of our common stock exercisable either currently or within 60 days after September 20, 2006 and 2,800,000 shares and warrants to purchase an aggregate 1,200,000 shares of our common stock held by Masry & Vititoe, PC. Mr. Masry was a shareholder of Masry & Vititoe, PC, and may be deemed to have been a beneficial owner of the shares held by such entity during the period that Mr. Masry served as our Chairman and Chief Executive Officer. During is lifetime, Mr. Masry disclaimed beneficial ownership of these shares except to the extent of his proportional share therein.

(4)	Consists of 1,207,359 shares of our common stock and warrants to purchase 1,110,000 shares of our common stock exercisable either currently or within 60 days after September 20, 2006.

(5)	Consists of 500,000 shares of our common stock and, options to purchase 961,956 shares of our common stock held by Mr. Eichler and 71,429 shares of our common stock and, warrants to purchase 107,143 shares of our common stock held by the Eichler/Wise Family Trust, a revocable trust of which Mr. Eichler is a Trustee. All of such options and warrants are exercisable or convertible either currently or within 60 days after September 20, 2006.

(6)	Consists of 400,000 shares of our common stock held by Mr. McKinnon, options to purchase 586,956 shares of our common stock exercisable either currently or within 60 days of September 20, 2006 and 69,814 shares of our common stock and warrants to purchase 78,571 shares of our common stock held by the KZ Golf, Inc. Defined Benefit Pension Plan exercisable or convertible either currently or within 60 days after September 20, 2006. Mr. McKinnon is a principal stockholder of KZ

Golf, Inc. and a participant in the KZ Golf Defined Benefit Pension Plan.

(7)	Consists of 250,000 shares of our common stock held by M. Helleis and options to purchase 275,000 shares of our common stock exercisable either currently or within 60 days after September 20, 2006.

(8)	Consists of 291,000 shares of our common stock held by Mr. Price and options to purchase 150,000 shares of our common stock exercisable either currently or within 60 days after September 20, 2006.

(9)	Consists of 250,000 shares of our common stock held by Mr. Brown and options to purchase 150,000 shares of our common stock exercisable either currently or within 60 days after September 20, 2006.

(10)	In addition to the securities indicated in the foregoing footnotes, consists of 154,414 shares of our common stock and options and warrants to purchase 178,517 shares of our common stock exercisable within 60 days of September 20, 2006.
THE DUTCHESS TRANSACTION
Investment Agreement
          The nature of the investment agreement between Dutchess and us is commonly known as an equity line of credit. The maximum amount we may raise under the equity line is $10,000,000, provided we register enough shares to raise this amount, although we are not obligated to request any portion of the $10,000,000. As of the date of this prospectus, we have not drawn down any portion of the $10,000,000 commitment, leaving the entire $10,000,000 available under the equity line of credit. Over a period of 36 months, we may periodically deliver new issue shares of our common stock to Dutchess, which then delivers cash to us based on a price per share tied to the current market price of our common stock. The actual number of shares that we may issue subject to the investment agreement is not determinable as it is based on the market price of our common stock from time to time.
          During the 36-month term of the investment agreement, we may request a drawdown on the equity line of credit by delivering a “put notice” to Dutchess stating the dollar amount of shares we intend to sell to Dutchess. The purchase price Dutchess is required to pay for the shares is equal to 97% of the “market price.” The “market price” is equal to the lowest closing best bid price during the pricing period. The pricing period is the five-trading-day period beginning on the day Dutchess receives a drawdown request from us, if the request is received by Dutchess before 9:00 a.m. Eastern Time. Otherwise, the pricing period begins on the trading day following the date Dutchess receives a drawdown request from us. The amount we may request in a given drawdown is, at our sole election, either (i) 200% of the average daily U.S. market trading volume of our common stock for the 10 trading days prior to the request multiplied by the average of the three daily closing best bid prices immediately preceding our request, or (ii) $250,000.
          Sample Put Amount and Purchase Price Calculations
          The calculation below assumes a put notice date of September 20, 2006. Set forth below is a trading summary of our common stock for the period September 6, 2006 through September 19, 2006, the 10 trading days immediately prior to the put notice date of September 20, 2006, and the five trading days immediately following the put notice date of September 20, 2006.

	Closing bid
Date	price	Volume
Sept. 6, 2006	$1.20	94,779
Sept. 7, 2006	$1.20	124,095
Sept. 8, 2006	$1.21	153,504
Sept. 11, 2006	$1.20	24,206
Sept. 12, 2006	$1.20	86,240
Sept. 13, 2006	$1.30	47,175
Sept. 14, 2006	$1.56	28,508
Sept. 15, 2006	$1.65	47,730
Sept. 18, 2006	$1.46	30,379
Sept. 19, 2006	$1.46	7,864
Sept. 20, 2006	$1.46	13,730
Sept. 21, 2006	$1.40	18,205
Sept. 22, 2006	$1.30	32,689
Sept. 25, 2006	$1.46	62,765
Sept. 26, 2006	$1.46	22,655
Sept. 27, 2006	$1.46	3,749
          The average daily volume for the 10 trading days prior to September 20, 2006, is 64,448 shares, and 200% of this average is 128,896. The average of the three daily closing bid prices immediately prior to September 20, 2006 is $1.523, resulting in a put amount of $196,309. Thus, on September 20, 2006, we could have requested a put amount of either $196,309 or $250,000.
          The purchase price Dutchess would pay for the shares would be equal to 97% of the lowest closing best bid price during the five trading day period following September 20, 2006, which in this example is $1.30, resulting in a purchase price of $1.261 per share.
          Conditions to Dutchess’s Obligation to Purchase Shares
          We are not entitled to request a drawdown unless each of the following conditions is satisfied:
(i)	a registration statement is and remains effective for the resale of securities in connection with the equity line of credit;

(ii)	at all times during the period between our request for a drawdown and its subsequent funding, our common stock is listed on its principal market and shall not have been suspended from trading thereon for a period of two consecutive trading days;

(iii)	we have complied with our obligations and are otherwise not in breach or default of any agreement related to the equity line of credit;

(iv)	no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of securities in connection with the equity line of credit; and

(v)	the issuance of the securities in connection with the equity line of credit will not violate any shareholder approval requirements of the principal market.
          If any of the events described in clauses (i) through (v) above occurs after we make a drawdown request, then Dutchess shall have no obligation to fund that drawdown.
          The equity line of credit will be suspended if (i) the trading of our common stock is suspended by the SEC, the primary stock exchange or market on which our common stock is listed or quoted (currently, the OTC Bulletin Board) or the NASD for a period of two consecutive trading days, or (ii) our common stock ceases to be registered under the Exchange Act of 1934 or listed or traded on its principal market. The equity line of credit terminates when Dutchess has purchased an aggregate of $10,000,000 of our common stock or September 15, 2009, whichever occurs first.
          Under the investment agreement, we have agreed to file a registration statement, of which this prospectus is a part, to register 7,000,000 shares of the common stock which could be issued under the equity line of credit. However, depending upon the total amount of the equity line of credit that we may wish to draw over the 36-month of the facility, and the price of our stock over such period of time, we may issue more than the 7,000,000 shares being registered pursuant to this registration statement. In such event, we would be obligated to suspend puts under the equity line of credit while we prepare, file and seek to have declared effective a new registration statement covering the additional number of shares above the 7,000,000 shares being registered hereunder.
          Dutchess may not own more than 4.99% of our issued and outstanding stock at any one time.
Equity Line of Credit Registration Rights Agreement
          Under the registration rights agreement, we agreed to file a registration statement, of which this prospectus is a part, to register 7,000,000 shares of the common stock which could be issued under the equity line of credit. We also agreed not to file any other registration statement for other securities until 30 days after this registration statement becomes effective.
SELLING SECURITY HOLDERS
Selling Security Holders Table
          The table below sets forth information concerning the resale of the shares of common stock by the selling security holders. We will not receive any proceeds from the resale of the common stock by the selling security holders.
          The shares to be offered by the selling security holders:
•	may be acquired in an amount up to an aggregate 7,000,000 shares of our common stock at an assumed purchase price of $1.4162 per share (based on 97% of the closing price of our common stock as quoted on the OTC Bulletin Board on September 20, 2006), under our equity line of credit.
          The shares being registered hereunder and offered pursuant to this prospectus are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”), to give the selling security holders the opportunity to sell these shares publicly. This prospectus is part of a registration statement on Form SB-2 filed by us with the Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the selling security holders. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling security holders after any sales made pursuant to this prospectus because the selling security holders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling security holders will sell all of the shares listed in this prospectus.
          The following table sets forth the beneficial ownership of the selling security holders. The term “selling security holder” or “selling security holders” includes the stockholders listed below and their respective transferees, assignees, pledges, donees or other successors. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

	Beneficial Ownership Before Offering			Beneficial Ownership
			Number of	After Offering
	Number of		Shares Being	Number
Name of Selling Security Holder	Shares	Percent(1)	Offered	of Shares	Percent(1)(2)
Dutchess Private Equities Fund, L.P.(2)	7,000,000	17.79%	7,000,000	0	—

*	less than 1%.

(1)	Assumes 39,317,619 shares of common stock are outstanding immediately before and immediately after the offering.

(2)	Douglas Leighton and Michael Novelli are the managing members of Dutchess Capital Management, LLC, which acts as general partner to Dutchess Private Equities Fund, L.P.
          The information in the above table is as of the date of this prospectus. Information concerning the selling security holders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.
Relationships with Selling Security Holders
          Spencer Clarke LLC is the Company’s investment banker. They have been issued warrants for investment banking services provided to us from time to time, including in connection with offerings of our securities, which securities have previously been registered for resale by them under a registration statement that has been declared effective by the SEC. Spencer Clarke LLC will receive 8% of the gross proceeds of any drawdown under the equity line of credit with Dutchess, payable by us in cash.
PLAN OF DISTRIBUTION
          Each selling security holder of our common stock and any of their transferees, pledgees, assignees, donees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
          The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
          Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-

dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling security holder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.
          The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling security holders may be deemed to be underwriters within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling security holder and/or the purchasers. Each selling security holder has represented and warranted to our company that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder’s business and, at the time of its purchase of such securities such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.
          There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
          The selling security holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus. Upon our company being notified in writing by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling security holder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.
          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Our principal executive offices consist of leased space in North Hollywood, California. We lease this space from KZG, pursuant to a lease we originally entered into on October 16, 2003 and which expired on October 16, 2005. We exercised an option to renew the lease, which renewal term was due to expire on October 15, 2007. Through October 16, 2005, the rent was $3,400 per month for approximately 1,225 square feet, and for comprehensive office support services, including reception, parking and conference facilities. During the extended lease term, the rent was $3,740 per month.
          In connection with our need to acquire additional office space and expanded services as our business activities grow, we entered into a new lease dated as of January 1, 2006 with KZG, replacing the prior lease and the terms applicable under the extended term thereof. The new lease is for a term of 19 months, expiring July 31, 2007. The new rent is $6,208 per month for approximately 1,700 square feet of office space, and for additional common area use, expanded office support services, including a computer network, and additional parking spaces. We have the right to renew the lease for an additional term of two years at a 10% increase over the then-current rent.
     Thereafter, in July 2006, we acquired two additional offices comprising approximately 250 square feet, and additional parking spaces. We expect that the increase in the rent we pay to KZG will be less than $1,000 per month; however, we have not concluded negotiations with KZG as to the exact amount of the additional rent.
     Bruce H. McKinnon, our President, Chief Operating Officer and a director, is an owner of KZG. Management believes that the terms of the lease with KZG are no less favorable than what we would have had to pay for equivalent space and comparable services with an unaffiliated party.
     In December 2005, Eugene Eichler, the Company’s Chief Executive Officer, loaned $45,000 to the Company for working capital purposes. The loan was unsecured, bore interest at 6% per annum and was due on demand. In February 2006, Mr. Eichler converted the loan into the Company’s Bridge Notes, which notes themselves were convertible into 64,286 shares of common stock at a conversion price of $.70 per share, and, in addition, received warrants to purchase 96,429 shares of common stock at an exercise price of $1.00 per share, as part of a private offering which we were conducting at that time. Mr. Eichler’s Bridge Notes were converted prior to the maturity of the Bridge Notes into 64,286 shares of common stock. The securities that were issued to Mr. Eichler upon both conversions described above were issued to him on the same terms as the securities we issued to all other investors during that private offering and upon the conversion of the Bridge Notes into shares of common stock.
DESCRIPTION OF SECURITIES
     We are presently authorized to issue 200,000,000 shares of $.001 par value common stock. As of September 20, 2006, we had 39,317,619 shares of common stock issued and outstanding.
Common Stock
     The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding- up of our company, and after payment of creditors, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.
Stock Purchase Warrants
  Bridge Warrants
     The Bridge Warrants which may be exercised for shares of our common stock entitle the holder to purchase the stated number of shares of our common stock at an exercise price of $1.00 per share, subject to adjustment in the event of stock splits, stock dividends, reclassifications or other similar transactions. These warrants are exercisable until 5 p.m. Eastern time on the second anniversary of the date of their issuance.
     These Warrants may be exercised by surrendering the warrant certificates evidencing the warrants to be exercised with the accompanying form of election to purchase, together with payment of the aggregate exercise price in cash.
     The holders of these warrants have no right to vote on matters submitted to our stockholders and have no right to receive any dividends which may be declared on our Common Stock. The holders of these warrants will not be entitled to share in our assets in the event of liquidation, dissolution or the winding up of the Company. If a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that any of these unexercised warrants are executory contracts which may be subject to rejection by us, and the holders of these warrants may, even if sufficient funds are available, receive nothing or less than they would have been entitled to if they had exercised their warrants prior to the commencement of any bankruptcy case.

  PIPE Warrants
     In May 2006, we conducted a private placement in which we sold an aggregate 873,018 shares of our common stock to several accredited investors. We received $1,650,009 gross proceeds and $1,435,508 net proceeds in this offering. In addition, in connection with this offering, we issued warrants, or PIPE Warrants, to purchase a total of 436,511 shares of our common stock, to these same investors. We also issued PIPE warrants to purchase a total of 87,302 shares of our common stock at an exercise price of $2.70 to our placement agent in that offering, Spencer Clarke LLC. Spencer Clarke LLC is a member of the National Association of Securities Dealers, Inc.
     The PIPE Warrants which may be exercised for shares of our common stock entitle the holder to purchase the stated number of shares of our common stock at an exercise price of $2.70 per share, subject to adjustment in the event of stock splits, stock dividends, reclassifications or other similar transactions. These warrants are exercisable until 5 p.m. California time on May 24, 2009.
     These warrants may be exercised by surrendering the warrant certificates evidencing the warrants to be exercised with the accompanying form of election to purchase, together with payment of the aggregate exercise price in cash.
     The holders of these warrants have no right to vote on matters submitted to our stockholders and have no right to receive any dividends which may be declared on our Common Stock. The holders of these warrants will not be entitled to share in our assets in the event of liquidation, dissolution or the winding up of the Company. If a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that any of these unexercised warrants are executory contracts which may be subject to rejection by us, and the holders of these warrants may, even if sufficient funds are available, receive nothing or less than they would have been entitled to if they had exercised their warrants prior to the commencement of any bankruptcy case.
  Other Warrants
     In November 2003, we sold 60,000 shares of common stock and issued a warrant to purchase up to 60,000 shares of our common stock, exercisable at $0.50 per share for five years, in consideration of the cancellation of a loan in the principal amount of $15,000 made to us by Joette Masry, the wife of our late Chief Executive Officer, Edward L. Masry.
     In July 2004, we issued ten-year warrants to purchase an aggregate 1,000,000 shares of our common stock in connection with patent acquisition agreements with two individuals. These warrants are exercisable at $1.00 per share.
     In April 2006, we issued a five-year warrant to one service provider in connection with services to be provided to us. The warrant was exercisable for up to 100,000 shares of common stock at an exercise price of $2.30 per share and vested as to 8,333 shares per month commencing April 30, 2006. This warrant vested as to 41,665 shares and was forfeited as to the balance of 58,335 shares upon the termination of the service provider’s services as of August 31, 2006. The 41,665 shares issuable upon exercise of the vested portion of the warrant have piggyback registration rights.
     The foregoing warrants may be exercised by surrendering the warrant certificates evidencing the warrants to be exercised with the accompanying form of election to purchase, together with payment of the aggregate exercise price in cash.
     The holders of these warrants have no right to vote on matters submitted to our stockholders and have no right to receive any dividends which may be declared on our Common Stock. The holders of these warrants will not be entitled to share in our assets in the event of liquidation, dissolution or the winding up of the Company. If a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that any of these unexercised warrants are executory contracts which may be subject to rejection by us, and the holders of these warrants may, even if sufficient funds are available, receive nothing or less than they would have been entitled to if they had exercised their warrants prior to the commencement of any bankruptcy case.

Shares Eligible For Future Sale
     As of September 20, 2006, we had 39,317,619 shares of common stock outstanding. That number does not include (i) 7,328,299 shares that are reserved for issuance under outstanding options and that may be issued if and when the options are exercised, (ii) 21,358,517 shares that are reserved for issuance under warrants and that may be issued if and when such warrants are exercised (3,034,580 of these shares underlying warrants have previously been registered pursuant to a registration statement that has been declared effective by the SEC) and (iii) 2,921,701 shares that are reserved for issuance in connection with options that may be granted under the 2004 Plan.
     Freely Tradeable Shares After Offering. As of September 20, 2006, 31,407,874 of our 39,317,619 outstanding shares of common stock were freely trading shares. Upon the sale of all the shares covered by this prospectus, an additional 7,000,000 shares will be freely tradable without restriction or limitation under the Securities Act. Assuming the issuance of all the shares to Dutchess being registered hereunder, after the completion of this offering there will be 46,317,619 shares of common stock outstanding, of which 38,407,874 shares will be tradable without restriction under the Securities Act.
     Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities shares for at least one year, including persons who may be deemed our “affiliates,” as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares (approximately 393,176 shares if the currently outstanding warrants and options are not exercised and the Investor Notes are not converted, or approximately 680,044 shares if all options and warrants are exercised and all Investor Notes are converted) or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least two years, would be entitled under Rule 144(k) to sell such shares without regard to any volume limitations under Rule 144.
     Form S-8 Registration of Options. On September 1, 2006, we filed a registration statement on Form S-8 covering the 7,000,000 shares of our common stock that have been reserved for issuance under our 2004 Plan, which permits the resale of such shares in the public marketplace. None of such options have been exercised and none of such shares have been issued to date.
Transfer Agent
     Our transfer agent is Nevada Agency and Trust Company, in Reno, Nevada.
EXPERTS
     The financial statements for the years ended December 31, 2005 and 2004 included in this prospectus have been audited by Weinberg & Co., P.A. to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the report of Weinberg & Co., P.A. and upon the authority of such firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
     Our Articles of Incorporation provide that no officer or director shall be personally liable to us or our stockholders for monetary damages except as provided pursuant to Nevada Revised Statutes. Our bylaws and Articles of Incorporation also provide that we will indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of us from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of us, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accordance with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.
     In the employment agreements that we entered into with Messrs. Eichler, McKinnon and Bautista, we have agreed to indemnify each such employee for all claims arising out of performance of his duties as CEO, President and Executive Vice President of Operations, respectively, other than those arising out of each such person’s gross negligence, recklessness or willful misconduct, to the fullest extent permitted by law.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer for expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
LEGAL MATTERS
     SEC Law Firm, Los Angeles, California has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by Save the World air, Inc. can be read and copied at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website that contains reports, proxy statements, information statements and other information concerning Save the World Air, Inc. located at http://www.sec.gov. This prospectus does not contain all the information required to be in the registration statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

INDEX TO FINANCIAL STATEMENTS
SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Save the World Air, Inc.
We have audited the accompanying balance sheets of Save the World Air, Inc. (a development stage enterprise) as of December 31, 2005 and 2004 and the related statements of operations, changes in stockholders’ deficiency and cash flows for the years then ended and for the period from inception (February 18, 1998) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Save the World Air, Inc. (a development stage enterprise) as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended and for the period from inception (February 18, 1998) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had a net loss of $3,115,186 and a negative cash flow from operations of $2,567,178 for the year ended December 31, 2005, and had a working capital deficiency of $1,708,049 and a stockholders’ deficiency of $1,408,175 as of December 31, 2005. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning this matter are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ WEINBERG & COMPANY, P.A.
WEINBERG & COMPANY, P.A.
March 22, 2006
Los Angeles, California

SAVE THE WORLD AIR, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2005 AND JUNE 30, 2006 (UNAUDITED)

	December 31,		June 30,
	2004	2005	2006
			(Unaudited)
ASSETS

Current assets
Cash	$84,826	$279,821	$1,628,517
Inventory	—	—	3,719
Other current assets	2,602	9,009	122,588

Total current assets	87,428	288,830	1,754,824

Property and equipment, net of accumulated depreciation	35,596	295,374	367,272

Other assets	—	4,500	4,500

	$123,024	$588,704	$2,126,596

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities
Accounts payable	$64,089	$155,456	$117,942
Accrued expenses	84,420	179,461	178,582
Accrued research and development fees	50,000	680,000	495,000
Accrued professional fees	876,452	450,555	501,732
Payable to shareholder	—	45,000	—
Payable to related parties	36,478	158,732	—
Finders fees payable	1,521	8,916	4,666
Convertible debentures, net	—	318,759	983,863

Total current liabilities	1,112,960	1,996,879	2,281,785

Advances from founding executive officer	1,017,208	—	—

Commitments and contingencies
Stockholders’ deficiency
Common stock, $.001 par value: 200,000,000 shares authorized, 37,784,821, 31,387,418, and 37,360,368 (unaudited) shares issued and outstanding at December 31, 2004 and 2005 and June 30, 2006, respectively	37,784	31,387	37,360
Common stock to be issued	119,000	612,521	47,722
Additional paid-in capital	15,043,028	18,336,178	25,996,133
Deferred compensation	(76,068)	(142,187)	—
Deficit accumulated during the development stage	(17,130,888)	(20,246,074)	(26,236,404)

Total stockholders’ deficiency	(2,007,144)	(1,408,175)	(155,189)

	$123,024	$588,704	$2,126,596

See notes to consolidated financial statements.

SAVE THE WORLD AIR, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2004 AND 2005 AND SIX AND THREE MONTHS
ENDED JUNE 30, 2005 AND 2006 (UNAUDITED) AND FOR THE PERIOD FROM
INCEPTION (FEBRUARY 18, 1998) TO JUNE 30, 2006 (UNAUDITED)

							Cumulative
	Years Ended December 31,		Six Months Ended June 30,		Three Months Ended June 30,		Since
	2004	2005	2005	2006	2005	2006	Inception
			(Unaudited)		(Unaudited)		(Unaudited)
Net sales	$—	$—	$—	$—	$—	$—	$—
Operating expenses	3,319,901	2,631,082	1,244,905	3,607,840	583,310	1,852,870	19,098,589
Research and development expenses	1,873,464	1,150,361	592,122	178,873	190,637	121,111	3,982,460
Non-cash patent settlement cost	1,610,066	—	—	—	—	—	1,610,066

Loss before other income	(6,803,431)	(3,781,443)	(1,837,027)	(3,786,713)	(773,947)	(1,973,981)	(24,691,115)
Other income (expense)
Other income	—	—	—	125	—	125	125
Interest income	514	—	—	6,976	—	6,976	7,930
Interest expense	(3,129)	(348,964)	(570)	(2,209,918)	(570)	(1,025,345)	(2,564,583)
Settlement of litigation and debt	—	1,017,208	—	—	—	—	1,017,208

Loss before provision for income taxes	(6,806,046)	(3,113,199)	(1,837,597)	(5,989,530)	(774,517)	(2,992,225)	(26,230,435)
Provision (benefit) for income taxes	(2,766)	1,987	1,976	800	—	—	5,969

Net loss	$(6,803,280)	$(3,115,186)	$(1,839,573)	$(5,990,330)	$(774,517)	$(2,992,225)	$(26,236,404)

Net loss per common share, basic and diluted	$(0.19)	$(0.08)	$(0.05)	$(0.18)	$(0.02)	$(0.09)

Weighted average common shares outstanding, basic and diluted	35,841,225	38,248,575	38,283,771	32,816,890	38,528,563	33,661,360

See notes to consolidated financial statements.

SAVE THE WORLD AIR, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY
FROM INCEPTION (FEBRUARY 18, 1998) TO DECEMBER 31, 2005
AND SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED)

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)
Balance, February 18, 1998 (date of inception)		—	$—	$—	$—	$—	$—	$—
Issuance of common stock on April 18, 1998	.0015 — .01	10,030,000	10,030	—	14,270	—	—	24,300
Net loss		—	—	—	—	—	(21,307)	(21,307)

Balance, December 31, 1998		10,030,000	10,030	—	14,270	—	(21,307)	2,993
Issuance of common stock on May 18, 1999	1.00 — 6.40	198,003	198	—	516,738	—	—	516,936
Issuance of common stock for ZEFS on September 14, 1999	.001	5,000,000	5,000	—	—	—	—	5,000
Stock issued for professional services on May 18, 1999	0.88	69,122	69	—	49,444	—	—	49,513
Net loss		—	—	—	—	—	(1,075,264)	(1,075,264)

Balance, December 31, 1999		15,297,125	15,297	—	580,452	—	(1,096,571)	(500,822)
Stock issued for employee compensation on February 8, 2000	1.03	20,000	20	—	20,580	—	—	20,600
Stock issued for consulting services on February 8, 2000	1.03	100,000	100	—	102,900	—	—	103,000
Stock issued for professional services on April 18, 2000	3.38	27,000	27	—	91,233	—	—	91,260
Stock issued for directors fees on April 18, 2000	3.38	50,000	50	—	168,950	—	—	169,000
Stock issued for professional services on May 19, 2000	4.06	5,000	5	—	20,295	—	—	20,300
Stock issued for directors fees on June 20, 2000	4.44	6,000	6	—	26,634	—	—	26,640
Stock issued for professional services on June 20, 2000	4.44	1,633	2	—	7,249	—	—	7,251
Stock issued for professional services on June 26, 2000	5.31	1,257	1	—	6,674	—	—	6,675
Stock issued for employee compensation on June 26, 2000	5.31	22,000	22	—	116,798	—	—	116,820
Stock issued for consulting services on June 26, 2000	5.31	9,833	10	—	52,203	—	—	52,213
Stock issued for promotional services on July 28, 2000	4.88	9,675	9	—	47,205	—	—	47,214
Stock issued for consulting services on July 28, 2000	4.88	9,833	10	—	47,975	—	—	47,985
Stock issued for consulting services on August 4, 2000	2.13	35,033	35	—	74,585	—	—	74,620
Stock issued for promotional services on August 16, 2000	2.25	25,000	25	—	56,225	—	—	56,250
Stock issued for consulting services on September 5, 2000	2.25	12,833	13	—	28,861	—	—	28,874

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)
Stock issued for consulting services on September 10, 2000	1.50	9,833	10	—	14,740	—	—	14,750
Stock issued for consulting services on November 2, 2000	0.88	9,833	10	—	8,643	—	—	8,653
Stock issued for consulting services on November 4, 2000	0.88	9,833	10	—	8,643	—	—	8,653
Stock issued for consulting services on December 20, 2000	0.50	19,082	19	—	9,522	—	—	9,541
Stock issued for filing services on December 20, 2000	0.50	5,172	5	—	2,581	—	—	2,586
Stock issued for professional services on December 26, 2000	0.38	12,960	13	—	4,912	—	—	4,925
Other stock issuance on August 24, 2000	2.13	2,000	2	—	4,258	—	—	4,260
Common shares cancelled		(55,000)	(55)	—	(64,245)	—	—	(64,300)
Net loss		—	—	—	—	—	(1,270,762)	(1,270,762)

Balance, December 31, 2000		15,645,935	15,646	—	1,437,873	—	(2,367,333)	(913,814)
Stock issued for consulting services on January 8, 2001	0.31	9,833	10	—	3,038	—	—	3,048
Stock issued for consulting services on February 1, 2001	0.33	9,833	10	—	3,235	—	—	3,245
Stock issued for consulting services on March 1, 2001	0.28	9,833	10	—	2,743	—	—	2,753
Stock issued for legal services on March 13, 2001	0.32	150,000	150	—	47,850	—	—	48,000
Stock issued for consulting services on April 3, 2001	0.25	9,833	10	—	2,448	—	—	2,458
Stock issued for legal services on April 4, 2001	0.25	30,918	31	—	7,699	—	—	7,730
Stock issued for professional services on April 4, 2001	0.25	7,040	7	—	1,753	—	—	1,760
Stock issued for consulting services on April 5, 2001	0.25	132,600	132	—	33,018	—	—	33,150
Stock issued for filing fees on April 30, 2001	1.65	1,233	1	—	2,033	—	—	2,034
Stock issued for filing fees on September 19, 2001	0.85	2,678	2	—	2,274	—	—	2,276
Stock issued for professional services on September 28, 2001	0.62	150,000	150	—	92,850	—	—	93,000
Stock issued for directors services on October 5, 2001	0.60	100,000	100	—	59,900	—	—	60,000
Stock issued for legal services on October 17, 2001	0.60	11,111	11	—	6,655	—	—	6,666
Stock issued for consulting services on October 18, 2001	0.95	400,000	400	—	379,600	—	—	380,000
Stock issued for consulting services on October 19, 2001	1.25	150,000	150	—	187,350	—	—	187,500
Stock issued for exhibit fees on October 22, 2001	1.35	5,000	6	—	6,745	—	—	6,751
Stock issued for directors	0.95	1,000,000	1,000	—	949,000	—	—	950,000
Stock issued for consulting services on November 7, 2001	0.85	20,000	20	—	16,980	—	—	17,000

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)
Stock issued for consulting services on November 20, 2001	0.98	43,000	43	—	42,097	—	—	42,140
Stock issued for consulting services on November 27, 2001	0.98	10,000	10	—	9,790	—	—	9,800
Stock issued for consulting services on November 28, 2001	0.98	187,000	187	—	183,073	—	—	183,260
Intrinsic value of options issued to employees		—	—	—	2,600,000	(2,600,000)	—	—
Fair value of options issued to non-employees for services		—	—	—	142,318	—	—	142,318
Amortization of deferred compensation		—	—	—	—	191,667	—	191,667
Net loss		—	—	—	—	—	(2,735,013)	(2,735,013)

Balance, December 31, 2001		18,085,847	18,086	—	6,220,322	(2,408,333)	(5,102,346)	(1,272,271)
Stock issued for directors services on December 10, 2002	0.40	2,150,000	2,150	—	857,850	—	—	860,000
Common stock paid for, but not issued (2,305,000 shares)	0.15-0.25	—	—	389,875	—	—	—	389,875
Fair value of options issued to non-employees for services		—	—	—	54,909	(54,909)	—	—
Amortization of deferred compensation		—	—	—	—	891,182	—	891,182
Net loss for the year ended December 31, 2002		—	—	—	—	—	(2,749,199)	(2,749,199)

Balance, December 31, 2002		20,235,847	20,236	389,875	7,133,081	(1,572,060)	(7,851,545)	(1,880,413)
Common stock issued, previously paid for	0.15	1,425,000	1,425	(213,750)	212,325	—	—	—
Common stock issued, previously paid for	0.25	880,000	880	(220,000)	219,120	—	—	—
Stock issued for cash on March 20, 2003	0.25	670,000	670	—	166,830	—	—	167,500
Stock issued for cash on April 4, 2003	0.25	900,000	900	—	224,062	—	—	224,962
Stock issued for cash on April 8, 2003	0.25	100,000	100	—	24,900	—	—	25,000
Stock issued for cash on May 8, 2003	0.25	1,150,000	1,150	—	286,330	—	—	287,480
Stock issued for cash on June 16, 2003	0.25	475,000	475	—	118,275	—	—	118,750
Stock issued for legal services on June 27, 2003	0.55	83,414	83	—	45,794	—	—	45,877
Debt converted to stock on June 27, 2003	0.25	2,000,000	2,000	—	498,000	—	—	500,000
Stock and warrants issued for cash on July 11, 2003	0.25	519,000	519	—	129,231	—	—	129,750
Stock and warrants issued for cash on September 29, 2003	0.25	1,775,000	1,775	—	441,976	—	—	443,751
Stock and warrants issued for cash on October 21, 2003	0.25	1,845,000	1,845	—	459,405	—	—	461,250
Stock and warrants issued for cash on October 28, 2003	0.25	1,570,000	1,570	—	390,930	—	—	392,500
Stock and warrants issued for cash on November 19, 2003	0.25	500,000	500	—	124,500	—	—	125,000

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)
Finders’ fees related to stock issuances		—	—	43,875	(312,582)	—	—	(268,707)
Common stock paid for, but not issued (25,000 shares)	0.25	—	—	6,250	—	—	—	6,250
Amortization of deferred comp		—	—	—	—	863,727	—	863,727
Net loss for year ended December 31, 2003		—	—	—	—	—	(2,476,063)	(2,476,063)

Balance, December 31, 2003		34,128,261	34,128	6,250	10,162,177	(708,333)	(10,327,608)	(833,386)
Common stock issued, previously paid for	0.25	25,000	25	(6,250)	6,225	—	—	—
Stock issued for director services on March 31, 2004	1.50	50,000	50	—	74,950	—	—	75,000
Stock issued for finders fees on March 31, 2004	0.15	82,500	82	—	12,293	—	—	12,375
Stock issued for finders fees on March 31, 2004	0.25	406,060	407	—	101,199	—	—	101,606
Stock issued for services on April 2, 2004	1.53	65,000	65	—	99,385	—	—	99,450
Debt converted to stock on April 2, 2004	1.53	60,000	60	—	91,740	—	—	91,800
Stock issued upon exercise of warrants on May 21, 2004	0.20	950,000	950	—	189,050	—	—	190,000
Stock issued for directors services on June 8, 2004	1.70	600,000	600	—	1,019,400	—	—	1,020,000
Stock issued for cash on August 25, 2004	1.00	550,000	550	—	549,450	—	—	550,000
Stock issued upon exercise of options on August 30, 2004	0.40	4,000	4	—	1,596	—	—	1,600
Stock issued for cash on September 8, 2004	1.00	25,000	25	—	24,975	—	—	25,000
Stock issued for consulting services on September 15, 2004	1.31	50,000	49	—	65,451	—	—	65,500
Stock issued for patent settlement on September 22, 2004	1.24	20,000	20	—	24,780	—	—	24,800
Stock issued for research and development on October 6, 2004	1.40	65,000	65	—	90,935	—	—	91,000
Stock issued for cash on October 6, 2004	1.00	25,000	25	—	24,975	—	—	25,000
Stock issued for cash on October 15, 2004	1.00	150,000	150	—	149,850	—	—	150,000
Stock issued upon exercise of stock options on October 21, 2004	0.40	6,500	6	—	2,594	—	—	2,600
Stock issued for cash on November 3, 2004	1.00	25,000	25	—	24,975	—	—	25,000
Stock issued for cash on November 18, 2004	1.00	172,500	173	—	172,327	—	—	172,500
Stock issued for cash on December 9, 2004	1.00	75,000	75	—	74,925	—	—	75,000
Stock issued for cash on December 23, 2004	1.00	250,000	250	—	249,750	—	—	250,000
Finders fees related to stock issuances	—	—	—	—	(88,384)	—	—	(88,384)
Common stock paid for, but not issued (119,000 shares)	—	—	—	119,000	—	—	—	119,000
Intrinsic value of options issued to employees	—	—	—	—	248,891	(248,891)	—	—

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)
Fair value of options issued to non-employees for services	—	—	—	—	55,381	(55,381)	—	—
Fair value of warrants issued for settlement costs	—	—	—	—	1,585,266	—	—	1,585,266
Fair value of warrants issued to non-employees for services	—	—	—	—	28,872	—	—	28,872
Amortization of deferred compensation	—	—	—	—	—	936,537	—	936,537
Net loss for year ended December 31, 2004	—	—	—	—	—	—	(6,803,280)	(6,803,280)

Balance, December 31, 2004		37,784,821	37,784	119,000	15,043,028	(76,068)	(17,130,888)	(2,007,144)
Common stock issued, previously paid for	1.00	69,000	69	(69,000)	68,931	—	—	—
Stock issued upon exercise of warrants, previously paid for	1.00	50,000	50	(50,000)	49,950	—	—	—
Stock issued for cash on January 20, 2005	1.00	25,000	25	—	24,975	—	—	25,000
Stock issued upon exercise of warrants on January 31, 2005	0.40	500	1	—	199	—	—	200
Stock issued for cash on February 17, 2005	1.00	325,000	325	—	324,675	—	—	325,000
Stock issued for cash on March 31, 2005	1.00	215,000	215	—	214,785	—	—	215,000
Stock issued for cash on May 17, 2005	1.00	5,000	5	—	4,995	—	—	5,000
Stock issued for cash on June 7, 2005	1.00	300,000	300	—	299,700	—	—	300,000
Stock issued for cash on August 5, 2005	1.00	480,500	480	—	480,020	—	—	480,500
Stock issued for cash on August 9, 2005	1.00	100,000	100	—	99,900	—	—	100,000
Stock issued for cash on October 27, 2005	1.00	80,000	80	—	79,920	—	—	80,000
Common stock cancelled on December 7, 2005	Various	(8,047,403)	(8,047)	—	8,047	—	—	—
Stock issued for settlement of payables on December 21, 2005	—	—	—	57,092	—	—	—	57,092
Stock issued for settlement of payables on December 31, 2005	—	—	—	555,429	—	—	—	555,429
Finders fees related to stock issuances	—	—	—	—	(109,840)	—	—	(109,840)
Intrinsic value of options issued to employees	—	—	—	—	243,750	(243,750)	—	—
Fair value of options issued for settlement costs	—	—	—	—	31,500	—	—	31,500
Fair value of warrants issued for settlement costs	—	—	—	—	4,957	—	—	4,957
Fair value of warrants issued to non-employees for services	—	—	—	—	13,505	—	—	13,505
Amortization of deferred compensation	—	—	—	—	—	177,631	—	177,631
Warrants issued with convertible notes	—	—	—	—	696,413	—	—	696,413
Intrinsic value of beneficial conversion associated with convertible notes	—	—	—	—	756,768	—	—	756,768

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)
Net loss for year ended December 31, 2005	—	—	—	—	—	—	(3,115,186)	(3,115,186)

Balance, December 31, 2005		31,387,418	$31,387	$612,521	$18,336,178	$(142,187)	$(20,246,074)	$(1,408,175)
Stock issued, for previously settled payables (unaudited)	—	846,549	847	(612,521)	611,674	—	—	—
Stock issued upon exercise of warrants on March 23, 2006 (unaudited)	1.50	25,000	25	—	37,475	—	—	37,500
Stock issued upon exercise of warrants on March 27, 2006 (unaudited)	1.50	50,000	50	—	74,950	—	—	75,000
Stock issued upon exercise of warrants on March 27, 2006 (unaudited)	0.50	25,000	25	—	12,475	—	—	12,500
Stock issued upon exercise of warrants on March 30, 2006 (unaudited)	1.00	10,000	10	—	9,990	—	—	10,000
Stock issued upon exercise of warrants on April 10, 2006 (unaudited)	0.50	36,250	36	—	18,089	—	—	18,125
Common stock issued for convertible debt on April 10, 2006 (unaudited)	0.70	269,600	270	—	188,450	—	—	188,720
Stock issued for cash on April 24, 2006 (unaudited)	1.56	473,000	473	—	737,408	—	—	737,881
Stock issued upon exercise of warrants on April 26, 2006 (unaudited)	0.50	125,000	125	—	62,375	—	—	62,500
Stock issued upon exercise of warrants on April 26, 2006 (unaudited)	1.50	100,000	100	—	149,900	—	—	150,000
Common stock issued for convertible debt on April 26, 2006 (unaudited)	0.70	35,714	36	—	24,964	—	—	25,000
Stock issued upon exercise of warrants on May 6, 2006 (unaudited)	0.50	200,000	200	—	99,800	—	—	100,000
Stock issued upon exercise of warrants on May 15, 2006 (unaudited)	1.50	25,000	25	—	37,475	—	—	37,500
Stock issued upon exercise of warrants on May 15, 2006 (unaudited)	0.50	50,000	50	—	24,950	—	—	25,000
Stock issued for cash on June 7, 2006 (unaudited)	1.89	873,018	872	—	1,649,136	—	—	1,650,008
Common stock issued for convertible debt on June 7, 2006 (unaudited)	0.70	1,535,715	1,536	—	1,073,464	—	—	1,075,000
Stock issued upon exercise of warrants on June 8, 2006 (unaudited)	0.50	900,000	900	—	449,100	—	—	450,000
Stock issued upon exercise of warrants on June 9, 2006 (unaudited)	0.50	9,000	9	—	4,491	—	—	4,500
Stock issued upon exercise of warrants on June 23, 2006 (unaudited).	0.50	150,000	150	—	74,850	—	—	75,000
Stock issued upon exercise of warrants on June 23, 2006 (unaudited).	1.50	15,000	15	—	22,485	—	—	22,500
Common stock issued for convertible debt on June 30, 2006 (unaudited)	0.70	219,104	219	—	153,155	—	—	153,374

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)
Common stock paid for, but not issued (unaudited)	—	—	—	37,500	—	—	—	37,500
Common stock for convertible notes converted to stock, but not issued (unaudited)	—	—	—	10,222	—	—	—	10,222
Fair value of options issued to employees and officers (unaudited)	—	—	—	—	1,214.775	—	—	1,214,775
Fair value of warrants issued for services (unaudited)	—	—	—	—	401,130	—	—	401,130
Write off of deferred compensation (unaudited)	—	—	—	—	(142,187)	142,187	—	—
Warrants issued for consulting services (unaudited)	—	—	—	—	43,660	—	—	43,660
Warrants issued with convertible notes (unaudited)	—	—	—	—	290,248	—	—	290,248
Intrinsic value of beneficial conversion associated with convertible notes (unaudited)	—	—	—	—	620,252	—	—	620,252
Finders fees related to stock issuances (unaudited)	—	—	—	—	(284,579)	—	—	(284,579)
Net loss for six months ended June 30, 2006 (unaudited)	—	—	—	—	—	—	(5,990,330)	(5,990,330)

Balance, June 30, 2006 (unaudited)		37,360,368	$37,360	$47,722	$25,996,133	$—	$(26,236,404)	$(155,189)

See notes to consolidated financial statements.

SAVE THE WORLD AIR, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2005 AND SIX MONTHS ENDED
JUNE 30, 2005 AND 2006 (UNAUDITED) AND FOR THE PERIOD FROM
INCEPTION (FEBRUARY 18, 1998) TO JUNE 30, 2006 (UNAUDITED)

					Cumulative
	Years Ended December 31,		Six Months Ended June 30,		Since
	2004	2005	2005	2006	Inception
			(Unaudited)		(Unaudited)
Cash flows from operating activities
Net loss	$(6,803,280)	$(3,115,186)	$(1,839,573)	$(5,990,330)	$(26,236,404)
Adjustments to reconcile net loss to net cash used in operating activities:
Write off of intangible assets	—	—	—	—	505,000
Settlement of litigation and debt	—	(1,017,208)	—	—	(1,017,208)
Fair value of options and warrants issued for services	28,872	13,505	13,505	1,659,565	1,844,260
Issuance of common stock for services	1,427,750	—	—	—	4,668,102
Issuance of options for legal settlement	—	31,500	31,500	—	31,500
Issuance of warrants for legal settlement	—	4,957	4,957	—	4,957
Patent acquisition cost	1,610,066	—	—	—	1,610,066
Amortization of issuance costs	—	318,759	—	2,113,825	2,432,583
Amortization of deferred compensation	936,537	177,631	76,068	—	3,060,744
Depreciation	8,685	19,345	4,536	57,217	90,979
Changes in operating assets and liabilities:
Inventory	—	—	—	(3,719)	(3,719)
Prepaid expenses and other	(2,602)	(10,907)	(550)	(113,579)	(122,588)
Other assets	—	—	—	—	(4,500)
Income taxes payable	(5,991)	—	—	—	—
Accounts payable and accrued expenses	388,499	1,010,426	363,261	(172,872)	2,137,862

Net cash used in operating activities	(2,411,464)	(2,567,178)	(1,346,296)	(2,449,893)	(10,998,366)

Cash flows from investing activities
Purchase of property and equipment	(9,037)	(279,123)	—	(129,115)	(454,701)

Net cash used in investing activities	(9,037)	(279,123)	—	(129,115)	(454,701)

Cash flows from financing activities
Increase (decrease) in payables to related parties and stockholder	(6,425)	167,255	122,255	(158,732)	517,208
Advances from founding executive officer	—	—	—	—	556,450
Net proceeds from issuance of convertible notes	—	1,453,182	—	865,500	2,318,683
Net proceeds from issuance of common stock and common stock issuable	1,585,700	1,420,859	1,351,200	3,220,936	9,689,243

Net cash provided by financing activities	1,579,275	3,041,296	1,473,455	3,927,704	13,081,584

Net increase (decrease) in cash	(841,226)	194,995	127,159	1,348,696	1,628,517
Cash, beginning of period	926,052	84,826	84,826	279,821	—

Cash, end of period	$84,826	$279,821	$211,985	$1,628,517	$1,628,517

Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$—	$—	$—	$93,688	$109,573

Income taxes	$2,400	$1,987	$1,976	$800	$5,969

Non-cash investing and financing activities
Acquisition of intangible asset through advance from related party and issuance of common stock	$—	$—	$—	$—	$505,000
Deferred compensation for stock options issued for services	304,272	243,750	—	—	3,202,931
Purchase of property and equipment financed by advance from related party	—	—	—	—	3,550
Conversion of related party debt to equity	15,000	—	—	—	515,000
Issuance of common stock in settlement of payable	113,981	—	—	—	113,981
Value of warrants and beneficial conversion feature of convertible notes	—	1,453,182	—	865,500	2,318,683
Cancellation of stock	—	8,047	—	—	8,047
Conversion of accounts payable and accrued expenses to common stock	—	612,521	—	612,521	612,521
Conversion of related party debt to convertible debentures	—	—	—	45,000	45,000
Conversion of convertible debentures to common stock	—	—	—	1,452,319	206,720
Write off of deferred compensation	—	—	—	142,187	142,187
See notes to consolidated financial statements.

SAVE THE WORLD AIR, INC. AND SUBISIDARY
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Description of business
  Description of business
     Save the World Air, Inc. (the “Company”) was incorporated in Nevada on February 18, 1998 under the name Mandalay Capital Corp. The Company changed its name to Save the World Air, Inc. on February 11, 1999 following the purchase of the worldwide exclusive manufacturing, marketing and distribution rights for the ZEFS technologies. Products incorporating the ZEFS technologies, when fitted to an internal combustion engine, is expected to reduce carbon monoxide hydrocarbons and nitrous oxide emissions. During the past three years, the Company has been acquiring new technologies, developing prototype products using the Company’s technologies and conducting scientific tests regarding the technologies and prototype products. In 2003, the Company acquired worldwide intellectual property and patent rights to technologies which reduce carbon monoxide, hydrocarbons and nitrous oxide emissions in two- and four-stroke motorcycles, fuel-injection engines, generators and small engines. The Company has also developed prototype products incorporating the “CAT-MATE” technology.
  Consolidation policy
     The accompanying consolidated financial statements of Save the World Air, Inc. and Subsidiary include the accounts of Save the World Air, Inc. (the Parent) and its wholly owned subsidiary STWA Asia Pte. Limited, incorporated on January 17, 2006. To date, STWA Asia Pte. Limited has had no operating activity. Currently the subsidiary holds $5,000 in cash. Intercompany transactions and balances have been eliminated in consolidation.
2. Summary of significant accounting policies
  Unaudited financial information
     The accompanying unaudited interim balance sheet at June 30, 2006, the statements of operations and cash flows for the three and six months ended June 30, 2005 and 2006 and the statement of stockholders’ deficit for the six months ended June 30, 2006 are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s statement of financial position at June 30, 2006 and its results of operations and its cash flows for the three and six months ended June 30, 2005 and 2006. The results for the three and six months ended June 30, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006.
  Development stage enterprise
     The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” All losses accumulated since the inception of the Company have been considered as part of the Company’s development stage activities.
     The Company’s focus is currently on the development and distribution of proprietary devices that are designed to reduce harmful emissions, and improve fuel efficiency and engine performance on equipment and vehicles driven by internal combustion engines and has not yet generated any revenues. The technologies are called “ZEFS”, “MK IV” and “CAT-MATE.” The Company has completed the design, the development of production models and is currently marketing its products worldwide. Expenses have been funded through the sale of company stock and convertible notes. The Company has taken actions to secure the intellectual property rights to the ZEFS, MK IV and CAT-MATE technologies. In addition, the Company has initiated marketing efforts to international governmental entities in cooperation with the United Nations Environmental Programme (“UNEP”) and various original equipment manufacturers (“OEMs”), to eventually sell or license products incorporating the ZEFS, MK IV and CAT-MATE technologies.

  Liquidity
     The Company is subject to the usual risks associated with a development stage enterprise. These risks include, among others, those associated with product development, acceptance of the product by users and the ability to raise the capital necessary to sustain operations. Since its inception, the Company has incurred significant losses. The Company anticipates increasing expenditures over at least the next year as the Company continues its product development and evaluation efforts, and begins its marketing activities. Without significant revenue, these expenditures will likely result in additional losses.
  Going concern
     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, the Company had a net loss of $5,990,330 and a negative cash flow from operations of $2,449,893 for the six months ended June 30, 2006, and had a working capital deficiency of $526,961 and a stockholders’ deficiency of $155,189 at June 30, 2006. For the year ended December 31, 2005, the Company incurred net losses of $3,115,186 and a negative cash flow from operations of $2,567,178. These factors raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
     Subsequent to June 30, 2006, the Company has raised $400,702 upon conversion of 373,202 warrants and has converted $1,127,658 of debt into common stock (see Note 11).
  Property and equipment and depreciation
     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, generally ranging from three to ten years. Expenditures for major renewals and improvements that extend the useful lives of property and equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the lease term.
  Long-lived assets
     The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS No. 144, long-lived assets to be held are reviewed for events or changes in circumstances that indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying values of long-lived assets to determine whether or not an impairment to such value has occurred. No impairments were recorded during the period from inception (February 18, 1998) through June 30, 2006.
  Earnings (loss) per share
     Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution, using the treasury stock method, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. In computing diluted earnings per share, the treasury stock method assumes that outstanding options and warrants are exercised and the proceeds are used to purchase common stock at the average market price during the period. Options and warrants may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants. For the years ended December 31, 2004 and 2005 and the six months ended June 30, 2005 and 2006, the dilutive impact of outstanding stock options of 14,422,652, 6,508,561, 14,452,652 and 7,181,257, respectively, and outstanding warrants of 15,664,414, 20,792,492, 16,568,910 and 22,185,054 have been excluded because their impact on the loss per share is antidilutive.
  Income taxes
     The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, income taxes are recognized for the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets are recognized for the future tax consequences of transactions that have been recognized in the Company’s financial statements or tax returns. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax asset will not be realized.
  Stock-based compensation
     Through December 31, 2005, the Company accounted for stock-based compensation to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and elected to provided the pro-forma disclosure requirements of Statements of Financial Accounting Standards No. 123, “Share-Based Payment,” (“SFAS 123”).
     Under the intrinsic value method, the Company recognized share-based compensation equal to the award’s intrinsic value at the time of grant over the requisite service periods using the straight-line method. Forfeitures were recognized as incurred. The fair values of the awards were not expensed over the requisite service period. Had the Company recognized such fair value expense under SFAS 123 for the years ended 2004 and 2005 and the six and three months ended June 30, 2005, the Company would have recorded additional compensation expense of $784,685, $861,637, $247,637, and $0, respectively.
     The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based awards granted under the Company’s stock option plans for the years ended December 31, 2004 and 2005, for the six and three months ended June 30, 2005 and for the period from inception (February 18, 1998) to June 30, 2006. For purposes of this pro-forma disclosure, the fair value of the options is estimated using the Black-Scholes-Merton option-pricing formula (“Black-Scholes model”) and amortized to expense over the options’ requisite service periods (vesting periods).

			Six Months	Three Months	Cumulative
	December 31,		Ended June 30,	Ended June 30,	Since
	2004	2005	2005	2005	Inception
			(Unaudited)	(Unaudited)	(Unaudited)
Net loss, as reported	$(6,803,280)	$(3,115,186)	$(1,839,573)	$(774,517)	$(26,236,404)
Add: total fair value method stock-based employee compensation expense	(1,721,222)	(1,039,268)	(323,705)	—	(5,010,310)
Less: deferred compensation amortization for below market employee options	936,537	177,631	76,068	—	3,060,744

Pro forma net loss	$(7,587,965)	$(3,976,823)	$(2,087,210)	$(774,517)	$(28,509,675)

Net loss per share:
As reported — basic and diluted	$(0.19)	$(0.08)	$(0.05)	$(0.02)

Pro forma — basic and diluted	$(0.21)	$(0.10)	$(0.05)	$(0.02)

     On January 1, 2006, the Company adopted Statements of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under APB 25 for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).
     The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s financial statements as of and for the six and three months ended June 30, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for employee and directors for the six and three months ended June 30, 2006 was $1,214,775 and $736,285, respectively. Basic and diluted loss per share for the six months ended June 30, 2006 would have been ($0.15) per share, if the Company had not adopted SFAS 123(R), compared to reported basic and diluted loss per share of ($0.18) per share. Basic and diluted loss per share for the three months ended June 30, 2006 would have been ($0.07) per share, if the Company had not adopted SFAS 123(R), compared to reported basic and diluted loss per share of ($0.09) per share.
     SFAS 123(R) requires companies to estimate the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Statements of Operations. Stock-based compensation expense recognized in the Statements of Operations for the second quarter of fiscal 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of January 1, 2006 based on the grant date fair value estimated in accordance with the pro-forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). For stock-based awards issued to employees and directors, stock-based compensation is attributed to expense using the straight-line single option method, which is consistent with how the prior-period pro formas were provided. As stock-based compensation expense recognized in the Statements of Operations for the second quarter of fiscal 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In our pro-forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.
     The Company’s determination of fair value of share-based payment awards to employees and directors on the date of grant using the Black-Scholes model, which is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.
     The Company has elected to adopt the detailed method provided in SFAS 123(R) for calculating the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Statements of Cash Flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R).
     As of December 31, 2005, there was $142,187 of total unrecognized compensation costs recognized within the shareholders’ deficit related to non-vested share-based compensation arrangements granted under the 2004 Stock Option Plan (see Note 7). This cost was written off against Additional Paid-in Capital when SFAS 123(R) was adopted.
     The Company accounts for stock option and warrant grants issued to non-employees for goods and services using the guidance of SFAS No. 123 and Emerging Issues Task Force (“EITF”) No. 96-18: “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” whereby the fair value of such option and warrant grants is determined using the Black-Scholes option pricing model at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached.
  Business and credit concentrations
     The Company’s cash balances in financial institutions at times may exceed federally insured limits. As of December 31, 2004 and 2005 and June 30, 2006, before adjustments for outstanding checks and deposits in transit, the Company had $67,718, $376,429 and $1,666,651, respectively, on deposit with three banks. The deposits are federally insured up to $100,000 on each bank.
  Inventories
     Inventories are valued at the lower of cost (first-in, first-out) or market and primarily consist of finished goods.
  Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain significant estimates were made in connection with preparing the Company’s financial statements. Actual results could differ from those estimates.
  Reclassifications
     Certain reclassifications of 2005 amounts have been made to conform with the 2006 presentation.
  Fair value of financial instruments
     The carrying amounts of financial instruments, including cash, accounts payable and accrued expenses, convertible notes, and payables to related parties approximate fair value because of their short maturity as of December 31, 2004 and 2005 and June 30, 2006.

  Recent accounting pronouncements
     In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151 (“SFAS 151”), “Inventory Costs.” This Statement amends the guidance in ARB No. 43 Chapter 4 Inventory Pricing, to require items such as idle facility costs, excessive spoilage, double freight and rehandling costs to be expensed in the current period, regardless if they are abnormal amounts or not. This Statement will become effective for us in the first quarter of 2006. The adoption of SFAS 151 did not have a material impact on our financial condition, results of operations, or cash flows.
     In May 2005, the FASB issued Statement No. 154 (“SFAS 154”) “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects of the cumulative effect of the change. In the event of such impracticality, SFAS 154 provides for other means of application. In the event the Company changes accounting principles, it will evaluate the impact of SFAS 154.
3. Certain relationships and related transactions
  Advances from founding executive officer
     All of the marketing and manufacturing rights for ZEFS were acquired from founding officer Jeffery A. Muller, for 5,000,000 shares of common stock, $500,000 and a $10 royalty for each unit sold (see discussion below), pursuant to the Agreement entered into in December 1998, by and between the Company and Mr. Muller. As of December 31, 2004, working capital advances in the amount of $517,208 and payment in the amount of $500,000 for marketing and distribution rights of ZEFS are due to Mr. Muller. Such amounts are interest free and do not have any due dates for payment.
     In January 2000, the Company entered into an agreement offering Mr. Muller and Lynne Muller, Mr. Muller’s wife, the option to purchase 5,000,000 shares each at $0.10 per share as consideration for work performed for the Company. Mrs. Muller subsequently transferred her option to Mr. Muller.
     In connection with the Company’s legal proceedings against Mr. Muller (see Note 10), during 2005 the Company has canceled (i) the 8,047,403 shares of its common stock held by Mr. Muller and/or his affiliates, (ii) the options to acquire an additional 10,000,000 shares of the Company’s common stock held by Mr. Muller personally and (iii) the $1,017,208 of debt which Mr. Muller claimed was owed to him by the Company.
  Loans from related parties
     Masry & Vititoe, a law firm in which Edward Masry, the Company’s former Chief Executive Officer, was a partner, has advanced $36,478, $158,732 and $0 as of December 31, 2004 and 2005 and June 30, 2006, respectively, to the Company for working capital purposes. Advances by Masry and Vititoe are unsecured, non-interest bearing, and are due on demand. In April 2006, the Company repaid advances due Masry and Vititoe of $158,732. In April 2004, the Company issued 60,000 shares of common stock to convert $15,000 of an outstanding loan made to the Company by the wife of Edward Masry. The shares issued are valued at the current market price at the date of issuance of $91,800 resulting in additional charge to expense of $76,800, which was reflected as consulting expense in the financial statements for the year ended December 31, 2004.
     As of December 31, 2005, Eugene Eichler, the Company’s Chief Executive Officer, advanced $45,000 to the Company for working capital purposes. These advances are unsecured, bear interest at 6% per annum and are due on demand. In February 2006, these advances were converted into a convertible note (Note 8).
     Interest expense recognized under related-party loans was immaterial for all periods presented. Interest expense recognized under related-party loans for the period from inception (February 18, 1998) through June 30, 2006 was $327.

  Lease agreement
     During 2003, the Company had entered into a sublease lease agreement with an entity to lease office space for its primary administrative facility. A director of the Company is an indirect owner of the entity.
     In August 2005, the Company amended its sublease of a portion of a building in North Hollywood, California from an entity that is owned by a director of the Company. The lease term is from November 1, 2003 through October 16, 2005 and carries an option to renew for two additional years with a 10 percent increase in the rental rate. Monthly rent under this lease is $3,740 per month under this lease as amended as of December 31, 2005. The Company exercises its option to renew the lease through October 15, 2007.
     In January 2006, the Company amended the existing sublease agreement, as a result of taking more space and obtaining expanded support services. The sublease was amended to July 31, 2007 and carries an option to renew for two additional years with a 10 percent increase in the rental rate. Monthly rent is $6,208 per month under this amended sublease.
     In July 2006, the Company acquired two additional offices comprising approximately 250 square feet, and additional parking spaces. The Company expects that the increase in the rent it pays to the landlord will be less than $1,000 per month; however, the Company has not concluded negotiations with the landlord as to the exact amount of the additional rent.
     During the years ended 2004 and 2005, and the six and three months ended June 30, 2006, rent expense under the sublease was $30,400, $34,900, $37,248 and $18,624, respectively. Lease expense under the sublease prior to 2004 was immaterial.
4. Property and equipment
     At December 31, 2004 and 2005 and June 30, 2006, property and equipment consist of the following:

	December 31,		June 30,
	2004	2005	2006
			(Unaudited)
Office equipment	$50,013	$329,136	$458,251
Less accumulated depreciation	(14,417)	(33,762)	(90,979)

Total current assets	$35,596	$295,374	$367,272

     Depreciation expense for the years ended December 31, 2004 and 2005, and the six and three months ended June 30, 2005 and 2006 was $8,685, $19,345, $4,536, $2,268, $57,217 and $33,905, respectively. Depreciation expense for the period from inception (February 18, 1998) through June 30, 2006 was $90,979.
5. Income taxes
     As of December 31, 2005, and June 30, 2006, the Company has net operating loss (NOL) carryforwards in the amount of approximately $14.6 million and $16.8 million, respectively, which begin to expire in 2018. The deferred tax asset related to these NOL carryforwards has been fully reserved. The provision for income taxes represents the minimum state income taxes payable plus estimated penalties and interest.
     The Company’s ability to utilize its NOL is dependent upon current filing status with the Internal Revenue Service (IRS) and is subject to the IRS’s statute of limitations.
     A reconciliation of the Company’s tax provision to income taxes at the applicable statutory rates is shown below.

	December 31,		Six Months Ended June 30,
	2004	2005	2005	2006
			(Unaudited)
Income taxes at statutory federal rate	$(2,316,681)	$(1,032,035)	$(580,551)	$(740,102)
State income taxes, net of federal benefit	(408,197)	(268,021)	(150,634)	(192,118)
Valuation allowance	2,721,312	1,301,243	732,361	932,220
Minimum state taxes, plus penalties and interest	800	800	800	800

	$(2,766)	$1,987	$1,976	$800

6. Stockholders’ deficiency
     As of December 31, 2005 and June 30, 2006, the Company has authorized 200,000,000 shares of its common stock, of which

31,387,418 and 37,360,368 shares, respectively, were issued and outstanding.
     In April 2004, the Company issued 60,000 shares of common stock to convert $15,000 of related party debt into equity (see Note 3). The shares issued were valued at the current market price of the date of issuance of $91,800 resulting in additional charge to expense $76,800, which has been reflected in the accompanying financial statements ended December 31, 2004.
     During the year ended December 31, 2004, the Company sold 1,272,500 units of common stock consisting of one share of common stock and one warrant to acquire a share of common stock at $1.50 for $1,272,500.
     During 2004, the Company issued 960,500 shares of common stock for $194,200 from the exercise of 960,500 warrants.
     In November and December 2004, the Company sold 119,000 shares of its common stock in a series of private placement transactions. The Company received proceeds, net of offering costs, in the amount of $119,000 for the shares prior to December 31, 2004, but did not issue the stock certificates until 2005. These shares were shown as common stock to be issued as of December 31, 2004 in the accompanying financial statement.
     During the year ended December 31, 2005, the Company sold 1,599,500 units of common stock, which consisted of one share of common stock and one warrant to acquire a share of common stock at an exercise price of $1.50 per share, for net proceeds of $1,490,660. The 1,599,500 warrants were issued to investors as part of an equity agreement and were not ascribed any value in the accompanying financial statements. Of the 1,599,500 shares issued, the Company issued 68,500 shares of common stock for which payment was previously received. The Company also issued 50,500 shares for the exercise of warrants, 50,000 of which were paid for previously.
     The warrants issued above were part of a private offering of 2,872,000 units that began July 29, 2004 and concluded on July 22, 2005. The expiration date of each of the warrants was previously extended by one hundred eighty (180) days from its original expiration date. On February 6, 2006, the Company extended the expiration date for each of the warrants by an additional one hundred eighty-five (185) days, for a total extension of one year from its original expiration date.
     During the year ended December 31, 2005, the Company agreed to issue 846,548 shares in settlement of accrued expenses of $612,521. These shares are reflected as common stock to be issued as of December 31, 2005, and were subsequently issued in 2006.
     In April 2006, the Company sold an aggregate 473,000 shares of common stock and warrants to purchase 118,250 additional shares of common stock at $2.60 per share, to two investors who are not “U.S. persons” as that term is defined in Rule 902 of Regulation S promulgated under the Securities Act of 1933, as amended. Gross proceeds to the Company in connection with these issuances were $737,881 and net proceeds were $667,803.
     In May 2006, the Company sold an aggregate 873,018 shares of common stock and warrants to purchase 436,511 additional shares of common stock at $2.70 per share, for an aggregate $1,650,009 gross proceeds ($1,435,508 net proceeds). In addition, warrants exercisable for 87,302 shares of the Company’s common stock were issued to the Company’s placement agent.
     During the six months ended June 30, 2006, individuals exercised outstanding warrants to purchase 1,745,250 shares of common stock for net proceeds of $1,117,625.
7. Stock options and warrants
     The Company currently issues stock options to employees, directors and consultants under the 2004 Stock Option Plan (the Plan). As of December 31, 2005, the Company could issue options under the Plan to acquire up to 5,000,000 shares of common stock. In February 2006, the board approved an amendment to the Plan, increasing the authorized shares by 2,000,000 shares to 7,000,000 shares. At December 31, 2005 and June 30, 2006, 1,741,439 and 3,068,743 were available to be granted under the Plan. Prior to 2004, the Company granted 3,250,000 options outside the Plan to officers of the Company that are still outstanding.
     Employee options vest according to the terms of the specific grant and expire from 5 to 10 years from date of grant. Non-employee option grants to date are vested upon issuance. The weighted-average, remaining contractual life of employee options outstanding at December 31, 2005 and June 30, 2006 was 5.26 years and 5.60 years, respectively. Stock option activity for the years ended December 31, 2004 and 2005, and the six months ended June 30, 2006, which includes 3,250,000 options granted outside and prior to the adoption of the Plan, was as follows:

	Weighted Avg.	Weighted Avg.
	Options	Exercise Price
Options, January 1, 2004	13,250,000	0.11
Options granted	1,172,652	1.03
Options exercised	—	—
Options cancelled	—	—

Options, December 31, 2004	14,422,652	0.18
Options granted	2,085,909	0.92
Options exercised	—	—
Options cancelled	(10,000,000)	0.10

Options, December 31, 2005	6,508,561	0.53
Options granted (unaudited)	1,163,605	1.08
Options exercised (unaudited)	—	—
Options forfeited (unaudited)	(490,909)	0.90
Options cancelled (unaudited)	—	—

Options, June 30, 2006 (unaudited)	7,181,257	$0.59

     Options outstanding at December 31, 2005 and the related weighted-average exercise price and remaining life information are as follows:

			Total		Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Total Options	Remaining	Exercise	Options	Exercise
Exercise Prices	Outstanding	Life in Years	Price	Exercisable	Price
$ 0.10	3,000,000	3.84	$0.10	3,000,000	$0.10
0.40	250,000	3.17	0.40	250,000	0.40
0.85	400,000	4.58	0.85	—	—
0.85	1,225,000	9.58	0.85	—	—
0.98	900,000	3.17	0.98	900,000	0.98
1.00	370,000	9.58	1.00	—	—
1.10	90,909	4.58	1.10	—	—
1.15	193,912	3.17	1.15	193,912	1.15
1.27	78,740	3.17	1.27	78,740	1.27

$ 0.10-$1.27	6,508,561	5.26	$0.53	4,422,652	$0.36

     The weighted average exercise prices, remaining contractual lives and aggregate intrinsic values for options granted, exercisable, and expected to vest under the Plan as of December 31, 2005 were as follows:

			Weighted
		Weighted	Average
	Number	Average	Remaining
	of	Exercise	Contractual	Intrinsic
	Shares	Price	Life (Years)	Value
As of December 31, 2005:
Outstanding	6,508,561	$0.53	5.26	$2,600,000
Expected to Vest	6,017,652	$0.43	5.31	$2,600,000
Exercisable	4,422,652	$0.52	3.62	$2,600,000
     Aggregate intrinsic value excludes those options that are “not-in-the-money” as of December 31, 2005. Awards that are expected to vest take into consideration estimated forfeitures for awards not yet vested.

     Options outstanding at June 30, 2006 and the related weighted average exercise price and remaining life information is as follows: (Unaudited)

			Total		Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Total Options	Remaining	Exercise	Options	Exercise
Exercise Prices	Outstanding	Life in Years	Price	Exercisable	Price
$ 0.10	3,000,000	3.35	$0.10	3,000,000	$0.10
0.40	250,000	2.67	0.40	250,000	0.40
0.85	1,225,000	9.08	0.85	—	—
0.85	850,000	9.65	0.85
0.98	900,000	2.67	0.98	900,000	0.98
1.00	370,000	9.08	1.00	—	—
1.15	193,912	2.67	1.15	193,912	1.15
1.27	78,740	2.67	1.27	78,740	1.27
1.69	313,605	9.65	1.69	—	—

$ 0.10-1.69	7,181,257	5.60	$0.59	4,422,652	$0.36

  Intrinsic value of employee options
     During 2004 and prior, certain employee options were granted with exercise prices less the than fair market value of the Company’s stock at the date of grant. As the grants were to employees, the intrinsic value method, as allowed under APB No. 25, was used to calculate the related compensation expense. For the year ended December 31, 2004, the Company granted 1,172,652 options to certain employees, exercisable at amounts ranging from $0.98 to $1.27, vested over one year with a ten-year life, except for 78,740 options issued to an employee who is a 10 percent beneficial owner of the Company. The life of these options is 5 years. Options granted in 2004 were valued using the intrinsic method at $248,891.
     During the year ended December 31, 2005, certain employee options were granted with exercise prices less the than fair market value of the Company’s stock at the date of grant. As the grants were to employees, the intrinsic value method was used to calculate the related compensation expense. For the year ended December 31, 2005, the Company granted 2,085,909 options to certain employees, exercisable at amounts ranging from $0.85 to $1.10, vested over one year with a ten-year life, except for 90,909 options issued to an employee who is a 10 percent beneficial owner of the Company. The life of these options is 5 years. Options granted in 2005 were valued using the intrinsic method at $243,750.
     During the years ended December 31, 2004 and 2005, and during the six and three months ended June 30, 2005, the Company recognized compensation expense by amortizing deferred compensation of $936,537, $177,631, $76,068, and $0, respectively.
  Black-Scholes value of employee options
     During the years ended December 31, 2004 and 2005, the Company valued employee options for pro-forma purposes at the grant date using the Black-Scholes pricing model with the following average assumptions:

	2004	2005
Expected life (years)	7.32	5.26
Risk free interest rate	5.42%	4.02%
Volatility	238.46%	188.83%
Expected dividend yield	0.00%	0.00%
     The weighted average fair value for options granted in 2004 and 2005 were $1.10 and $0.69, respectively.
     During the three and six months ended June 30, 2006, the Company granted 1,163,605 options and no options, respectively, to certain employees, exercisable at amounts ranging from $0.85 to $1.69, vested over one year with a ten year life. The options were valued at an aggregate amount of $1,809,518 (or $1.555 per share on average) using the Black Scholes pricing model using a 5.5 year expected term, 130.61% volatility, no annual dividends, and a discount rate of 4.59%.

  Warrants
     The following table summarizes certain information about the Company’s stock purchase warrants.

		Weighted Avg.
	Warrants	Exercise Price
Warrants outstanding, January 1, 2004	14,252,414	$0.48
Warrants granted	2,372,500	1.27
Warrants exercised	(960,500)	0.20
Warrants cancelled	—	—

Warrants outstanding, December 31, 2004	15,664,414	0.62
Warrants granted	5,198,574	1.16
Warrants exercised	(50,500)	0.99
Warrants cancelled	(20,000)	1.50

Warrants outstanding, December 31, 2005	20,792,488	0.75
Warrants granted (unaudited)	3,264,600	1.33
Warrants exercised (unaudited)	(1,745,250)	0.61
Warrants cancelled (unaudited)	(126,784)	1.00

Warrants outstanding, June 30, 2006 (unaudited)	22,185,054	$0.84

     During the year ended December 31, 2004, the Company issued 1,000,000 10-year warrants to acquire 1,000,000 shares of the Company’s common stock. The warrants require a payment of $1 for each share purchased. The warrants were issued to finalize a settlement with the bankruptcy trustee and others who had claims to ZEFS in exchange for the full release of their claims. The Company valued the warrants at $1,585,265 and reflected the amount as patent settlement costs during the year ended December 31, 2004. The warrants were issued in July 2004 when the Company became current in its SEC filings. The warrants were valued by the Company using the Black Scholes pricing model using a ten year term (statutory term), 46.2% volatility, no annual dividends, and a discount rate of 4.57%. The trustee and the other individuals will also receive royalties when the product is sold. There are no required royalties payable under this agreement for the year ended December 31, 2005.
     During 2004, the Company issued to two consultants 100,000 warrants with an exercise price of $1.00 per share, and using the Black Scholes pricing model, the fair value of these warrants was valued at $53,300 and included as compensation expense. The remaining 1,272,500 warrants issued during 2004 were issued to investors as part of equity agreement and were not ascribed any separate value in the accompanying financial statements.
     During the year ended December 31, 2005, the Company issued 10,000 warrants to an individual for settlement of a claim. The Company also issued 25,000 warrants to an individual in exchange for consulting services rendered. The warrants were valued at an aggregate amount of $18,462 using the Black Scholes pricing model using 3-year and 5-year respective terms (statutory terms), 58.69% volatility, no annual dividends, and a discount rate of 3.55% and 4.13%, respectively.
     During February 2006, the Company issued 250,000 performance based warrants to an outside consultant. These warrants are to be exercisable at $.40 per share, are fully vested and exercisable immediately. These warrants were valued at $401,130 using the Black-Scholes option valuation model with the following assumptions: risk-free interest rate of 4.59%, dividends yield of 0%, volatility factors of the expected market price common of 130.61%, and an expected life of five years.
     In April 2006, the Company entered into a one-year agreement with an outside consultant to provide public relations services. The terms of the agreement calls for monthly payments of $7,000. Additionally, the Company issued a five-year warrant to the consultant. The warrant is exercisable for up to 100,000 shares of common stock at an exercise price of $2.30 per share and vests as to 8,333 shares per month commencing April 30, 2006. The shares issuable upon exercise of the warrant have piggyback registration rights. In August 2006 the Company terminated the agreement. The consultant earned 41,665 warrants and the remaining balance of 58,335 were forfeited.
8. Convertible notes and warrants
     During the year ended December 31, 2005, the Company completed the first part of a private offering of its 9% Convertible Notes due at dates ranging between May 31, 2006 and July 31, 2006 (the “Notes”) and Warrants to purchase shares of the Company’s common stock which expire between August 31, 2007 and December 28, 2007 (the “Warrants”). The Notes are convertible at $0.70 per share of common stock and the Warrants entitle the holder to purchase a number of shares of the Company’s common stock equal to 150% of the number of shares of common stock into which the Note is convertible. The Warrants are exercisable at a price of $1.00 per share.
     During the year ended December 31, 2005, the Company issued Notes totaling $1,576,378 and paid related transaction fees of $123,196, resulting in net proceeds to the Company of $1,453,182. In addition to the cash paid for transaction fees, 166,126 additional Warrants were issued to certain placement agents. These Warrants expire between August 31, 2007 and December 28, 2007 and are exercisable at a price of $1.00 per share.
     The aggregate value of the Warrants issued in connection with the offering and to the finder were valued at $696,413 using the Black-Scholes option valuation model with the following assumptions; risk-free interest rate of 4.02% to 4.45%; dividend yield of 0%; volatility factors of the expected market price of common stock of 83.59%; and an expected life of two years (statutory term). The company also determined that the notes contained a beneficial conversion feature of $756,768.
     The value of the Warrants of $696,413, the conversion option of $756,768, and the transaction fees of $123,196 are considered as debt discount and are being amortized over the life of the Notes. During 2005, $318,759 of such discount has been amortized and included in the accompanying statements of operations. The remaining unamortized debit discount as of December 31, 2005 of $1,257,619 has been netted against the convertible debentures in the accompanying balance sheet.
     During the six months ended June 30, 2006, the Company issued additional Notes totaling $1,000,000 which included the conversion of $45,000 of debt owed to the Company’s Chief Financial Officer. The Company paid related transaction fees of $89,500 resulting in net proceeds to the Company of $865,500. In addition to the cash paid for transaction fees, 117,857 additional Warrants were issued to certain placement agents. These Warrants expire between August 31, 2007 and February 9, 2008 and are exercisable at a price of $1.00 per share.
     The aggregate value of the Warrants issued in connection with the offering and to the finder were valued at $620,252 using the Black-Scholes option valuation model with the following assumptions; risk-free interest rate of 4.35% to 4.66%; dividend yield of 0%; volatility factors of the expected market price of common stock of 130.61%; and an expected life of two years (statutory term). The company also determined that the notes contained a beneficial conversion feature of $290,248.
     The value of the Warrants of $620,252, the conversion option of $290,248, and the transaction fees of $89,500 are considered as debt discount and are being amortized over the life of the Notes.
     For the six and three months ended June 30, 2006, respectively, $2,113,825 and $979,350 of the total discount has been amortized and included in the accompanying statements of operations. The remaining unamortized debt discount of $143,795 as of June 30, 2006 is netted against the convertible debentures in the accompanying balance sheets.
     During the six months ended June 30, 2006, $1,448,720 of the Notes were converted to 2,069,600 shares of stock at $0.70 per share. In addition, $3,595 of accrued interest was converted to 5,136 shares at $0.70 per share.
     During the three months ended June 30, 2006, $1,242,000 of the Notes were converted to 1,774,286 shares of stock at $0.70 per share. In addition, $3,595 of accrued interest was converted to 5,136 shares at $0.70 per share.
9. Research and development
     The Company has research and development facilities in Morgan Hill, California and Queensland, Australia. The Company has expanded research and development to include application of the ZEFS, MK IV and CAT-MATE technologies for diesel engines, motorbikes, boats, generators, lawnmowers and other small engines. The Company has purchased test vehicles, test engines and testing equipment. The Company has completed testing on products incorporating its ZEFS, MK IV and CAT-MATE technologies for automobiles, trucks motorcycles, off-road vehicles and stationary engines, the results of which have been provided to RAND Corporation (RAND) for evaluation. RAND oversees the research and development facilities. The Company spent $1,873,464, $1,150,361, $592,122, $190,637, $178,873 and $121,111 for the years ended December 31, 2004 and 2005, and the six and three months ended June 30, 2005 and 2006, respectively.

10. Commitments and contingencies
  Legal matters
     On December 19, 2001, the SEC filed civil charges in the United States Federal District Court, Southern District of New York, against us, the Company’s former President and then sole director Jeffrey A. Muller, and others, alleging that the Company and the other defendants were engaged in a fraudulent scheme to promote our stock. The SEC complaint alleged the existence of a promotional campaign using press releases, Internet postings, an elaborate website, and televised media events to disseminate false and materially misleading information as part of a fraudulent scheme to manipulate the market for stock in the corporation, which was then controlled by Mr. Muller. On March 22, 2002, the Company signed a consent to final judgment of permanent injunction and other relief in settlement of this action as against the corporation only, which the court approved on July 2, 2002. Under this settlement, the Company was not required to admit fault and did not pay any fines or restitution. The SEC’s charges of fraud and stock manipulation continue against Mr. Muller and others.
     On July 2, 2002, after an investigation by the Company’s newly constituted board of directors, the Company filed a cross-complaint in the SEC action against Mr. Muller and others seeking injunctive relief, disgorgement of monies and stock and financial restitution for a variety of acts and omissions in connection with sales of the Company’s stock and other transactions occurring between 1998 and 2002. Among other things, the Company alleged that Mr. Muller and certain others sold company stock without providing adequate consideration to the Company; sold insider shares without making proper disclosures and failed to make necessary filings required under federal securities laws; engaged in self-dealing and entered into various undisclosed related-party transactions; misappropriated for their own use proceeds from sales of the Company’s stock; and entered into various undisclosed arrangements regarding the control, voting and disposition of their stock. The Company contends that it is entitled to a judgment canceling all of the approximately 8,716,710 shares of the Company’s common stock that were previously obtained and controlled, directly or indirectly, by Mr. Muller; divesting and preventing any subsequent holders of the right to exercise options previously held by Mr. Muller for 10,000,000 shares of the Company’s common stock, conversion of an existing preliminary injunction to a permanent injunction to prevent Mr. Muller from any involvement with the Company and a monetary judgment against Mr. Muller and others in the amount of several million dollars.
     In the course of the litigation, the Company has obtained ownership control over Mr. Muller’s claimed patent rights to ZEFS. Under a Buy-Sell Agreement between Mr. Muller and the Company dated December 29, 1998, Mr. Muller, who was listed on the ZEFS patent application as the inventor of ZEFS, purported to grant us all international marketing, manufacturing and distribution rights to ZEFS. Those rights were disputed because an original inventor of ZEFS contested Mr. Muller’s legal ability to have conveyed those rights.
     In Australia, Mr. Muller entered into a bankruptcy action seeking to overcome the Company’s claims for ownership of ZEFS. In conjunction with these litigation proceedings, a settlement agreement was reached whereby the $10 per unit royalty previously due to Mr. Muller under his contested Buy-Sell Agreement was terminated and replaced with a $.20 per unit royalty payable to the bankruptcy trustee. On November 7, 2002, under a settlement agreement executed with the Mr. Muller’s bankruptcy trustee, the trustee transferred to the Company all ownership and legal rights to this international patent application for ZEFS.
     Both the SEC and the Company have filed Motions for Summary Judgment contending that there are no material issues of fact in contention and as a matter of law, the Court should grant a judgment against Mr. Muller and the cross-defendants. Mr. Muller has filed a response contending the motions are without merit or substance.
     Mr. Muller and several of the defendants filed a Motion to Dismiss the complaint filed by the Company and moved for summary judgment in their favor. On December 28, 2004, Judge George B. Daniels denied the cross-defendants’ motion to dismiss the Company’s cross-complaint, denied the request to vacate the July 2, 2002 preliminary injunction and denied the request for damages against the Company. The court also refused to grant a summary judgment in favor of the cross-defendants and dismissed Mr. Muller’s claims against the Company for indemnification for his legal costs and for damages resulting from the litigation. Neither Mr. Muller nor any of the cross-defendants have filed any cross-claims against the Company and the Company is not exposed to any liability as a result of the litigation, except for possibly incurring legal fees and expenses should the Company lose the litigation.
     On November 16, 2005, the Court granted the SEC’s motion for summary judgment. In granting the motion, the Court has barred Mr. Muller from serving as an officer or director of a public company for a period of 20 years, ordered Mr. Muller to disgorge any shares of our stock that he still owns and directed the Company to cancel any issued and outstanding shares of our stock still owned by

Mr. Muller. Mr. Muller was also ordered to disgorge to the SEC unlawful profits in the amount of $7.5 million and a pay a civil penalty in the amount of $100,000. Acting in accordance with the Court’s order, the Company has canceled (i) 8,047,403 shares of its common stock held by Mr. Muller and/or his affiliates, (ii) options to acquire an additional 10,000,000 shares of the Company’s common stock held by Mr. Muller personally and (iii) $1,017,208 of debt which Mr. Muller claimed was owed to him by the Company.
     In response to the November 16, 2005 decision by the Court, Muller filed a motion seeking to set aside the decision and order of the Court. On March 31, 2006, the Court issued a decision and order denying Muller’s motion to set aside the decision on summary judgment issued against Muller on November 16, 2005.
     A final decision on the motion for summary judgment filed by the Company, which potentially would terminate the ongoing litigation, is still pending. Should the Court not grant summary judgment in favor of the Company, the case will be scheduled for final disposition in a trial. Although the outcome of this litigation cannot be predicted with any degree of certainty, the Company is optimistic that, based upon previous developments in the litigation and the Court’s granting of the SEC’s motion for summary judgment, the Court’s ruling on the motion for summary judgment will either significantly narrow the issues for any later trial or will result in a final disposition of the case in a manner favorable to the Company.
     In April 2005, Jeffrey A. Muller, the Company’s former sole director and executive officer, filed a lawsuit in the Federal District Court for the Central District of California, seeking declaratory and injunctive relief and alleging unfair competition in connection with a claimed prior patent interest in ZEFS and stock option rights. In seeking declaratory relief, Mr. Muller is seeking to have the patent rights in ZEFS that were previously transferred to the Company by Mr. Muller’s bankruptcy trustee declared null and void.
     The Company was named as a defendant in a complaint filed before the Los Angeles Superior Court, Civ. No. BC 312401, by Terracourt Pty Ltd, an Australian corporation (“Terracourt”), claiming breach of contract and related remedies from promises allegedly made by the former president of the Company in 1999. Terracourt sought specific performance of the former president’s alleged promises to transfer to Terracourt an aggregate 480,000 shares of the Company’s common stock for office consultant and multimedia services. The complaint was filed on March 18, 2004. Terracourt also filed a Statement of Damages seeking costs of the lawsuit and general damages of $2 million. The case proceeded to trial in the Los Angeles Superior Court in May, 2005. In June, 2005, the Judge issued a statement of decision which denied Terracourt’s claims for 450,000 shares of stock, monetary damages, and costs of the lawsuit. The Court also ruled that Terracourt was entitled to receive an option exercisable for 30,000 shares of the Company’s common stock, exercisable at $.001 per share (par value). Both parties filed motions for a new trial on the issue of the opinion. In September 2005, the court ruled that the Company must pay Terracourt a total of $2,500 and cancelled the original award of 30,000 options.
     This recent lawsuit brought by Mr. Muller arises out of the same claims that are the subject of ongoing litigation in the Federal District Court for the Southern District of New York, in which the Company has previously obtained a preliminary injunction against Mr. Muller barring him from any involvement with the Company and preventing Mr. Muller, his agents or assigns, from exercising any claimed rights to the Company’s assets or stock. Mr. Muller previously filed the same complaint in the Federal District Court for the Southern District of New York, which claim is pending dismissal. On December 28, 2004, Federal District Court Judge George B. Daniels issued a decision dismissing motions filed by Mr. Muller against the Company’s cross-claims. The dismissal of those motions involved similar causes of action as those contained in Mr. Muller’s recent lawsuit commenced in the Federal District Court for the Central District of California. Since the case in New York is still pending, the filing of the new lawsuit in California is subject to various defenses which should result in the dismissal of the new lawsuit.
     On January 25, 2006, Mr. Muller’s complaint, filed in the California District Court and transferred to the Federal Court in the Southern District of New York, was assigned to Judge George B. Daniels. It is expected that the Court will consolidate that complaint with the already pending claims encompassed within the Company’s Motion for Summary Judgment. While the Company believes that it will have valid claims and defenses, there can be no assurance that an adverse result or outcome on the pending motions or a trial of this case would not have a material adverse effect on the Company’s financial position or cash flow.
  Employment agreements
     In July 2005, the Company entered into an employment agreement with an individual to serve as a Vice President of Operations for the Company. The agreement expires December 31, 2005, with an automatic one-year extension and provides for annual base compensation of not less than $120,000 per year. During the employment term, the individual is eligible to participate in certain incentive plans, stock option plans and similar arrangements in accordance with the Company’s recommendations at award levels consistent and commensurate with the position and duties hereunder.
     Including those agreements entered into prior to 2005, minimum guaranteed compensation payments under employment agreements, as amended, by year are as follows:
     As of December 31, 2005:

Year
2006	$830,000
2007	810,000

Total	$1,640,000
     During the six and three months ended June 30, 2006, respectively, approximately $430,000 and $202,000 of the 2006 commitment was paid.
  Consulting agreements
     In April 2006, the Company entered into a one-year agreement with an outside consultant to provide public relations services. The terms of the agreement calls for monthly payments of $7,000. Additionally, the Company issued a five-year warrant to the consultant. The warrant is exercisable for up to 100,000 shares of common stock at an exercise price of $2.30 per share and vests as to 8,333 shares per month commencing April 30, 2006. The shares issuable upon exercise of the warrant have piggyback registration rights. In August 2006 the Company terminated the agreement. The consultant’s warrant vested as to 41,665 shares and the balance of 58,335 shares was forfeited.
  Leases
     During 2003, the Company had entered into a sublease lease agreement with an entity to lease office space for its primary administrative facility. A director of the Company is an indirect owner of the entity. As amended as of December 31, 2005, the lease term is from November 1, 2003 through October 31, 2007 and carries an option to renew for two additional years with a 10 percent increase in the rental rate. Monthly rent is $3,740 per month under this lease for approximately 1,225 square feet, and for comprehensive office support services, including reception, parking and conference facilities.
     In January 2006, the Company amended the existing sublease agreement whereby it increased its monthly rents from $3,740 to $6,208 and expires July 31, 2007 with an option to renew for two additional years. The increase in rent was for an increase of space of approximately 475 square feet, and for additional common area use, expanded office services, including a computer network and additional parking spaces.
     In July 2006, the Company acquired two additional offices comprising approximately 250 square feet, and additional parking spaces. The Company expects that the increase in the rent it pays to the landlord will be less than $1,000 per month; however, the Company has not concluded negotiations with the landlord as to the exact amount of the additional rent.
     In November 2003, the Company entered into a lease for a research and development facility located in Queensland, Australia. The term of the lease is from November 15, 2003 through March 15, 2006 and carries an option to renew for two additional years each with an increase of the greater of 5% or the increase in the then current Australian Consumer Price Index. Monthly rent is AUD $1,292 (approximately US $1,000) per month under this lease. In March 2006, the Company entered into a new lease for this facility for a term of two years commencing March 15, 2006. Monthly rent is AUD $1,462 (approximately US $1,100) per month.
     In September 2005, the Company entered into a lease for a testing facility located in Morgan Hill, California. The term of the lease is from September 1, 2005 through August 31, 2007 and carries an option to renew for two additional years at the then prevailing market rate. Monthly rent is $2,240 per month under this lease. The lease was amended in February 2006 for additional space. Monthly rate under the amended lease is $4,160 per month.
     Total rent expense under these leases for the years ended December 31, 2004 and 2005, and the six and three months ended June 30, 2005 and 2006, is $33,720, $44,180, $13,600, $10,200, $76,656, and $35,518, respectively.
     The following is a schedule by years of future minimum rental payments required under the non-cancelable operating leases as of

December 31, 2005 and June 30, 2006:

	December 31,	June 30,
Periods Ending December 31,	2005	2006
		(Unaudited)
2006(1)	$109,781	$68,874
2007	88,224	94,000
2008	3,655	3,000

Total	$201,660	$165,874

(1)	The December 31, 2005 columns reflect the 2006 future minimum lease payments anticipated for the full year 2006. The June 30, 2006 column reflects the 2006 future minimum lease payments anticipated of the period July 1, 2006 to December 31, 2006.
11. Subsequent events
     Subsequent to June 30, 2006, $1,127,658 of the convertible notes plus $112 of interest were converted to 1,611,100 shares of stock at $0.70 per share.
     In August 2006, the Company approved and authorized a grant to non-employee directors options to purchase 120,000 shares of common stock at an exercise price of $2.255 per share. The options vest in twelve months and expire in five years. The Company also approved and authorized a grant to a non-employee director an option to purchase 30,000 shares of common stock at an exercise price of $2.255 per share. The option vests immediately and expires in one year.
     On August 8, 2006, the Compensation Committee of the Board of Directors approved an increase in the base annual salary of one of the Company’s officers from $150,000 to $200,000, effective as of such date.
     As of September 20, 2006, individuals exercised outstanding warrants, at prices ranging from $0.50 to $1.50 per share, to purchase an additional 373,202 shares for an aggregate $400,702 gross and net proceeds.
     In September 2006, the Company entered into what is sometimes termed an equity line of credit arrangement with a private equity fund (“the Fund”). The Company has assumed that it will put $9,913,400, or all 7,000,000 shares, based on a closing price of its common stock on September 20, 2006 of $1.46 per share, less the 3% discount applicable to the price per share that the Fund would pay under the terms of the line of credit. However, this may not in fact be the case. If the Company were to put more than the amount that would require it to issue the 7,000,000 shares being registered hereunder, the Company would be required to file a new registration statement with regard to the excess number of shares and have it declared effective by the Securities and Exchange Commission before the Company could make further puts under the equity line of credit. In addition, when amounts are drown upon under the facility, the Company will pay a commission equal to 8% of such drawdown to its investment banker.
     As of September 20, 2006, the Company has not drawn down any portion of the $10,000,000 commitment, leaving the entire $10,000,000 available under the equity line of credit.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Our Articles of Incorporation provide that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages for breach of fiduciary duty as a director or officer of this corporation. Our bylaws and Articles of Incorporation also provide that we shall, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, indemnify each person who serves at any time as a director, officer, employee or agent of Save the World Air, Inc. from and against any and all expenses, judgments, fines, settlements and other amounts actually and reasonable incurred in connection with any proceeding arising by reason of the fact that he is or was a director, officer, employee or agent of Save the World Air, Inc. We also have the power to defend such person from all suits or claims in accord with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.
     Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee	$1,198
Accounting fees and expenses	29,000	*
Legal fees and expenses	25,000	*
Printing and related expenses	15,000	*
Transfer agent fees and expenses	1,000	*
Miscellaneous	1,000	*

Total	$72,198	*

*	Estimated.
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
     From June 9, 2003 through October 16, 2003, the Company sold 8,417,414 shares of common stock and issued 8,417,414 warrants to purchase common stock for gross proceeds of $2,104,353 (net proceeds $2,027,768) as a part of an offering of common stock and warrants between November 26, 2002 and October 16, 2003.
     In November 2003, the Company sold 60,000 shares of common stock (which stock was issued in April 2004) and a warrant to purchase up to 60,000 shares of common stock exercisable at $0.50 per share for five years, in consideration of the cancellation of a loan in the amount of $15,000 made to us by Joette Masry, the wife of the Company’s late Chief Executive Officer, Edward L. Masry.
     In February 2004, the Company issued 488,560 shares of common stock to five individuals who provided services to the Company in connection with this private offering of Common Stock.
     In March 2004, the Company issued options to purchase a total 1,172,652 shares of common stock to certain of its directors, officers and employees.
     In July 2004, the Company issued ten-year warrants to purchase 1,000,000 shares of common stock in connection with patent acquisition agreements with two individuals. These warrants are exercisable at $1.00 per share. In addition, in October 2004, the Company issued one-year warrants to purchase 50,000 shares of common stock pursuant to a distribution agreement with another individual, which warrants are exercisable at $1.00 per share. In November 2004, the Company issued five-year warrants to another individual to purchase 50,000 shares of common stock pursuant to a consulting agreement with such individual, which warrants were exercisable at $1.00 per share.
     During 2004, the Company issued an aggregate of 850,000 shares of common stock to six individuals who were advisors or consultants to the Company and certain of their designees, in exchange for advisory and consulting services rendered to the Company. Of such shares, 250,000 shares vested upon issuance thereof, 300,000 of such shares vested on April 1, 2004 and the remainder vested on April 1, 2005.
     Also during 2004, the Company issued 960,500 shares of common stock to 12 persons in connection with the exercise, at various exercise prices, of previously-issued warrants. The Company received aggregate gross and net proceeds of $194,200 in connection with such exercises.
     From July 2004 through July 2005, the Company engaged in a private offering of units, comprised of shares of common stock and one-year warrants to purchase an equal number of shares of our common stock at an exercise price of $1.50 per share. The expiration date of each of these warrants has been extended for an aggregate of one additional year from their respective dates of issuance, for a total term of two years from their respective dates of issuance. In this offering, the Company sold an aggregate of 2,872,000 such units, consisting of 2,872,000 shares of common stock and warrants to purchase 2,872,000 shares of common stock exercisable at $1.50 per share. For the sale of such units, the Company received aggregate gross proceeds of $2,872,000 (net proceeds of $2,761,620).
     In January 2005, the Company issued 50,500 shares to two individuals in connection with their exercise of warrants, for which we received gross and net proceeds of $50,200.
     In July 2005, the Company issued options to purchase 2,085,909 shares of common stock to certain of the Company’s directors, officers and employees.
     From August through September 2005, the Company sold an aggregate $1,501,378 principal amount of its 9% Convertible Promissory Notes due July 31, 2006 (the “Investor Notes”) and Warrants (the “Investor Warrants”) to purchase an aggregate of 3,217,239 shares of Common Stock, which Investor Warrants expire on August 31, 2007. The Company received gross proceeds of $1,501,378 (net proceeds of $1,428,432). The Investor Notes are convertible at $0.70 per share and the Investor Warrants are exercisable at $1.00 per share. As part of the offering, warrants exercisable for an additional 53,627 shares of the Company’s common stock were issued to the Company’s placement agent.
     From October 2005 through February 2006, the Company received gross proceeds of $1,075,000 (net proceeds of $935,250) in connection with the issuance of 9% Subordinated Convertible Notes due May 31, 2006 (the “Bridge Notes”) and two-year Warrants (the “Bridge Warrants”) to purchase 2,303,568 shares of Common Stock in a private offering conducted by Spencer Clarke, LLC of New York, as the Company’s placement agent. The Bridge Notes are convertible at $0.70 per share and the Bridge Warrants are exercisable at $1.00 per share. As part of the offering, warrants exercisable for an additional 153,572 shares of the Company’s common stock were issued to the Company’s placement agent. In 2006, all of the Bridge Notes were converted into a total of 1,535,715 shares of Common Stock on or before the maturity date.
     During 2005, the Company issued warrants to purchase 35,000 shares of common stock exercisable at $1.00 per common share. Of this total, two-year warrants to purchase 25,000 shares were issued as part of the terms of a consulting agreement and three-year warrants to purchase 10,000 shares were issued in settlement of a claim.
     In December 2005, the Company issued a total of 846,548 shares of common stock to eight persons in settlement of an aggregate $625,521 of accounts payable.
     In February 2006, the Company issued options to purchase a total of 1,163,605 shares of common stock to certain of its directors, officers and employees. Also in February 2006, the Company issued warrants to purchase a total of 250,000 shares of common stock at $.40 per share to a consultant upon the successful completion of an agreement between the Company and such individual.
     In March 2006, the Company issued 295,314 shares of its common stock in connection with the conversion of $206,720 aggregate principal amount of Investor Notes.
     In April 2006, the Company issued 10,000 shares of common stock in connection with the conversion of $7,000 aggregate principal amount of Investor Notes.
     In April 2006, the Company sold an aggregate 473,000 shares of common stock and warrants to purchase 118,250 additional shares of common stock at $2.60 per share, to two investors who are not “U.S. persons” as that term is defined in Rule 902 of Regulation S promulgated under the Securities Act of 1933, as amended. Gross proceeds to the Company in connection with these issuances were $737,881 and net proceeds were $667,803.
     Also in April 2006, the Company issued a five-year warrant to one service provider in connection with services to be provided. The warrant was exercisable for up to 100,000 shares of common stock at an exercise price of $2.30 per share and vests as to 8,333 shares per month commencing April 30, 2006. This warrant vested as to 41,665 shares and was forfeited as to the balance of 58,335 shares upon the termination of the service provider’s services as of August 31, 2006. The 41,665 shares issuable upon exercise of the vested portion of the warrant have piggyback registration rights.
     In May 2006, the Company sold an aggregate 873,018 shares of common stock and warrants to purchase 436,511 additional shares of common stock at $2.70 per share, for an aggregate $1,650,009 gross proceeds ($1,435,508 net proceeds). In addition, warrants exercisable for 87,302 shares of the Company’s common stock were issued to the Company’s placement agent.
     During the six-month period ended June 30, 2006, individuals exercised outstanding warrants to purchase a total of 1,745,250 shares of the Company’s common stock for an aggregate $1, 117,625 gross and net proceeds. Subsequent to June 30, 2006 and through September 20, 2006, individuals exercised outstanding warrants, at various exercise prices, to purchase an additional 372,202 shares for an aggregate $400,702 gross and net proceeds.
     The issuances of the securities described above were made in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, or Regulations D or S promulgated thereunder.
ITEM 27. EXHIBITS

Exhibit No.		Description
3.1	(1)	Articles of Incorporation, as amended, of the Registrant.

3.2	(1)	Bylaws of the Registrant.

5	**	Opinion of counsel.

10.1	(13)	Commercial Sublease dated as of January 1, 2006 between the Registrant and KZ Golf, Inc.

10.2	(12)	General Tenancy Agreement dated March 14, 2006 between the Registrant and Autumlee Pty Ltd.

10.3	(3)	Agreement dated December 13, 2002 between the Registrant and RAND.

10.4	(2)***	Agreement dated May 7, 2003 between the Registrant and RAND.

10.5	(4)	Modification No. 1 dated as of August 21, 2003 to Exhibit 10.4.

10.6	(4)	Modification No. 2 dated as of October 17, 2003 to Exhibit 10.4.

10.7	(4)	Modification No. 3 dated as of January 20, 2004 to Exhibit 10.4.

10.8	(5)	Deed and Document Conveyance between the Trustee of the Property of Jeffrey Ann Muller and Lynette Anne Muller (Bankrupts).

10.9	(5)	Assignment and Bill of Sale dated May 28, 2002 between the Registrant and Kevin Charles Hart.

10.10	(6)†	Employment Agreement dated December 1, 2003 between the Registrant and Edward L. Masry.

10.11	(14)†	Amended and Restated Employment Agreement dated as of October 5, 2005 between the Registrant and Eugene E. Eichler.

10.12	(14)†	Amended and Restated Employment Agreement dated as of October 5, 2005 between the Registrant and Bruce H. McKinnon.

10.13	(7)	Save the World Air, Inc. 2004 Stock Option Plan

10.14	(9)	Form of Incentive Stock Option Agreement under 2004 Stock Option Plan

Exhibit No.		Description
10.15	(9)	Form of Non-Qualified Stock Option Agreement under 2004 Stock Option Plan

10.16	(9)	Consulting Agreement dated as of April 1, 2003 between the Registrant and Adrian Menzell

10.17	(10)	Amendment to Exhibit 10.16.

10.18	(9)	Consulting Agreement dated as of April 1, 2003 between the Registrant and Pat Baker

10.19	(10)	Amendment to Exhibit 10.18.

10.20	(9)	Consulting Agreement dated as of April 1, 2003 between the Registrant and John Kostic

10.21	(10)	Amendment to Exhibit 10.20.

10.22	(9)	Consulting Agreement dated as of October 1, 2004 between the Registrant and John Fawcett

10.23	(9)	Advisory Services Agreement dated as of July 7, 2003 between the Registrant and Sir Jack Brabham

10.24	(8)	License Agreement dated as of July 1, 2004 between the Registrant and Temple University — The Commonwealth System of Higher Education

10.25	(9)	Exclusive Capital Raising Agreement dated as of July 29, 2004 between the Registrant and London Aussie Marketing, Ltd.

10.26	(9)	Consulting Agreement dated as of November 19, 2004 between the Registrant and London Aussie Marketing, Ltd.

10.27	**	Amendment to Exhibit 10.26.

10.28	(9)†	Employment Agreement dated September 1, 2004 with Erin Brockovich

10.29	(9)	Representation Agreement dated as of October 1, 2004 between the Registrant and Gurminder Singh

10.30	(9)	Advisory Services Agreement dated as of August , 2002 between the Registrant and Bobby Unser, Jr.

10.31	(9)†	Advisory Services Agreement dated as of August , 2002 between the Registrant and Nate Sheldon

10.32	(9)	Assignment of Patent Rights dated as of September 1, 2003 between the Registrant and Adrian Menzell

10.33	(9)	Global Deed of Assignment dated June 26, 2004 between the Registrant and Adrian Menzell

10.34	(14)†	Amended and Restated Employment Agreement dated as of March 1, 2006 between the Registrant and John Richard Bautista, III

10.35	(11)	Lease dated August 15, 2005 between the Registrant and Thomas L. Jackson

10.36	(12)	Amendment dated February 1, 2006 to Exhibit 10.35.

10.37	(11)	Form of Registrant’s 9% convertible note issued in 2005 Interim Financing

10.38	(11)	Form of Registrant’s stock purchase warrant issued in 2005 Interim Financing

10.39	(12)	Form of Registrant’s 9% convertible note issued in 2005 Bridge Financing

10.40	(12)	Form of Registrant’s stock purchase warrant issued in 2005 Bridge Financing

10.41	(14)	Form of Registrant’s stock purchase warrant issued in 2006 Regulation S Financing

10.42	(14)	Form of Registrant’s stock purchase warrant issued in 2006 PIPE Financing

10.43	(15)	Investment Agreement dated as of September 15, 2006 between Registrant and Dutchess Private Equities Fund, L.P.

10.44	(15)	Registration Rights Agreement dated as of September 15, 2006 between Registrant and Dutchess Private Equities Fund, L.P.

Exhibit No.	Description
21**	List of subsidiaries

23*	Consent of Weinberg & Company, P.A.

24**	Power of Attorney (included on Signature Page)

*	Filed herewith.

**	Previously filed.

***	Confidential treatment previously requested.

†	Management contract or compensatory plan or arrangement.

(1)	Incorporated by reference from Registrant’s Registration Statement on Form 10-SB (Registration Number 000-29185), as amended, filed on March 2, 2000.

(2)	Incorporated by reference from Registrant’s Form 10-KSB for the fiscal year ended December 31, 2002.

(3)	Incorporated by reference from Registrant’s Form 8-K filed on December 30, 2002.

(4)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended March 31, 2004.

(5)	Incorporated by reference from Registrant’s Form 8-K filed on November 12, 2002.

(6)	Incorporated by reference from Registrant’s Form 10-KSB for the fiscal year ended December 31, 2003.

(7)	Incorporated by reference from Appendix C of Registrant’s Schedule 14A filed on April 30, 2004, in connection with its Annual Meeting of Stockholders held on May 24, 2004.

(8)	Incorporated by reference from Registrant Form 8-K filed on July 12, 2004.

(9)	Incorporated by reference from Registrant’s Form 10-KSB for the fiscal year ended December 31, 2004.

(10)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended June 30, 2005.

(11)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended September 30, 2005.

(12)	Incorporated by reference from Registrant’s Form 10-KSB for the year ended December 31, 2005.

(13)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended March 31, 2006.

(14)	Incorporated by reference from Registrant’s Registration Statement on Form SB-2 (File No. 333-135415).

(15)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed on September 21, 2006.
ITEM 28. UNDERTAKINGS
     A. We hereby undertake to:
     (1) File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.
     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (iii) Include any additional or changed information on the plan of distribution.
     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.
     (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertake that in a primary offering of the Company’s securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
     (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in North Hollywood, California on

Save The World Air, Inc.
By:	/s/ EUGENE E. EICHLER
Eugene E. Eichler
Chief Executive Officer and Chief Financial Officer (Principal Accounting Officer)

Date: October 30, 2006
POWER OF ATTORNEY
     The officers and directors of Save the World Air, Inc., whose signatures appear below, hereby constitute and appoint Eugene E. Eichler and Bruce H. McKinnon, and each of them, their true and lawful attorneys and agents, each with power to act alone, to sign, execute and cause to be filed on behalf of the undersigned any amendment or amendments, including post-effective amendments, to this registration statement of Save the World Air, Inc. on Form SB-2. Each of the undersigned does hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ EUGENE E. EICHLER	Chief Executive Officer, Chief Financial	October 30, 2006

Eugene E. Eichler	Officer and Director

/s/ BRUCE H. MCKINNON	President, Chief Operating Officer and Director	October 30, 2006

Bruce H. McKinnon

/s/ JOSEPH HELLEIS*	Chairman of the Board	October 30, 2006

Joseph Helleis

/s/ JOHN J. BROWN*	Director	October 30, 2006

John J. Brown

/s/ JOHN F. PRICE*	Director	October 30, 2006

John F. Price

/s/ CECIL KYTE*	Director	October 30, 2006

Cecil Kyte

*By:	/s/ EUGENE E. EICHLER

Eugene E. Eichler
Attorney-in-fact

Exhibit Index

Exhibit No.		Description
3.1	(1)	Articles of Incorporation, as amended, of the Registrant.

3.2	(1)	Bylaws of the Registrant.

5**		Opinion of counsel.

10.1	(13)	Commercial Sublease dated as of January 1, 2006 between the Registrant and KZ Golf, Inc.

10.2	(12)	General Tenancy Agreement dated March 14, 2006 between the Registrant and Autumlee Pty Ltd.

10.3	(3)	Agreement dated December 13, 2002 between the Registrant and RAND.

10.4	(2)***	Agreement dated May 7, 2003 between the Registrant and RAND.

10.5	(4)	Modification No. 1 dated as of August 21, 2003 to Exhibit 10.4.

10.6	(4)	Modification No. 2 dated as of October 17, 2003 to Exhibit 10.4.

10.7	(4)	Modification No. 3 dated as of January 20, 2004 to Exhibit 10.4.

10.8	(5)	Deed and Document Conveyance between the Trustee of the Property of Jeffrey Ann Muller and Lynette Anne Muller (Bankrupts).

10.9	(5)	Assignment and Bill of Sale dated May 28, 2002 between the Registrant and Kevin Charles Hart.

10.10	(6)†	Employment Agreement dated December 1, 2003 between the Registrant and Edward L. Masry.

10.11	(14)†	Amended and Restated Employment Agreement dated as of October 5, 2005 between the Registrant and Eugene E. Eichler.

10.12	(14)†	Amended and Restated Employment Agreement dated as of October 5, 2005 between the Registrant and Bruce H. McKinnon.

10.13	(7)	Save the World Air, Inc. 2004 Stock Option Plan

10.14	(9)	Form of Incentive Stock Option Agreement under 2004 Stock Option Plan

10.15	(9)	Form of Non-Qualified Stock Option Agreement under 2004 Stock Option Plan

10.16	(9)	Consulting Agreement dated as of April 1, 2003 between the Registrant and Adrian Menzell

10.17	(10)	Amendment to Exhibit 10.16.

10.18	(9)	Consulting Agreement dated as of April 1, 2003 between the Registrant and Pat Baker

10.19	(10)	Amendment to Exhibit 10.18.

10.20	(9)	Consulting Agreement dated as of April 1, 2003 between the Registrant and John Kostic

10.21	(10)	Amendment to Exhibit 10.20.

10.22	(9)	Consulting Agreement dated as of October 1, 2004 between the Registrant and John Fawcett

10.23	(9)	Advisory Services Agreement dated as of July 7, 2003 between the Registrant and Sir Jack Brabham

10.24	(8)	License Agreement dated as of July 1, 2004 between the Registrant and Temple University — The Commonwealth System of Higher Education

10.25	(9)	Exclusive Capital Raising Agreement dated as of July 29, 2004 between the Registrant and London Aussie Marketing, Ltd.

Exhibit No.		Description
10.26	(9)	Consulting Agreement dated as of November 19, 2004 between the Registrant and London Aussie Marketing, Ltd.

10.27	**	Amendment to Exhibit 10.26.

10.28	(9)†	Employment Agreement dated September 1, 2004 with Erin Brockovich

10.29	(9)	Representation Agreement dated as of October 1, 2004 between the Registrant and Gurminder Singh

10.30	(9)	Advisory Services Agreement dated as of August , 2002 between the Registrant and Bobby Unser, Jr.

10.31	(9)†	Advisory Services Agreement dated as of August , 2002 between the Registrant and Nate Sheldon

10.32	(9)	Assignment of Patent Rights dated as of September 1, 2003 between the Registrant and Adrian Menzell

10.33	(9)	Global Deed of Assignment dated June 26, 2004 between the Registrant and Adrian Menzell

10.34	(14)†	Amended and Restated Employment Agreement dated as of March 1, 2006 between the Registrant and John Richard Bautista, III

10.35	(11)	Lease dated August 15, 2005 between the Registrant and Thomas L. Jackson

10.36	(12)	Amendment dated February 1, 2006 to Exhibit 10.35.

10.37	(11)	Form of Registrant’s 9% convertible note issued in 2005 Interim Financing

10.38	(11)	Form of Registrant’s stock purchase warrant issued in 2005 Interim Financing

10.39	(12)	Form of Registrant’s 9% convertible note issued in 2005 Bridge Financing

10.40	(12)	Form of Registrant’s stock purchase warrant issued in 2005 Bridge Financing

10.41	(14)	Form of Registrant’s stock purchase warrant issued in 2006 Regulation S Financing

10.42	(14)	Form of Registrant’s stock purchase warrant issued in 2006 PIPE Financing

10.43	(15)	Investment Agreement dated as of September 15, 2006 between Registrant and Dutchess Private Equities Fund, L.P.

10.44	(15)	Registration Rights Agreement dated as of September 15, 2006 between Registrant and Dutchess Private Equities Fund, L.P.

21**		List of subsidiaries

23*		Consent of Weinberg & Company, P.A.

24**		Power of Attorney (included on Signature Page)

*	Filed herewith.

**	Previously filed.

***	Confidential treatment previously requested.

†	Management contract or compensatory plan or arrangement.

(1)	Incorporated by reference from Registrant’s Registration Statement on Form 10-SB (Registration Number 000-29185), as amended, filed on March 2, 2000.

(2)	Incorporated by reference from Registrant’s Form 10-KSB for the fiscal year ended December 31, 2002.

(3)	Incorporated by reference from Registrant’s Form 8-K filed on December 30, 2002.

(4)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended March 31, 2004.

(5)	Incorporated by reference from Registrant’s Form 8-K filed on November 12, 2002.

(6)	Incorporated by reference from Registrant’s Form 10-KSB for the fiscal year ended December 31, 2003.

(7)	Incorporated by reference from Appendix C of Registrant’s Schedule 14A filed on April 30, 2004, in connection with its Annual Meeting of Stockholders held on May 24, 2004.

(8)	Incorporated by reference from Registrant Form 8-K filed on July 12, 2004.

(9)	Incorporated by reference from Registrant’s Form 10-KSB for the fiscal year ended December 31, 2004.

(10)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended June 30, 2005.

(11)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended September 30, 2005.

(12)	Incorporated by reference from Registrant’s Form 10-KSB for the year ended December 31, 2005.

(13)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended March 31, 2006.

(14)	Incorporated by reference from Registrant’s Registration Statement on Form SB-2 (File No. 333-135415).

(15)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed on September 21, 2006.